Exhibit 99.1

        Note: The information contained in this Item 7 has been updated for the cash flow presentation requirements associated with the adoption of Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18"), as if it was adopted by the Company as of December 31, 2017. Within this Item 7, updates have been made to the Liquidity and Capital Resources section as applicable. There have been no other changes made since the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, originally filed on February 23, 2018 ("2017 10-K.") For significant developments since the filing of the 2017 10-K, refer to other periodic reports filed with the Securities and Exchange Commission ("SEC") through the date of this Current Report on Form 8-K.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        You should read the following discussion in conjunction with the sections of this report entitled "Forward-Looking Statements," "Risk Factors" and "Selected Financial Data," along with the historical consolidated financial statements including related notes, included in this report.

Overview

        Through our Structured Business, we invest in a diversified portfolio of structured finance assets in the multifamily and commercial real estate markets, primarily consisting of bridge and mezzanine loans, including junior participating interests in first mortgages, preferred and direct equity. Through our Agency Business, we originate, sell and service a range of multifamily finance products through GSE, HUD and CMBS programs. We retain the servicing rights and asset management responsibilities on substantially all loans we originate and sell under the GSE and HUD programs. We were previously externally managed and advised by ACM and, on May 31, 2017, we exercised our option to fully internalize our management team and terminate the existing management agreement. See Note 1—Description of Business for details about our business segments and Note 3—Acquisition of Our Former Manager's Agency Platform for details about the Acquisition and termination of the management agreement. We conduct our operations to qualify as a REIT. A REIT is generally not subject to federal income tax on its REIT-taxable income that is distributed to its stockholders, provided that at least 90% of its REIT-taxable income is distributed and provided that certain other requirements are met.

        Our operating performance is primarily driven by the following factors:

        Net interest income earned on our investments.    Net interest income represents the amount by which the interest income earned on our assets exceeds the interest expense incurred on our borrowings. If the yield on our assets increases or the cost or borrowings decreases, this will have a positive impact on earnings. However, if the yield earned on our assets decreases or the cost of borrowings increases, this will have a negative impact on earnings. Net interest income is also directly impacted by the size and performance of our asset portfolio. We recognize the bulk of our net interest income from our Structured Business. Additionally, we recognize net interest income from loans originated through our Agency Business, which are generally sold within 60 days of origination.

        Fees and other revenue recognized from originating, selling and servicing mortgage loans through the GSE and HUD programs.    Revenue recognized from the origination and sale of mortgage loans consists of gains on sale of loans (net of any direct loan origination costs incurred), commitment fees, broker fees, loan assumption fees and loan origination fees. These gains and fees are collectively referred to as gain on sales, including fee-based services, net. We record income from MSRs at the time of commitment to the borrower, which represents the fair value of the expected net future cash flows associated with the rights to service mortgage loans that we originate, with the recognition of a corresponding asset upon sale. We also record servicing revenue which consists of fees received for servicing mortgage loans, net of amortization on the MSR assets recorded. These origination, selling and servicing fees and other revenue began in the third quarter of 2016 as a result of the Acquisition and are included in our Agency Business results. Although we have long-established relationships with the GSE and HUD agencies, our operating performance would be negatively impacted if our business relationships with these agencies deteriorate.

        Income earned from our structured transactions.    Our structured transactions are primarily comprised of investments in equity affiliates, which represent unconsolidated joint venture investments formed to acquire, develop and/or sell real estate-related assets. If interest rates continue to rise, it is likely that income from these investments will continue to be significantly impacted. In addition, we periodically receive distributions from our equity investments. It is difficult to forecast the timing of such payments, which can be substantial in any given quarter. We account for structured transactions within our Structured Business.

        Credit quality of our loans and investments, including our servicing portfolio.    Effective portfolio management is essential to maximize the performance and value of our loan and investment and servicing portfolios. Maintaining the credit quality of the loans in our portfolios is of critical importance. Loans that do not perform in accordance with their terms may have a negative impact on earnings and liquidity.

Significant Developments During 2017

        Internalization of Management Team.    We exercised our option to fully internalize our management team and terminate the existing management agreement with ACM for $25.0 million. See Note 3—Acquisition of Our Former Manager's Agency Platform for details.

Capital Markets Activity.

  •
  In November 2017, we issued $143.8 million aggregate principal amount of 5.375% convertible senior unsecured notes, which mature in 2020, for net proceeds of $139.2 million;

  •
  We completed a public offering in which we sold 9,500,000 shares of our common stock for $8.05 per share, and received net proceeds of $76.2 million;

  •
  We purchased, at a discount, $20.9 million of our junior subordinated notes with a carrying value of $19.8 million and recorded a gain on extinguishment of debt of $7.1 million; and

  •
  We issued an additional $13.8 million of the 6.50% convertible senior unsecured notes under the same terms as the original issuance in October 2016 and received net proceeds of $13.4 million.

Financing Activity.

  •
  We closed three new collateralized securitization vehicles, CLO VII, CLO VIII and CLO IX (issued in December 2017), totaling $1.21 billion of real estate related assets and cash, of which $918.3 million of investment grade notes were issued to third party investors and below investment-grade notes of $61.0 million and $225.7 million of equity interests in the portfolios were retained by us;

  •
  We completed the unwinding of CLO IV, redeeming $219.0 million of outstanding notes which were repaid primarily from refinancing of the remaining assets within our financing facilities and other CLOs, as well as with cash held by CLO IV, and expensed $1.1 million of deferred financing fees into interest expense;

  •
  We increased capacity in our credit facilities and repurchase agreements by more than $200.0 million, including a new one-year $100.0 million agency repurchase agreement, and increased an existing structured credit facility by $75.0 million; and

  •
  In November 2017, we formed a $100.0 million Debt Fund and issued $70 million of variable rate notes which mature in 2025.

        Dividend.    We raised our quarterly common dividend to $0.21 per share in the first quarter of 2018, a 24% increase over the quarterly common dividend paid in the prior year comparable quarter of $0.17 per share.

Agency Business Activity.

  •
  Loan originations and sales totaled $4.46 billion and $4.81 billion, respectively; and

  •
  Our fee-based servicing portfolio grew 19.6% to $16.21 billion from $13.56 billion at December 31, 2016.

Structured Business Activity.

  •
  Loan originations totaled $1.84 billion with a weighted average interest rate of 7.04%;

  •
  Loan runoff totaled $924.1 million with a weighted average interest rate of 7.10%;

  •
  A fully reserved mezzanine loan with a UPB of $1.8 million paid off in full, resulting in a $1.8 million reserve recovery; and

  •
  We recorded impairment losses totaling $3.2 million on real estate owned properties based on impairment analyses performed.

Current Market Conditions, Risks and Recent Trends

        Our ability to execute our business strategy, particularly the growth of our Structured Business portfolio of loans and investments, depends on many factors, including our ability to access capital and financing on favorable terms. The past economic downturn had a significant negative impact on both us and our borrowers and limited our ability for growth. If similar economic conditions recur in the future, it may limit our options for raising capital and obtaining financing on favorable terms and may also adversely impact the creditworthiness of our borrowers which could result in their inability to repay their loans.

        We rely on the capital markets to generate capital for financing the growth of our business. While we have been successful in generating capital through the debt and equity markets throughout 2017, there can be no assurance that we will continue to have access to such markets. If we were to experience a prolonged downturn in the stock or credit markets, it could cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly.

        The Federal Reserve increased its targeted Federal Rate three times in 2017 for an aggregate increase of 75 basis points. To date, we have not been significantly impacted by these increases and do not anticipate a significant decline in origination volume or profitability as interest rates remain at historically low levels. We expect the current interest rate environment to continue for the near term as the Federal Reserve has stated that it will take a measured and conservative approach to future interest rate decisions.

        The Trump administration continues to focus on several issues that could impact interest rates and the U.S. economy, including the recently enacted Tax Reform. As a result of the Tax Reform, we expect to realize a benefit from the reduction of the corporate federal income tax rate from 35% to 21%, as our Agency Buisiness operates in a TRS. While there is uncertainty regarding the specifics and timing of any future policy changes, any such actions could impact our business.

        We are a national originator with Fannie Mae and Freddie Mac, and the GSEs remain the most significant providers of capital to the multifamily market. The Federal Housing Finance Agency ("FHFA") released the GSE 2018 Scorecard ("2018 Scorecard,") which established Fannie Mae's and Freddie Mac's loan origination caps at $35.0 billion ("2018 Caps") each for the multifamily finance market, a $1.5 billion decrease from the 2017 loan origination caps. Affordable housing loans, loans to small multifamily properties, and manufactured housing rental community loans continue to be excluded from the 2018 Caps. In addition, the definition of the affordable loan exclusions has added an extremely-high cost market category, continues to encompass affordable housing in high- and very-high cost markets and allows for an exclusion from the 2018 Caps for the pro-rata portion of any loan on a multifamily property that includes affordable units. The 2018 Scorecard continues to provide FHFA the flexibility to review the estimated size of the multifamily loan origination market quarterly and proactively adjust the 2018 Caps accordingly. The 2018 Scorecard also continues to provide exclusions for loans to properties in underserved markets and for loans to finance certain energy or water efficiency improvements, however, to qualify for this exclusion, the projected annual energy or water savings must be at least 25%. Our originations with the GSEs are highly profitable executions as they provide significant gains from the sale of our loans, non-cash gains related to MSRs and servicing revenues, therefore, a decline in our GSE originations would negatively impact our financial results. We are unsure whether the FHFA will impose stricter limitations on GSE multifamily production volume in the future.

        The commercial real estate markets continue to improve, but uncertainty remains as a result of global market instability, the current political climate and other matters and their potential impact on the U.S. economy and commercial real estate markets. In addition, the growth in multifamily rental rates seen over the past few years are showing signs of stabilizing. If real estate values decline and/or rent growth subsides, it may limit our new mortgage loan originations since borrowers often use increases in the value of, and revenues produced from, their existing properties to support the purchase or investment in additional properties. Declining real estate values may also significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans as well as our ability to originate, sell and securitize loans, which would significantly impact our results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

        The economic environment over the past few years has experienced continued improvement in commercial real estate values, which has generally increased payoffs and reduced the credit exposure in our loan and investment portfolio. We have made, and continue to make, modifications and extensions to loans when it is economically feasible to do so. In some cases, a modification is a more viable alternative to foreclosure proceedings when a borrower cannot comply with loan terms. In doing so, lower borrower interest rates, combined with non-performing loans, would lower our net interest margins when comparing interest income to our costs of financing. However, since 2013, the levels of modifications and delinquencies have declined as property values have increased and borrowers' access to financing has improved. If the markets were to deteriorate and the U.S. experienced a prolonged economic downturn, we believe there could be additional loan modifications and delinquencies, which may result in reduced net interest margins and additional losses throughout our sector.

Changes in Financial Condition

Assets—Comparison of balances at December 31, 2017 to December 31, 2016:

        Cash and cash equivalents decreased $34.3 million, primarily due to an increase in restricted cash from proceeds available to fund additional loans in CLO IX which closed in late December 2017, the payment of distributions to our stockholders, funding of structured loans and investments growth (net of new debt financings) and the payment made to fully internalize our management team and terminate the existing management agreement with our Former Manager, partially offset by cash from operations of the business and proceeds from the public offering of our common stock.

        Restricted cash increased $110.1 million, primarily due to proceeds available in CLO IX for the purpose of funding additional loans subsequent to the closing date in late December 2017. Restricted cash is kept on deposit with the trustees for our CLOs and primarily represents proceeds available for redeployment into new assets or disbursement to bondholders primarily from loan payoffs and paydowns, as well as unfunded loan commitments and interest payments received from loans. Restricted cash for the Agency Business represents cash collateral for possible losses resulting from loans originated under the Fannie Mae DUS program in accordance with the terms of the loss-sharing agreements.

        Our Structured loan and investment portfolio balance was $2.66 billion and $1.80 billion at December 31, 2017 and 2016, respectively. This increase was primarily due to loan originations exceeding payoffs and other reductions by $918.9 million. See below for details.

        Our portfolio had a weighted average current interest pay rate of 6.28% and 5.71% at December 31, 2017 and 2016, respectively. Including certain fees earned and costs associated with the Structured portfolio, the weighted average current interest rate was 6.99% and 6.39% at December 31, 2017 and 2016, respectively. Advances on our financing facilities totaled $2.24 billion and $1.35 billion at December 31, 2017 and 2016, respectively, with a weighted average funding cost of 4.12% and 3.91%, respectively, which excludes financing costs. Including the financing costs, the weighted average funding rate was 4.83% and 4.45% at December 31, 2017 and 2016, respectively. Activity from our Structured Business portfolio was comprised of the following ($ in thousands):

	Year Ended December 31,
	2017	2016
Loans originated	$1,842,974	$847,683
Number of loans	93	70
Weighted average interest rate	7.04%	6.74%
Loans paid-off / paid-down	$924,120	$553,409
Number of loans	64	54
Weighted average interest rate	7.10%	6.97%
Loans extended	$426,183	$569,134
Number of loans	48	51

        Our loans held-for-sale from the Agency Business decreased $375.9 million, primarily related to loan sales exceeding loan originations by $352.5 million during 2017 as noted in the following table (in thousands). These loans are generally sold within 60 days from the loan origination date.

	Loan Originations	Loan Sales
Fannie Mae	$2,929,481	$3,223,953
Freddie Mac	1,322,498	1,399,029
FHA	189,087	170,554
CMBS/Conduit	21,370	21,370

Total	$4,462,436	$4,814,906

        Our capitalized mortgage servicing rights increased $24.9 million at December 31, 2017, primarily due to MSRs recorded on new loan originations, partially offset by amortization and write-offs. Our capitalized mortgage servicing rights represent the estimated value of our rights to service mortgage loans for others. At December 31, 2017, the weighted average estimated life remaining of our MSRs was 7.2 years.

        Securities held-to-maturity totaling $27.8 million represents the retained portions of the bottom tranche bonds, or "B Piece" of Freddie Mac SBL program securitizations. See Note 8—Securities Held-to-Maturity for details.

        Goodwill and other intangible assets increased $24.3 million, primarily due to $25.0 million of goodwill recorded in connection with the internalization of our management team and termination of our existing management agreement with our Former Manager. See Note 3—Acquisition of Our Former Manager's Agency Platform for details.

Liabilities—Comparison of balances at December 31, 2017 to December 31, 2016:

        Credit facilities and repurchase agreements decreased $378.1 million, primarily due to a $368.6 million decrease in financings on our loans held-for-sale, as a result of loan sales exceeding loan originations during 2017.

        Collateralized loan obligations increased $690.0 million due to the issuances of three new CLOs, where we issued a total of $918.3 million of notes to third party investors, partially offset by the unwind of a CLO totaling $219.0 million.

        We formed a Debt Fund where we issued an aggregate of $70.0 million of floating rate notes to third party investors. See Note 12—Debt Obligations for details.

        Convertible senior unsecured notes increased $150.6 million, primarily due to the issuance of $143.8 million of 5.375% convertible senior unsecured notes and an additional $13.8 million of the 6.50% convertible senior unsecured notes. See Note 12—Debt Obligations for details.

        Junior subordinated notes decreased $18.3 million, primarily due to the repurchase of certain of our junior subordinated notes with a carrying value of $19.8 million. We recorded a gain of $7.1 million upon extinguishment of this debt in the first quarter of 2017.

Equity

        In May 2017, we completed a public offering where we sold 9,500,000 shares of our common stock for $8.05 per share, and received net proceeds of $76.2 million. We used $25.0 million of the proceeds to exercise our option to fully internalize our management team and terminate the existing management agreement with our Former Manager. The remaining amount was used to make investments and for general corporate purposes. We currently have $179.8 million available under our $500.0 million shelf registration statement.

Distributions

        The following table presents dividends declared (on a per share basis) for 2017:

Common Stock		Preferred Stock
			Dividend(1)
Declaration Date	Dividend	Declaration Date	Series A	Series B	Series C
November 1, 2017	$0.19	November 1, 2017	$0.515625	$0.484375	$0.53125
August 2, 2017	$0.18	August 2, 2017	$0.515625	$0.484375	$0.53125
May 3, 2017	$0.18	May 3, 2017	$0.515625	$0.484375	$0.53125
March 1, 2017	$0.17	February 3, 2017	$0.515625	$0.484375	$0.53125

(1)
The dividend declared on November 1, 2017 was for September 1, 2017 through November 30, 2017. The dividend declared on August 2, 2017 was for June 1, 2017 through August 31, 2017. The dividend declared on May 3, 2017 was for March 1, 2017 through May 31, 2017. The dividend declared on February 3, 2017 was for December 1, 2016 through February 28, 2017.

        Common Stock—On February 21, 2018, the Board of Directors declared a cash dividend of $0.21 per share of common stock. The dividend is payable on March 21, 2018 to common stockholders of record as of the close of business on March 8, 2018.

        Preferred Stock—On February 2, 2018, the Board of Directors declared a cash dividend of $0.515625 per share of 8.25% Series A preferred stock; a cash dividend of $0.484375 per share of 7.75% Series B preferred stock; and a cash dividend of $0.53125 per share of 8.50% Series C preferred stock. These amounts reflect dividends from December 1, 2017 through February 28, 2018 and are payable on February 28, 2018 to preferred stockholders of record on February 15, 2018.

Deferred Compensation

        In 2017, we issued 395,339 shares of restricted stock to employees of ours and our Former Manager, including our chief executive officer, 74,375 shares to the independent members of the Board of Directors and up to 448,980 performance-based restricted common stock units to our chief executive officer. We also granted our chief executive officer 357,569 shares of performance-based restricted stock as a result of meeting the goals related to the integration of the Acquisition. See Note 18—Equity for details.

Comparison of Results of Operations for Years Ended 2017 and 2016

        The following table provides our consolidated operating results ($ in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2017	2016	Amount	Percent
Interest income	$156,177	$116,173	$40,004	34%
Other interest income, net	—	2,539	(2,539)	(100)%
Interest expense	90,072	63,623	26,449	42%

Net interest income	66,105	55,089	11,016	20%

Other revenue:
Gain on sales, including fee-based services, net	72,799	24,594	48,205	196%
Mortgage servicing rights	76,820	44,941	31,879	71%
Servicing revenue, net	29,210	9,054	20,156	nm
Property operating income	10,973	14,881	(3,908)	(26)%
Other income, net	685	1,041	(356)	(34)%

Total other revenue	190,487	94,511	95,976	102%

Other expenses:
Employee compensation and benefits	92,126	38,647	53,479	138%
Selling and administrative	30,738	17,587	13,151	75%
Acquisition costs	—	10,262	(10,262)	(100)%
Property operating expenses	10,482	13,501	(3,019)	(22)%
Depreciation and amortization	7,385	5,022	2,363	47%
Impairment loss on real estate owned	3,200	11,200	(8,000)	(71)%
Provision for loss sharing (net of recoveries)	(259)	2,235	(2,494)	nm
Provision for loan losses (net of recoveries)	(456)	(134)	(322)	nm
Management fee—related party	6,673	12,600	(5,927)	(47)%

Total other expenses	149,889	110,920	38,969	35%

Income before gain on extinguishment of debt, gain on sale of real estate, (loss) income from equity affiliates and provision for income taxes	106,703	38,680	68,023	176%
Gain on extinguishment of debt	7,116	—	7,116	100%
Gain on sale of real estate	—	11,631	(11,631)	(100)%
(Loss) income from equity affiliates	(2,951)	12,995	(15,946)	nm
Provision for income taxes	(13,359)	(825)	(12,534)	nm

Net income	97,509	62,481	35,028	56%

Preferred stock dividends	7,554	7,554	—	—
Net income attributable to noncontrolling interest	24,120	12,131	11,989	99%

Net income attributable to common stockholders	$65,835	$42,796	$23,039	54%

  nm—not meaningful

        The following table presents the average balance of our Structured Business interest-earning assets and interest-bearing liabilities, associated interest income (expense) and the corresponding weighted average yields ($ in thousands):

	Year Ended December 31,
	2017			2016
	Average Carrying Value(1)	Interest Income / Expense	W/A Yield / Financing Cost(2)	Average Carrying Value(1)	Interest Income / Expense	W/A Yield / Financing Cost(2)
Structured Business interest-earning assets:
Bridge loans	$1,775,793	$118,396	6.67%	$1,510,811	$95,211	6.28%
Preferred equity investments	105,947	9,335	8.81%	78,620	5,809	7.37%
Mezzanine / junior participation loans	96,329	7,616	7.91%	111,018	7,762	6.97%

Core interest-earning assets	1,978,069	135,347	6.84%	1,700,449	108,782	6.38%
Cash equivalents	198,860	1,179	0.59%	206,971	840	0.41%

Total interest-earning assets	$2,176,929	136,526	6.27%	$1,907,420	109,622	5.73%

Structured Business interest-bearing liabilities:
CLO	$983,807	39,442	4.01%	$846,324	30,239	3.56%
Warehouse lines	223,856	9,531	4.26%	181,169	6,427	3.54%
Unsecured debt	214,634	18,018	8.39%	117,983	9,718	8.21%
Trust preferred	155,692	6,420	4.12%	175,858	6,358	3.61%
Debt Fund	8,978	530	5.90%	—	—	—
Interest rate swaps	—	195	—	—	5,201	—

Total interest-bearing liabilities	$1,586,967	74,136	4.67%	$1,321,334	57,943	4.37%

Net interest income		$62,390			$51,679

(1)
Based on UPB for loans, amortized cost for securities and principal amount for debt.

(2)
Weighted average yield calculated based on annualized interest income or expense divided by average carrying value.

Net Interest Income

        The increase in interest income is comprised of $26.9 million from our Structured Business and $13.1 million from our Agency Business. The $26.9 million, or 25%, increase from our Structured Business was primarily due to a 16% increase in our average core interest-earning assets, as a result of loan originations exceeding loan payoffs, and a 7% increase in the average yield on core interest-earning assets, largely due to increases in the average LIBOR rate and acceleration fees from early runoff. The increase in our Agency Business is due to the full period impact in 2017 of the Acquisition completed in the third quarter of 2016.

        Other interest income, net was $2.5 million in 2016. During 2015, we acquired a $116.0 million defaulted first mortgage at par, which paid off during 2015. In 2016, additional funds held in escrow from the note payoff were released following an arbitration proceeding and we recognized net other interest income totaling $2.5 million.

        The increase in interest expense is comprised of $16.2 million from our Structured Business, $8.2 million from our Agency Business and $2.1 million from the seller financing entered into in connection with the Acquisition. The $16.2 million, or 28%, increase from our Structured Business was primarily due to a 20% increase in the average balance of our interest-bearing liabilities and a 7% increase in the average cost of our interest-bearing liabilities. The increase in the average debt balance was due to growth in our loan portfolio, resulting in the issuance of our convertible senior unsecured notes, CLOs and a Debt Fund. The increase in the average cost of our interest-bearing liabilities was primarily due to an increase in the average LIBOR rate, partially offset by the runoff of swaps in the first quarter of 2017. The increases from our Agency Business and seller financing are due to the full period impact in 2017 of the Acquisition.

Agency Business Revenue

        The increase in gain on sales, including fee-based services was primarily due to a $3.32 billion increase in loan sales, as a result of the full period impact in 2017 of the Acquisition, as well as loans originated late in 2016 that sold in 2017, partially offset by a 14 basis point decrease in the sales margin (gain on sales, including fee-based services, net as a percentage of loan sales volume) from 1.65% to 1.51% in 2017, primarily due to an increase in larger Fannie Mae loans originated in 2017 which generally yield a lower sales margin.

        The increase in income from MSRs was primarily due to a $2.21 billion increase in loan commitment volume, primarily a result of the full period impact in 2017 of the Acquisition. This increase was partially offset by a 34 basis point decrease in the MSR rate (income from MSRs as a percentage of loan commitment volume) from 2.11% to 1.77% in 2017, primarily due to an increase in the percentage of Freddie Mac SBL loans commitment volume in 2017, which carry lower servicing fees.

        The increase in servicing revenue was primarily due to an increase in our servicing portfolio and the full period impact in 2017 of the Acquisition. Our servicing portfolio increased 20% from $13.56 billion at December 31, 2016 to $16.21 billion at December 31, 2017. Our servicing revenue, net in 2017 and 2016 includes $47.2 million and $21.7 million of amortization expense, respectively.

Other Expenses

        The increase in employee compensation and benefits expense is comprised of $48.8 million from our Agency Business and $4.7 million from our Structured Business. The increase in our Agency Business was primarily due to the full period impact in 2017 of the Acquisition, an increase in commissions and headcount as a result of portfolio growth and compensation expense recorded directly by the Agency Business, which was previously charged through the management fee prior to the internalization of our management team and termination of our existing management agreement with our Former Manager effective May 31, 2017. The $4.7 million, or 31%, increase from our Structured Business was primarily associated with the employees that transferred to us as a result of the internalization of our management team and termination of the existing management agreement.

        The increase in selling and administrative expenses is comprised of $11.1 million from our Agency Business and $2.1 million from our Structured Business. The increase in our Agency Business is primarily due to the full period impact in 2017 of the Acquisition. The $2.1 million, or 21%, increase from our Structured Business was primarily due to an increase in professional fees, as well as rent expense that was recorded directly by the Structured Business, which was previously charged through the management fee prior to the Acquisition, as the lease contracts were assumed in connection with the Acquisition.

        Acquisition costs in 2016 represent costs incurred related to the Acquisition, which was completed in July 2016. See Note 3—Acquisition of Our Former Manager's Agency Platform for details.

        The increase in depreciation and amortization is comprised of $3.0 million from our Agency Business partially offset by a $0.7 million decrease from our Structured Business. The increase in our Agency Business is due to the full period impact in 2017 of the amortization of intangibles related to the Acquisition.

        Impairment loss on real estate owned was $3.2 million and $11.2 million in 2017 and 2016, respectively. During 2016, we determined that our hotel property exhibited indicators of impairment and, as a result, we recorded an impairment loss. The impairment loss in 2017 primarily relates to a further impairment of $2.7 million on this property resulting from additional market analyses received.

        The decrease in our provision for loss sharing was primarily related to a $3.3 million reversal of a specific reserve related to a Fannie Mae DUS loan that settled with no loss share in our Agency Business, partially offset by the full period impact in 2017 of the Acquisition.

        The decrease in management fee—related party was due to the internalization of our management team and termination of the existing management agreement with our Former Manager effective May 31, 2017.

Gain on Extinguishment of Debt

        During 2017, we purchased, at a discount, certain of our junior subordinated notes with a carrying value of $19.8 million and recorded a gain on extinguishment of debt of $7.1 million.

Gain on Sale of Real Estate

        During 2016, we sold three multifamily properties and a hotel property for $50.7 million and recognized a gain of $11.6 million.

(Loss) Income from Equity Affiliates

        Loss from equity affiliates was $3.0 million in 2017 comprised primarily of a $5.5 million charge for our proportionate share of a litigation settlement and a $1.7 million loss incurred from our investment in a residential mortgage banking business, partially offset by distributions from other equity investments totaling $4.0 million. We recognized income from equity affiliates of $13.0 million in 2016 comprised primarily of $10.0 million of income from our investment in a residential mortgage banking business and a $2.8 million distribution from one of our investments. See Note 9—Investments in Equity Affiliates for details.

Provision for Income Taxes

        Our 2017 results of operations included the impact of the enactment of the Tax Reform, which was signed into law on December 22, 2017. Among numerous provisions included in the new tax law was the reduction of the corporate federal income tax rate from 35% to 21%. The provision for income taxes for 2017 includes the newly enacted corporate federal income tax rate of 21% resulting in approximately a $5.3 million deferred income tax benefit, which is reflected in the consolidated statements of income. The deferred income tax benefit was primarily the result of applying the new lower income tax rates to our net long-term deferred tax assets and liabilities recorded on our consolidated balance sheets. The final impact of Tax Reform may differ due to, among other things, changes in interpretations, assumptions made by us, the issuance of additional guidance and actions we may take as a result of the Tax Reform.

        The provision for income taxes was $13.4 million for 2017, which consisted of a current provision of $20.8 million and a deferred benefit of $7.4 million. The deferred tax benefit includes the effect of the reduction in the newly enacted corporate federal income tax rate on our Agency Buisiness. The provision for income taxes primarily represents federal and state taxes related to the Agency Business, which was acquired by the TRS Consolidated Group in July 2016.

Net Income Attributable to Noncontrolling Interest

        The noncontrolling interest relates to the 21,230,769 OP Units issued to satisfy a portion of the aggregate purchase price of the Acquisition, which represents approximately 25.6% of our outstanding stock at December 31, 2017. The OP Units are redeemable for cash, or at our option, for shares of our common stock on a one-for-one basis.

Comparison of Results of Operations for Years Ended 2016 and 2015

        The following table provides our consolidated operating results ($ in thousands):

	Year Ended December 31,		Increase / (Decrease)
	2016	2015	Amount	Percent
Interest income	$116,173	$106,769	$9,404	9%
Other interest income, net	2,539	7,884	(5,345)	(68)%
Interest expense	63,623	49,720	13,903	28%

Net interest income	55,089	64,933	(9,844)	(15)%

Other revenue:
Gain on sales, including fee-based services, net	24,594	—	24,594	nm
Mortgage servicing rights	44,941	—	44,941	nm
Servicing revenue, net	9,054	—	9,054	nm
Property operating income	14,881	27,666	(12,785)	(46)%
Other income, net	1,041	270	771	nm

Total other revenue	94,511	27,936	66,575	nm

Other expenses:
Employee compensation and benefits	38,647	17,500	21,147	121%
Selling and administrative	17,587	9,392	8,195	87%
Acquisition costs	10,262	3,134	7,128	nm
Property operating expenses	13,501	23,238	(9,737)	(42)%
Depreciation and amortization	5,022	5,436	(414)	(8)%
Impairment loss on real estate owned	11,200	—	11,200	nm
Provision for loss sharing	2,235	—	2,235	nm
Provision for loan losses (net of recoveries)	(134)	4,467	(4,601)	nm
Management fee—related party	12,600	10,900	1,700	16%

Total other expenses	110,920	74,067	36,853	50%

Income before gain on acceleration of deferred income, loss on termination of swaps, gain on sale of real estate, income from equity affiliates and provision for income taxes	38,680	18,802	19,878	106%
Gain on acceleration of deferred income	—	19,172	(19,172)	nm
Loss on termination of swaps	—	(4,630)	4,630	nm
Gain on sale of real estate	11,631	7,784	3,847	49%
Income from equity affiliates	12,995	12,301	694	6%
Provision for income taxes	(825)	—	(825)	nm

Net income	62,481	53,429	9,052	17%

Preferred stock dividends	7,554	7,554	—	—
Net income attributable to noncontrolling interest	12,131	—	12,131	nm

Net income attributable to common stockholders	$42,796	$45,875	$(3,079)	(7)%

nm—not meaningful

        The following table presents the average balance of our Structured Business interest-earning assets and interest-bearing liabilities, associated interest income (expense) and the corresponding weighted average yields ($ in thousands):

	Year Ended December 31,
	2016			2015
	Average Carrying Value(1)	Interest Income / Expense	W/A Yield / Financing Cost(2)	Average Carrying Value(1)	Interest Income / Expense	W/A Yield / Financing Cost(2)
Structured Business interest-earning assets:
Bridge loans	$1,510,811	$95,211	6.28%	$1,348,245	$88,816	6.59%
Mezzanine / junior participation loans	111,018	7,762	6.97%	138,328	10,175	7.36%
Preferred equity investments	78,620	5,809	7.37%	104,064	7,103	6.83%
Securities	—	—	—	770	8	1.04%

Core interest-earning assets	1,700,449	108,782	6.38%	1,591,407	106,102	6.67%
Cash equivalents	206,971	840	0.41%	190,044	667	0.35%

Total interest-earning assets	$1,907,420	109,622	5.73%	$1,781,451	106,769	5.99%

Structured Business interest-bearing liabilities:
CLO	$846,324	30,239	3.56%	$600,643	20,619	3.43%
Warehouse lines	181,169	6,427	3.54%	231,339	7,249	3.12%
Trust preferred	175,858	6,358	3.61%	175,858	5,700	3.24%
Unsecured debt	117,983	9,718	8.21%	105,586	8,665	8.21%
CDO	—	—	—	55,965	1,104	1.97%
Other non-recourse	—	—	—	1,749	128	7.32%
Interest rate swaps	—	5,201	—	—	6,255	—

Total interest-bearing liabilities	$1,321,334	57,943	4.37%	$1,171,140	49,720	4.25%

Net interest income		$51,679			$57,049

(1)
Based on UPB for loans, amortized cost for securities and principal amount for debt.

(2)
Weighted average yield calculated based on annualized interest income or expense divided by average carrying value.

Net Interest Income

        Interest income increased $2.9 million, or 3%, for 2016 as compared to 2015, excluding $6.6 million of interest income associated with the Agency Business acquired. The impact of our average core interest-earning assets increasing 7% for 2016 was partially offset by a 4% decrease in the average yield on core interest-earning assets. The increase in our core interest-earning assets was primarily due to loan originations exceeding loan payoffs in 2016. The decrease in the average yield on core interest-earning assets was primarily due to $4.3 million in interest income and fee income from accelerated runoff in 2015, partially offset by $2.0 million of yield maintenance received on a loan payoff in the second quarter of 2016 and an increase in the average LIBOR rate.

        Other interest income, net was $2.5 million and $7.9 million for 2016 and 2015, respectively. During 2015, we acquired a $116.0 million defaulted first mortgage note, at par, that paid off. We initially recognized net other interest income of $7.9 million at the time the note paid off during 2015.

In 2016, additional funds held in escrow from the note payoff were released following an arbitration proceeding and we recognized net other interest income totaling $2.5 million.

        Interest expense increased $8.2 million, or 17%, for 2016 as compared to 2015, excluding $5.7 million of interest expense associated with the Agency Business acquired. The increase was primarily due to a 13% increase in the average balance of our interest-bearing liabilities and a 3% increase in the average cost of our interest-bearing liabilities. The increase in the average debt balance was due to increased leverage on our portfolio, as well as an increase in the average loan balance from portfolio growth and the issuance of $86.3 million in convertible senior unsecured notes in the fourth quarter of 2016. The increase in the average cost of our interest-bearing liabilities was due to a period-over-period increase in the average LIBOR rate and a higher rate on the convertible senior unsecured notes issued as compared to our overall portfolio, partially offset by a $1.1 million decrease in accelerated fees resulting from the unwind of several of our securitization vehicles and the termination of certain swaps in 2015.

Agency Business Revenue

        Gain on sales, including fee-based services was $24.6 million for 2016. The agency loan sales for this period were $1.49 billion and the sales margin was 165 basis points.

        Income from MSRs was $44.9 million for 2016. The loan commitments volume was $2.13 billion and the MSR rate was 211 basis points.

        Servicing revenue was $9.1 million for 2016, which was comprised of servicing revenue of $30.8 million, partially offset by amortization of MSRs of $21.7 million. The Agency Business servicing portfolio was $13.56 billion with a weighted average servicing fee of 48 basis points at December 31, 2016.

Other Revenue

        Property operating results (income less expenses) decreased $3.0 million, or 69%, for 2016 as compared to 2015, primarily due to the sale of several properties during 2015 and 2016, partially offset by the addition of an office building in August 2015.

Other Expenses

        Employee compensation and benefits expense decreased $2.6 million, or 15%, for 2016 as compared to 2015, excluding $23.8 million of employee compensation and benefits expense associated with the Agency Business acquired. The decrease was primarily due to expenses totaling $2.2 million related to both the $116.0 million defaulted first mortgage that was repaid in 2015 and distributions received from one of our equity investments in 2015.

        Selling and administrative expenses remained relatively flat for 2016 as compared to 2015, excluding $7.9 million of selling and administrative expenses associated with the Agency Business acquired.

        Acquisition costs of $10.3 million and $3.1 million for 2016 and 2015, respectively, represent costs incurred related to the Acquisition, which was completed in July 2016. See Note 3—Acquisition of Our Manager's Agency Platform for details.

        Depreciation and amortization decreased $3.0 million, or 55%, for 2016 as compared to 2015, excluding $2.6 million of depreciation and amortization associated with the acquired assets of the Agency Business. The decrease was primarily due to the sale of several real estate owned properties during 2015 and 2016.

        Impairment loss on real estate owned was $11.2 million for 2016. During 2016, we determined that our hotel property exhibited indicators of impairment and, as a result, we recorded an impairment loss of $11.2 million.

        The provision for loss sharing for 2016 represents our estimated total loss-sharing obligations needed to satisfy our partial guarantee for the performance of Agency Business loans sold under the Fannie Mae DUS program.

        The decrease in provision for loan losses (net of recoveries) was primarily due to the recognition, in 2015, of a $6.5 million provision for loan losses related to five loans, which was partially offset by net recoveries of previously recorded loan losses of $2.0 million.

        The increase in management fee—related party was primarily due to compensation related costs incurred by employees of our Former Manager in connection with services they performed related to the Agency Business acquired.

Gain on Acceleration of Deferred Income / Loss on Termination of Swaps

        In connection with the unwind of our remaining collateralized debt obligations ("CDOs") in 2015, we recorded a $19.2 million gain that was previously deferred due to the reissuance of CDO bonds in 2010 as a result of a deferral of the gain from the extinguishment of trust preferred debt. See Note 12—Debt Obligations for details about this gain. We also terminated the basis and interest rate swaps associated with these CDOs and recognized a loss of $4.6 million. See Note 14—Derivative Financial Instruments for details about the swap termination.

Gain on Sale of Real Estate

        During 2016, we sold three multifamily properties and a hotel property for $50.7 million and recognized a gain of $11.6 million. During 2015, we sold three hotel properties and a multifamily property for $41.1 million and recognized a gain of $7.8 million.

Income from Equity Affiliates

        In 2016, we recognized income of $9.5 million from our investment in a residential mortgage banking business and $2.8 million from a distribution received from one of our equity investments. In 2015, we recognized income of $6.6 million from our investment in a residential mortgage banking business and received $5.5 million in distributions from one of our equity investments.

Provision for Income Taxes

        The provision for income taxes for 2016 includes a current provision of $2.4 million and a deferred benefit of $1.5 million. The provision is net of net operating losses of $11.4 million and the release of a valuation allowance of $5.4 million at the TRS Consolidated Group. The provision primarily represents federal and state taxes related to the Agency Business which was acquired by the TRS Consolidated Group in July 2016.

Net Income Attributable to Noncontrolling Interest

        The noncontrolling interest relates to the 21,230,769 OP Units issued to our Former Manager to satisfy a portion of the aggregate purchase price of the Acquisition, which represents approximately 29.2% of our outstanding stock at December 31, 2016.

Liquidity and Capital Resources

        Sources of Liquidity.    Liquidity is a measure of our ability to meet our potential cash requirements, including ongoing commitments to repay borrowings, satisfaction of collateral requirements under the Fannie Mae DUS risk-sharing agreement and, as an approved designated seller/servicer of Freddie Mac's SBL program, operational liquidity requirements of the GSE agencies, fund new loans and investments, fund operating costs and distributions to our stockholders, as well as other general business needs. Our primary sources of funds for liquidity consist of proceeds from equity and debt offerings, debt facilities and cash flows from our operations. We closely monitor our liquidity position and believe our existing sources of funds and access to additional liquidity will be adequate to meet our liquidity needs.

        While we have been successful in obtaining proceeds from debt and equity offerings, CLOs and certain financing facilities, current conditions in the capital and credit markets have and may continue to make certain forms of financing less attractive and, in certain cases, less available. Therefore we will continue to rely, in part, on cash flows provided by operating and investing activities for working capital.

        To maintain our status as a REIT under the Internal Revenue Code, we must distribute annually at least 90% of our REIT—taxable income. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for operations. However, we believe that our capital resources and access to financing will provide us with financial flexibility and market responsiveness at levels sufficient to meet current and anticipated capital requirements.

        Cash Flows.    Cash flows provided by operating activities totaled $460.8 million during 2017 and consisted primarily of net cash inflows of $370.0 million, as a result of loan sales exceeding loan originations in our Agency Business, and net income, adjusted for noncash items, of $90.0 million. We had net cash inflows from loans-held-for-sale during 2017 due to the timing of agency loan sales, as agency loans are generally sold within 60 days of origination.

        Cash flows used in investing activities totaled $907.9 million during 2017. Loan and investment activity (originations and payoffs/paydowns) comprise the bulk of our investing activities. Loan originations from our Structured Business totaling $1.87 billion, net of payoffs and paydowns of $959.7 million, resulted in net cash outflows of $907.7 million. Cash used in investing activities also includes a $27.2 million cash payment to purchase the B Piece bonds of the SBL program securitizations and a $25.0 million cash payment to fully internalize our management team and terminate the existing management agreement with our Former Manager. The use of cash mentioned above was partially offset by $38.4 million increase of cash held to fund holdbacks and reserves on our loans and investments as a result of the growth in our loan portfolio.

        Cash flows provided by financing activities totaled $523.0 million during 2017, and consisted primarily of $988.3 million of proceeds from CLOs and Debt Fund issuances, $157.5 million of net proceeds from the issuances of convertible senior unsecured notes and $76.2 million of net proceeds from a public offering of our common stock, partially offset by net cash outflows of $377.7 million from debt facility activities (facility paydowns were greater than funded loan originations), outflows of $219.0 million for the redemption of CLO IV, $65.5 million in distributions to our stockholders and OP Unit holder and a $24.6 million payment for deferred financing costs.

        Agency Business Requirements.    The Agency Business is subject to supervision by certain regulatory agencies. Among other things, these agencies require us to meet certain minimum net worth, operational liquidity and restricted liquidity collateral requirements, purchase and loss obligations and compliance with reporting requirements. Our adjusted net worth and operational liquidity exceeded the agencies' requirements as of December 31, 2017. Our restricted liquidity and purchase and loss obligations were satisfied with letters of credit totaling $47.0 million. See Note 16—Commitments and Contingencies for additional details about our performance regarding these requirements.

        We also enter into contractual commitments with borrowers providing rate lock commitments while simultaneously entering into forward sale commitments with investors. These commitments are outstanding for short periods of time (generally less than 60 days) and are described in Note 14—Derivative Financial Instruments and Note 15—Fair Value.

        Debt Facilities.    We maintain various forms of short-term and long-term financing arrangements. Borrowings underlying these arrangements are primarily secured by a significant amount of our loans and investments and substantially all of our loans held-for-sale. The following is a summary of our debt facilities (in thousands):

	December 31, 2017
Debt Facilities	Commitment	UPB(1)	Available	Maturity Dates
Structured Business
Credit facilities and repurchase agreements	$673,745	$239,222	$434,523	2018 - 2020
Collateralized loan obligations(2)	1,436,274	1,436,274	—	2018 - 2022
Debt Fund(2)	70,000	70,000	—	2019 - 2021
Senior unsecured notes	97,860	97,860	—	2021
Convertible unsecured senior notes	243,750	243,750	—	2019 - 2020
Junior subordinated notes	154,336	154,336	—	2034 - 2037

Structured transaction business total	2,675,965	2,241,442	434,523
Agency Business
Credit facilities(3)	1,150,000	291,716	858,284	2018
Other
Related party financing(4)	50,000	50,000	—	2021

Consolidated total	$3,875,965	$2,583,158	$1,292,807

(1)
Excludes the impact of deferred financing costs.

(2)
Maturity dates represent the weighted average remaining maturity based on the underlying collateral as of December 31, 2017.

(3)
The As Soon as Pooled ® Plus agreement we have with Fannie Mae has no expiration date.

(4)
In January 2018, we paid $50.0 million in full satisfaction of this debt.

        These debt facilities, including their restrictive covenants, are described in detail in Note 12—Debt Obligations.

        Contractual Obligations.    As of December 31, 2017, we had the following material contractual obligations (in thousands):

	Payments Due by Period(1)
	Year Ending December 31,
Contractual Obligations	2018	2019	2020	2021	2022	Thereafter	Totals
Credit facilities and repurchase agreements	$454,565	$20,600	$1,835	$—	$—	$53,938	$530,938
Collateralized loan obligations(2)	209,593	360,833	552,479	263,850	49,519	—	1,436,274
Debt Fund(3)	—	26,500	35,995	7,505	—	—	70,000
Senior unsecured notes	—	—	—	97,860	—	—	97,860
Covertible unsecured senior notes	—	100,000	143,750	—	—	—	243,750
Junor subordinated notes(4)	—	—	—	—	—	154,336	154,336
Related party financing(5)	—	—	—	62,500	—	—	62,500
Outstanding unfunded commitments(6)	31,669	26,113	10,828	—	—	—	68,610
Operating leases(7)	4,361	3,719	3,143	1,725	1,597	5,329	19,874

Totals	$700,188	$537,765	$748,030	$433,440	$51,116	$213,603	$2,684,142

(1)
Represents principal amounts due based on contractual maturities. Excludes the total projected interest payments on our debt obligations of $88.9 million in 2018, $81.7 million in 2019, $62.1 million in 2020, $34.1 million in 2021, $13.7 million in 2022 and $103.5 million thereafter based on current LIBOR rates.

(2)
Comprised of debt totaling $267.8 million for CLO V, $250.3 million for CLO VI, $279.0 million for CLO VII, $282.9 million for CLO VIII and $356.4 million for CLO IX with a weighted average contractual maturity of 1.95 years, 2.64 years, 1.94 years, 2.19 years and 2.99 years, respectively, as of December 31, 2017.

(3)
The weighted average contractual maturity of the underlying loans is 2.45 years.

(4)
Represents the face amount due upon maturity. The carrying value is $139.6 million, which is net of a deferred amount of $12.5 million and deferred financing fees of $2.2 million at December 31, 2017.

(5)
Represents the total amount due at maturity, including scheduled increases to the principal balance if the debt remained outstanding until the end of the five-year term. In January 2018, we paid $50.0 million in full satisfaction of this debt.

(6)
In accordance with certain loans and investments, we have outstanding unfunded commitments that we are obligated to fund as the borrowers meet certain requirements. Specific requirements include, but are not limited to, property renovations, building construction and building conversions based on criteria met by the borrower in accordance with the loan agreements. The payment due by period is based on the maturity date of underlying loans and is included in loans and investments, net in the consolidated balance sheet.

(7)
Represents the operating lease payments due in connection with our lease of office space for our corporate headquarters and loan origination, support and servicing offices located throughout the U.S. Certain of the office leases have escalation clauses. The total rent expense was $4.6 million and $1.9 million in 2017 and 2016, respectively.

        Off-Balance-Sheet Arrangements.    At December 31, 2017, we had no off-balance-sheet arrangements.

        Inflation.    Changes in the general level of interest rates prevailing in the economy in response to changes in the rate of inflation generally have little effect on our income because the majority of our interest-earning assets and interest-bearing liabilities have floating rates of interest. See "Quantitative and Qualitative Disclosures about Market Risk" below.

        Agreements and Transactions with Related Parties.    On May 31, 2017, we exercised our option to fully internalize our management team and terminated the existing management agreement with our Former Manager for $25.0 million. See Note 20—Agreements and Transactions with Related Parties for details of our related party transactions.

Derivative Financial Instruments

        We enter into derivative financial instruments in the normal course of business through the origination and sale of mortgage loans and the management of potential loss exposure caused by fluctuations of interest rates. See Note 14—Derivative Financial Instruments for details surrounding our derivative financial instruments.

Significant Accounting Estimates

        Management's discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with the Financial Accounting Standards Board Accounting Standards Codification™, the authoritative reference for accounting principles generally accepted in the U.S. ("GAAP"). The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts in our consolidated financial statements. Actual results could differ from these estimates.

        A summary of our significant accounting policies is presented in Note 2—Basis of Presentation and Significant Accounting Policies. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. Each quarter, we assess these estimates and assumptions based on several factors, including historical experience, which we believe to be reasonable under the circumstances. These estimates are subject to change in the future if any of the underlying assumptions or factors change.

Non-GAAP Financial Measures

Funds from Operations and Adjusted Funds from Operations

        We present funds from operations ("FFO") and adjusted funds from operations ("AFFO") because we believe they are important supplemental measures of our operating performance in that they are frequently used by analysts, investors and other parties in the evaluation of REITs. The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) attributable to common stockholders (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated real properties, plus impairments of depreciated real properties and real estate related depreciation and amortization, and after adjustments for unconsolidated ventures.

        We define AFFO as funds from operations adjusted for accounting items such as non-cash stock-based compensation expense, income from MSRs, changes in fair value of certain derivatives that temporarily flow through earnings, amortization and write-offs of MSRs, deferred tax benefit and amortization of convertible senior notes conversion options. We also add back one-time charges such as acquisition costs and impairment losses on real estate and gains on sales of real estate. We are generally not in the business of operating real estate property and had obtained real estate by foreclosure or through partial or full settlement of mortgage debt related to our loans to maximize the value of the collateral and minimize our exposure. Therefore, we deem such impairment and gains on real estate as an extension of the asset management of our loans, thus a recovery of principal or additional loss on our initial investment.

        FFO and AFFO are not intended to be an indication of our cash flow from operating activities (determined in accordance with GAAP) or a measure of our liquidity, nor is it entirely indicative of funding our cash needs, including our ability to make cash distributions. Our calculation of FFO and AFFO may be different from the calculations used by other companies and, therefore, comparability may be limited.

        FFO and AFFO are as follows ($ in thousands, except share and per share data):

	Year Ended December 31,
	2017	2016	2015
Net income attributable to common stockholders	$65,835	$42,796	$45,875
Adjustments:
Gain on sale of real estate	—	(11,631)	(7,784)
Net income attributable to noncontrolling interest	24,120	12,131	—
Impairment loss on real estate owned	3,200	11,200	—
Depreciation—real estate owned	769	2,012	5,436
Depreciation—investments in equity affiliates	406	375	375

Funds from operations(1)	$94,330	$56,883	$43,902
Adjustments:
Income from mortgage servicing rights	(76,820)	(44,941)	—
Impairment loss on real estate owned	(3,200)	(11,200)	—
Deferred tax benefit	(7,399)	(1,532)	—
Amortization and write-offs of MSRs	63,034	21,704	—
Depreciation and amortization	7,697	3,170	—
Net loss (gain) on changes in fair value of derivatives	1,398	(499)	—
Gain on sale of real estate	—	11,631	7,784
Stock-based compensation	4,840	3,514	3,442
Acquisition costs	—	10,262	3,134

Adjusted funds from operations(1)	$83,880	$48,992	$58,262

Diluted FFO per share(1)	$1.17	$0.92	$0.86

Diluted AFFO per share(1)	$1.04	$0.79	$1.14

Diluted weighted average shares outstanding(1)	80,311,252	61,649,847	51,007,328

(1)
Amounts are attributable to common stockholders and OP Units holder. The OP Units are redeemable for cash, or at our option for shares of our common stock on a one-for-one basis.

        Note: The information contained in this Item 8 has been updated for the cash flow presentation requirements associated with the adoption of ASU 2016-18, as if it was adopted by the Company as of December 31, 2017. Within this Item 8, updates have been made to the Consolidated Statements of Cash Flows, as well as Note 2—Basis of Presentation and Significant Accounting Policies, as applicable. There have been no other changes made since the filing of the 2017 10-K. For significant developments since the filing of the 2017 10-K, refer to other periodic reports filed with the SEC through the date of this Current Report on Form 8-K.

Item 8.    Financial Statements and Supplementary Data

        All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Arbor Realty Trust, Inc. and Subsidiaries

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Arbor Realty Trust, Inc. and Subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at Item 8 (collectively referred to as the "financial statements"). In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

        We did not audit the 2016 financial statements of Cardinal Financial Company, Limited Partnership, in which the Company has a 16.3% interest as of December 31, 2016. In the consolidated financial statements, the Company's investment in Cardinal Financial Company, Limited Partnership is stated at $25,765,775 as of December 31, 2016 and the Company's equity in the net income of Cardinal Financial Company, Limited Partnership is stated at $9,487,795 in 2016. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Cardinal Financial Company, Limited Partnership, is based solely on the report of the other auditors.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2003.

New York, New York
February 23, 2018, except for the effects of the retrospective adoption of the updated accounting standard discussed in Note 2, as to which the date is May 29, 2018.

 Report of Independent Registered Public Accounting Firm

To the Partners
Cardinal Financial Company, Limited Partnership
Charlotte, North Carolina

        We have audited the balance sheet of Cardinal Financial Company, Limited Partnership (the "Company") as of December 31, 2016, and the related statements of operations, changes in partners' equity, and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Financial Company, Limited Partnership as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Richey, May & Co., LLP
Englewood, Colorado

February 13, 2017

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands, except share and per share data)

	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$104,374	$138,645
Restricted cash	139,398	29,315
Loans and investments, net	2,579,127	1,695,732
Loans held-for-sale, net	297,443	673,367
Capitalized mortgage servicing rights, net	252,608	227,743
Securities held-to-maturity, net	27,837	—
Investments in equity affiliates	23,653	33,949
Real estate owned, net	16,787	19,492
Due from related party	688	1,465
Goodwill and other intangible assets	121,766	97,490
Other assets	62,264	53,588

Total assets	$3,625,945	$2,970,786

Liabilities and Equity:
Credit facilities and repurchase agreements	$528,573	$906,637
Collateralized loan obligations	1,418,422	728,441
Debt fund	68,084	—
Senior unsecured notes	95,280	94,522
Convertible senior unsecured notes, net	231,287	80,660
Junior subordinated notes to subsidiary trust issuing preferred securities	139,590	157,859
Related party financing	50,000	50,000
Due to related party	—	6,039
Due to borrowers	99,829	81,019
Allowance for loss-sharing obligations	30,511	32,408
Other liabilities	99,813	86,163

Total liabilities	2,761,389	2,223,748

Commitments and contingencies (Note 16)
Equity:
Arbor Realty Trust, Inc. stockholders' equity:
Preferred stock, cumulative, redeemable, $0.01 par value: 100,000,000 shares authorized; special voting preferred shares; 21,230,769 shares issued and outstanding; 8.25% Series A, $38,788 aggregate liquidation preference; 1,551,500 shares issued and outstanding; 7.75% Series B, $31,500 aggregate liquidation preference; 1,260,000 shares issued and outstanding; 8.50% Series C, $22,500 aggregate liquidation preference; 900,000 shares issued and outstanding	89,508	89,508
Common stock, $0.01 par value: 500,000,000 shares authorized; 61,723,387 and 51,401,295 shares issued and outstanding, respectively	617	514
Additional paid-in capital	707,450	621,932
Accumulated deficit	(101,926)	(125,134)
Accumulated other comprehensive income	176	321

Total Arbor Realty Trust, Inc. stockholders' equity	695,825	587,141
Noncontrolling interest	168,731	159,897

Total equity	864,556	747,038

Total liabilities and equity	$3,625,945	$2,970,786

See Notes to Consolidated Financial Statements.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except share and per share data)

	Year Ended December 31,
	2017	2016	2015
Interest income	$156,177	$116,173	$106,769
Other interest income, net	—	2,539	7,884
Interest expense	90,072	63,623	49,720

Net interest income	66,105	55,089	64,933

Other revenue:
Gain on sales, including fee-based services, net	72,799	24,594	—
Mortgage servicing rights	76,820	44,941	—
Servicing revenue, net	29,210	9,054	—
Property operating income	10,973	14,881	27,666
Other income, net	685	1,041	270

Total other revenue	190,487	94,511	27,936

Other expenses:
Employee compensation and benefits	92,126	38,647	17,500
Selling and administrative	30,738	17,587	9,392
Acquisition costs	—	10,262	3,134
Property operating expenses	10,482	13,501	23,238
Depreciation and amortization	7,385	5,022	5,436
Impairment loss on real estate owned	3,200	11,200	—
Provision for loss sharing (net of recoveries)	(259)	2,235	—
Provision for loan losses (net of recoveries)	(456)	(134)	4,467
Management fee—related party	6,673	12,600	10,900

Total other expenses	149,889	110,920	74,067

Income before gain on extinguishment of debt, gain on acceleration of deferred income, loss on termination of swaps, gain on sale of real estate, (loss) income from equity affiliates and provision for income taxes	106,703	38,680	18,802
Gain on extinguishment of debt	7,116	—	—
Gain on acceleration of deferred income	—	—	19,172
Loss on termination of swaps	—	—	(4,630)
Gain on sale of real estate	—	11,631	7,784
(Loss) income from equity affiliates	(2,951)	12,995	12,301
Provision for income taxes	(13,359)	(825)	—

Net income	97,509	62,481	53,429

Preferred stock dividends	7,554	7,554	7,554
Net income attributable to noncontrolling interest	24,120	12,131	—

Net income attributable to common stockholders	$65,835	$42,796	$45,875

Basic earnings per common share	$1.14	$0.83	$0.90

Diluted earnings per common share	$1.12	$0.83	$0.90

Weighted average shares outstanding:
Basic	57,890,574	51,305,095	50,857,750

Diluted	80,311,252	51,730,553	51,007,328

See Notes to Consolidated Financial Statements.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Net income	$97,509	$62,481	$53,429
Unrealized (loss) gain on securities available-for-sale, at fair value	(382)	147	71
Unrealized loss on derivative financial instruments, net	—	(193)	(1,019)
Reclassification of net realized loss on derivatives designated as cash flow hedges into earnings	237	5,208	6,149
Reclassification of net realized loss on derivatives designated as cash flow hedges into loss on termination of swaps	—	—	4,626

Comprehensive income	97,364	67,643	63,256
Less:
Comprehensive income attributable to noncontrolling interest	24,091	12,883	—
Preferred stock dividends	7,554	7,554	7,554

Comprehensive income attributable to common stockholders	$65,719	$47,206	$55,702

See Notes to Consolidated Financial Statements.

ARBOR REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

($ in thousands, except shares)

	Preferred Stock Shares	Preferred Stock Value	Common Stock Shares	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Arbor Realty Trust, Inc. Stockholders' Equity	Noncontrolling Interest	Total Equity
Balance—December 31, 2014	3,711,500	$89,296	50,477,308	$505	$612,806	$(152,483)	$(14,668)	$535,456	$—	$535,456
Stock-based compensation			486,124	5	3,438			3,443		3,443
Forfeiture of unvested restricted stock			(916)					—		—
Distributions—common stock						(29,495)		(29,495)		(29,495)
Distributions—preferred stock						(7,554)		(7,554)		(7,554)
Distributions—preferred stock of private REIT						(14)		(14)		(14)
Net income						53,429		53,429		53,429
Unrealized gain on securities available-for-sale							71	71		71
Unrealized loss on derivative financial instruments, net							(1,019)	(1,019)		(1,019)
Reclassification of net realized loss on derivatives designated as cash flow hedges into loss on termination of swaps							4,626	4,626		4,626
Reclassification of net realized loss on derivatives designated as cash flow hedges into earnings							6,149	6,149		6,149

Balance—December 31, 2015	3,711,500	$89,296	50,962,516	$510	$616,244	$(136,117)	$(4,841)	$565,092	$—	$565,092
Issuance of special voting preferred shares and operating partnership units	21,230,769	212						212	154,560	154,772
Stock-based compensation			439,780	4	3,509			3,513		3,513
Forfeiture of unvested restricted stock			(1,001)					—		—
Issuance of convertible senior unsecured notes, net					2,179			2,179		2,179
Distributions—common stock						(31,798)		(31,798)		(31,798)
Distributions—preferred stock						(7,554)		(7,554)		(7,554)
Distributions—preferred stock of private REIT						(15)		(15)		(15)
Distributions—noncontrolling interest									(6,794)	(6,794)
Net income						50,350		50,350	12,131	62,481
Unrealized gain on securities available-for-sale							147	147		147
Unrealized loss on derivative financial instruments, net							(193)	(193)		(193)
Reclassification of net realized loss on derivatives designated as cash flow hedges into earnings							5,208	5,208		5,208

Balance—December 31, 2016	24,942,269	$89,508	51,401,295	$514	$621,932	$(125,134)	$321	$587,141	$159,897	$747,038
Issuance of common stock			9,500,000	95	76,130			76,225		76,225
Stock-based compensation			827,283	8	4,832			4,840		4,840
Forfeiture of unvested restricted stock			(5,191)					—		—
Issuance of convertible senior unsecured notes, net					4,556			4,556		4,556
Distributions—common stock						(42,612)		(42,612)		(42,612)
Distributions—preferred stock						(7,554)		(7,554)		(7,554)
Distributions—preferred stock of private REIT						(15)		(15)		(15)
Distributions—noncontrolling interest									(15,286)	(15,286)
Net income						73,389		73,389	24,120	97,509
Unrealized loss on securities available-for-sale							(382)	(382)		(382)
Reclassification of net realized loss on derivatives designated as cash flow hedges into earnings							237	237		237

Balance—December 31, 2017	24,942,269	$89,508	61,723,387	$617	$707,450	$(101,926)	$176	$695,825	$168,731	$864,556

See Notes to Consolidated Financial Statements.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Operating activities:
Net income	$97,509	$62,481	$53,429
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,385	5,022	5,436
Stock-based compensation	4,840	3,514	3,443
Amortization and accretion of interest and fees, net	4,682	4,563	1,575
Amortization of capitalized mortgage servicing rights	47,202	21,705	—
Originations of loans held-for-sale	(4,444,939)	(2,154,732)	—
Proceeds from sales of loans held-for-sale, net of gain on sale	4,814,906	1,916,470	—
Payoffs and paydowns of loans held-for-sale	132	—	—
Mortgage servicing rights	(76,820)	(44,941)	—
Write-off of capitalized mortgage servicing rights from payoffs	15,832	5,796	—
Impairment loss on real estate owned	3,200	11,200	—
Provision for loan losses (net of recoveries)	(456)	(134)	4,467
Provision for loss sharing (net of recoveries)	(259)	2,235	—
Net charge-offs for loss sharing obligations	(1,638)	(2,444)	—
Gain on extinguishment of debt	(7,116)	—	—
Gain on sale of real estate	—	(11,631)	(7,784)
Deferred tax benefit	(7,399)	—	—
Loss (income) from equity affiliates	2,951	(12,995)	(12,301)
Loss on termination of swaps	—	—	4,630
Gain on acceleration of deferred income	—	—	(19,172)
Changes in operating assets and liabilities	796	(4,624)	2,535

Net cash provided by (used in) operating activities	460,808	(198,515)	36,258

Investing Activities:
Loans and investments funded, originated and purchased, net	(1,867,393)	(870,166)	(985,008)
Payoffs and paydowns of loans and investments	959,696	667,902	985,789
Internalization of management team	(25,000)	—	—
Acquisition of the Agency Business, net of cash acquired	—	(63,356)	—
Deferred fees	10,982	11,938	4,876
Investments in real estate, net	(672)	(588)	(2,224)
Contributions to equity affiliates	(693)	(6,091)	(19,324)
Distributions from equity affiliates	4,671	12,452	—
Proceeds from sale of real estate, net	—	49,030	40,077
Proceeds from sale of available-for-sale securities	—	1,567	—
Due to borrowers and reserves	38,372	395	—
Purchases of securities held-to-maturity, net	(27,173)	—	—
Payoffs and paydowns of securities held-to-maturity	460	—	—
Purchases of capitalized mortgage servicing rights	(1,199)	—	—
Purchases of securities, net	—	—	(1,552)
Principal collection on securities, net	—	—	2,100

Net cash (used in) provided by investing activities	(907,949)	(196,917)	24,734

Financing activities:
Proceeds from repurchase agreements, loan participations, credit facilities and notes payable	8,215,669	3,922,394	593,878
Paydowns and payoffs of repurchase agreements, loan participations and credit facilities	(8,593,411)	(3,571,929)	(636,940)
Payoffs of junior subordinated notes to subsidiary trust issuing preferred securities	(12,691)	—	—
Paydowns and payoffs of mortgage note payable—real estate owned	—	(27,155)	(30,984)
Proceeds from collateralized loan obligations	918,274	250,250	486,750
Proceeds from Debt Fund	70,000	—	—
Payoffs and paydowns of collateralized loan obligations	(219,000)	(281,250)	(177,000)
Proceeds from convertible senior unsecured notes	157,500	86,250	—
Payoffs and paydowns of collateralized debt obligations	—	—	(312,071)
Proceeds from mortgage note payable—real estate owned	—	—	27,155
Receipts on swaps and returns of margin calls from counterparties	430	4,600	4,840
Distributions paid on common stock	(42,612)	(31,798)	(29,495)
Distributions paid on noncontrolling interest	(15,286)	(6,794)	—
Distributions paid on preferred stock	(7,554)	(7,554)	(7,554)
Distributions paid on preferred stock of private REIT	(15)	(15)	(14)
Payment of deferred financing costs	(24,576)	(10,617)	(10,776)
Payments on swaps and margin calls to counterparties	—	—	(290)
Proceeds from issuance of common stock	76,225	—	—

Net cash provided by (used in) financing activities	522,953	326,382	(92,501)

Net increase (decrease) in cash, cash equivalents and restricted cash	75,812	(69,050)	(31,509)
Cash, cash equivalents and restricted cash at beginning of period	167,960	237,010	268,519

Cash, cash equivalents and restricted cash at end of period	$243,772	$167,960	$237,010

See Notes to Consolidated Financial Statements.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Supplemental cash flow information:
Cash used to pay interest	$75,582	$53,012	$43,939

Cash used to pay taxes	$20,823	$264	$287

Supplemental schedule of non-cash investing and financing activities:
Distributions accrued on 8.25% Series A preferred stock	$267	$267	$267

Distributions accrued on 7.75% Series B preferred stock	$203	$203	$203

Distributions accrued on 8.50% Series C preferred stock	$159	$159	$159

Fair value of conversion feature of convertible senior unsecured notes	$4,703	$2,280	$—

Related party financing	$—	$50,000	$—

Issuance of special voting preferred shares and operating partnership units in connection with the Acquisition	$—	$154,772	$—

Investments transferred from real estate owned, net to real estate held-for-sale, net	$—	$—	$26,186

Loan transferred to real estate owned, net	$—	$—	$5,900

Satisfaction of participation loan	$—	$—	$1,300

Retirement of participation liability	$—	$—	$1,300

Reclassification of deferred financing costs from other assets to debt	$—	$—	$17,429

See Notes to Consolidated Financial Statements.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017

Note 1—Description of Business

        Arbor is a Maryland corporation formed in 2003. Through our Structured Business, we invest in a diversified portfolio of structured finance assets in the multifamily and commercial real estate markets, primarily consisting of bridge and mezzanine loans, including junior participating interests in first mortgages, preferred and direct equity. We may also directly acquire real property and invest in real estate-related notes and certain mortgage-related securities. Through our Agency Business, we originate, sell and service a range of multifamily finance products through Fannie Mae, Freddie Mac, Ginnie Mae, FHA, HUD and CMBS programs. We retain the servicing rights and asset management responsibilities on substantially all loans we originate and sell under the GSE and HUD programs. We are an approved Fannie Mae DUS lender nationally, a Freddie Mac Multifamily Conventional Loan lender, seller/servicer, in New York, New Jersey and Connecticut, a Freddie Mac affordable, manufactured housing, senior housing and SBL lender, seller/servicer, nationally and a HUD MAP and LEAN senior housing/healthcare lender nationally.

        Prior to May 31, 2017, we were externally managed and advised by ACM. Effective May 31, 2017, we exercised our option to fully internalize our management team and terminate the existing management agreement. See Note 3—Acquisition of Our Former Manager's Agency Platform for details.

        Substantially all of our operations are conducted through our operating partnership, ARLP, for which we serve as the general partner, and ARLP's subsidiaries. We are organized to qualify as a REIT for federal income tax purposes. See Note 19—Income Taxes for details.

Note 2—Basis of Presentation and Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements and accompanying notes have been prepared in accordance with GAAP. In the opinion of management, all adjustments considered necessary for a fair presentation of our financial position, results of operations and cash flows have been included and are of a normal and recurring nature.

        During the third quarter of 2017, we determined that the purchase price allocation related to the Acquisition in 2016 incorrectly omitted a deferred tax liability related to the book-to-tax difference in the value assigned to certain assets acquired. The impact of this omission to our 2016 consolidated financial statements was a $4.9 million understatement of goodwill and a corresponding understatement of other liabilities in our consolidated balance sheets. This omission had no impact on our results of operations and was corrected in the third quarter of 2017, resulting in a $4.9 million increase to goodwill and a corresponding increase in other liabilities.

Principles of Consolidation

        The accompanying consolidated financial statements include our financial statements and the financial statements of our wholly owned subsidiaries, partnerships and other joint ventures in which we own a controlling interest, including variable interest entities ("VIEs") of which we are the primary beneficiary. Entities in which we have a significant influence are accounted for under the equity method. See Note 17—Variable Interest Entities for information about our VIEs. All significant inter-company transactions and balances have been eliminated in consolidation.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that could materially affect the amounts reported in the consolidated financial statements and accompanying notes. As future events cannot be determined with precision, actual results could differ from those estimates.

Significant Accounting Policies

        Cash and Cash Equivalents.    All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. We place our cash and cash equivalents in high quality financial institutions. The consolidated account balances at each institution periodically exceed Federal Deposit Insurance Corporation (FDIC) insurance coverage and we believe that this risk is not significant.

        Loans, Investments and Securities.    Loans held for investment are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, loan purchase discounts, and net of the allowance for loan losses when such loan or investment is deemed to be impaired. We invest in preferred equity interests that, in some cases, allow us to participate in a percentage of the underlying property's cash flows from operations and proceeds from a sale or refinancing. At the inception of each such investment, we determine whether such investment should be accounted for as a loan, equity interest or as real estate. To date, we have determined that all such investments are properly accounted for and reported as loans.

        At the time of purchase, we designate a security as available-for-sale, held-to-maturity, or trading depending on our ability and intent for the security. Securities available-for-sale, which are included as a component of other assets in the consolidated balance sheets, are reported at fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income. Unrealized losses that are determined to be other-than-temporary are recognized in earnings up to their credit component. Held-to-maturity securities are carried at cost net of any unamortized premiums or discounts, which are amortized or accreted over the life of the securities. For securities classified as held-to-maturity, an evaluation is performed of whether a decline in fair value below the amortized cost basis is other-than-temporary.

        The determination of other-than-temporary impairment is a subjective process requiring judgments and assumptions and is not necessarily intended to indicate a permanent decline in value. The process includes, but is not limited to, assessment of recent market events and prospects for near-term recovery, assessment of cash flows, internal review of the underlying assets securing the investments, credit of the issuer and the rating of the security, as well as our ability and intent to hold the investment to maturity. We closely monitor market conditions on which we base such decisions.

        Impaired Loans, Allowance for Loan Losses and Charge-offs.    We consider a loan impaired when, based upon current information, it is probable that we will be unable to collect all amounts due for both principal and interest according to the contractual terms of the loan agreement. We evaluate each loan in our portfolio on a quarterly basis. Our loans are individually specific and unique as it relates to product type, geographic location, and collateral type, as well as to the rights and remedies and the

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

position in the capital structure our loans have in relation to the underlying collateral. We evaluate this information at both a loan level and general market trends level when determining the appropriate assumptions such as capitalization and market discount rates, as well as the borrower's operating income and cash flows, in estimating the value of the underlying collateral when determining if a loan is impaired. We utilize internally developed valuation models and techniques primarily consisting of discounted cash flow and direct capitalization models in determining the fair value of the underlying collateral on an individual loan. We may also obtain a third party appraisal, which may value the collateral through an "as-is" or "stabilized value" methodology. Such appraisals may be used as an additional source of valuation information only and no adjustments are made to appraisals.

        If upon completion of the valuation, the fair value of the underlying collateral securing the impaired loan is less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for loan losses. The allowance for each loan is maintained at a level that we believe to be adequate to absorb probable losses.

        Loan terms may be modified if we determine that based on the individual circumstances of a loan and the underlying collateral, a modification would more likely increase the total recovery of the combined principal and interest from the loan. Any loan modification is predicated upon a goal of maximizing the collection of the loan. Typical triggers for a modification would include situations where the projected cash flow is insufficient to cover required debt service, when asset performance is lagging the initial projections, where there is a requirement for rebalancing, where there is an impending maturity of the loan, and where there is an actual loan default. Loan terms that have been modified have included, but are not limited to, interest rate, maturity date and in certain cases, principal amount. Length and amounts of each modification have varied based on individual circumstances and are determined on a case by case basis. If the loan modification constitutes a concession whereas we do not receive ample consideration in return for the modification, and the borrower is experiencing financial difficulties and cannot repay the loan under the current terms, then the modification is considered by us to be a troubled debt restructuring. If we receive a benefit, either monetary or strategic, and the above criteria are not met, the modification is not considered to be a troubled debt restructuring. We record interest on modified loans on an accrual basis to the extent the modified loan is contractually current.

        Charge-offs to the allowance for loan losses occur when losses are confirmed through the receipt of cash or other consideration from the completion of a sale; when a modification or restructuring takes place in which we grant a concession to a borrower or agree to a discount in full or partial satisfaction of the loan; when we take ownership and control of the underlying collateral in full satisfaction of the loan; when loans are reclassified as other investments; or when significant collection efforts have ceased and it is highly likely that a loss has been realized.

        Loss on restructured loans is recorded when we have granted a concession to the borrower in the form of principal forgiveness related to the payoff or the substitution or addition of a new debtor for the original borrower or when we incur costs on behalf of the borrower related to the modification, payoff or the substitution or addition of a new debtor for the original borrower. When a loan is restructured, we record our investment at net realizable value, taking into account the cost of all concessions at the date of restructuring. In addition, a gain or loss may be recorded upon the sale of a loan to a third party in the consolidated statements of income in the period in which the loan was sold.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

        Loans Held-for-Sale, Net.    Loans held-for-sale, net represents commercial real estate loans originated in our Agency Business, which are generally transferred or sold within 60 days from the date the loan is funded. Such loans are reported at the lower of cost or market on an aggregate basis and include the value allocated to the associated future MSRs. During the period prior to its sale, interest income on a loan held-for-sale is calculated in accordance with the terms of the individual loan and the loan origination fees and direct loan origination costs are deferred until the loan is sold. All of our held-for-sale loans are financed with matched borrowings from credit facilities contracted to finance such loans. Interest income and expense are earned or incurred after a loan is closed and before a loan is sold.

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated, put presumptively beyond the reach of the entity, even in bankruptcy, (2) the transferee (or if the transferee is an entity whose sole purpose is to engage in securitization and the entity is constrained from pledging or exchanging the assets it receives, each third-party holder of its beneficial interests) has the right to pledge or exchange the transferred financial assets, and (3) we or our agents does not maintain effective control over the transferred financial assets or third-party beneficial interest related to those transferred assets through an agreement to repurchase them before their maturity. We have determined that all loans sold have met these specific conditions and account for all transfers of mortgage loans as completed sales.

        Allowance for Loss-Sharing Obligations.    When a loan is sold under the Fannie Mae DUS program, we undertake an obligation to partially guarantee the performance of the loan. Generally, we are responsible for losses equal to the first 5% of the UPB and a portion of any additional losses to an overall maximum of 20% of the original principal balance. Fannie Mae bears any remaining loss. In addition, under the terms of the master loss-sharing agreement with Fannie Mae, we are responsible for funding 100% of mortgage delinquencies (principal and interest) and servicing advances (taxes, insurance and foreclosure costs) until the amounts advanced exceeds 5% of the UPB at the date of default. Thereafter, we may request interim loss-sharing adjustments which allow us to fund 25% of such advances until final settlement.

        At inception, a liability for the fair value of the obligation undertaken in issuing the guaranty is recognized. In determining the fair value of the guaranty obligation, we consider the risk profile of the collateral and the historical loss experience in our portfolio. The guaranty obligation is removed only upon either the expiration or settlement of the guaranty.

        We evaluate the allowance for loss-sharing obligations by monitoring the performance of each loss-sharing loan for events or conditions that may signal a potential default. Historically, initial loss recognition occurs at or before a loan becomes 60 days delinquent. In instances where payment under the guaranty on a loan is determined to be probable and estimable (as the loan is probable of, or is, in foreclosure), we record a liability for the estimated allowance for loss-sharing (a "specific reserve") by transferring the guarantee obligation recorded on the loan to the specific reserve with any adjustments to this reserve amount recorded in provision for loss sharing in the statements of income. The amount of the allowance considers our assessment of the likelihood of repayment by the borrower or key principal(s), the risk characteristics of the loan, the loan's risk rating, historical loss experience, adverse situations affecting individual loans, the estimated disposition value of the underlying collateral, and the

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

level of risk sharing. We regularly monitor the specific reserves and update loss estimates as current information is received.

        Capitalized Mortgage Servicing Rights.    We recognize, as separate assets, rights to service mortgage loans for others, including such rights from our origination of mortgage loans sold with the servicing rights retained, as well as rights associated with acquired MSRs. Income from MSRs related to loans we originate are recognized when we record a derivative asset upon the commitment to originate a loan with a borrower and sell the loan to an investor. This commitment asset is recognized at fair value based on our internal model, which reflects the estimated fair value of the discounted expected net cash flows associated with the servicing of the loan. When a mortgage loan we originate is sold, we retain the right to service the loan and recognize the MSR at the initial capitalized valuation. We amortize our MSRs using the amortization method, which requires the MSRs to be amortized over the period of estimated net servicing income or loss and that the servicing assets or liabilities be assessed for impairment, or increased obligation, based on the fair value at each reporting date. Amortization of MSRs is recorded as a reduction of servicing revenues, net in the consolidated statements of income. The following assumptions were used in calculating the fair value of our MSRs for the periods presented:

        Key rates:    We used discount rates ranging from 8% to 15%, representing a weighted average discount rate of 13%, based on our best estimate of market discount rates to determine the present value of MSRs. The inflation rate used for adequate compensation was 3%.

        Servicing Cost:    A market participant's estimated future cost to service the loan for the estimated life of the MSR is subtracted from the estimated future cash flows.

        Estimated Life:    We estimate the life of our MSRs based upon the stated yield maintenance and/or prepayment protection term of the underlying loan and may be reduced based upon the expiration of various types of prepayment penalty and/or lockout provisions prior to that stated maturity date.

        MSRs are initially recorded at fair value and are carried at amortized cost. The fair value of MRSs from loans we originate and sell are estimated considering market prices for similar MSRs, when available, and by estimating the present value of the future net cash flows of the capitalized MSRs, net of adequate compensation for servicing. Adequate compensation is based on the market rate of similar servicing contracts. The fair value of MSRs acquired approximate the purchase price paid. We estimate the terms of commercial servicing for each loan by assuming that servicing would not end prior to the yield maintenance date, if applicable, at which point the prepayment penalty expires.

        We evaluate the MSR portfolio for impairment on a quarterly basis based on the difference between the aggregate carrying amount of the MSRs and their aggregate fair value. We engage an independent third-party valuation expert to assist in determining an estimated fair value of our MSR portfolio on a quarterly basis. For purposes of impairment evaluation, the MSRs are stratified based on predominant risk characteristics of the underlying loans, which we have identified as loan type, note rate and yield maintenance provisions. To the extent that the carrying value of the MSRs exceeds fair value, a valuation allowance is established.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

        We record write-offs of MSRs related to loans that were repaid prior to their expected maturity and loans that have defaulted and determined to be unrecoverable. When this occurs, the write-off is recorded as a direct write-down to the carrying value of MSRs and is included as a component of servicing revenue, net in the consolidated statements of income. This direct write-down permanently reduces the carrying value of the MSRs, precluding recognition of subsequent recoveries. For loans that payoff prior to maturity, we may collect a prepayment fee which is included as a component of servicing revenue, net.

        Real Estate Owned and Held-For-Sale.    Real estate acquired is recorded at its estimated fair value at the time of acquisition and is shown net of accumulated depreciation and impairment charges. Costs incurred in connection with the acquisition of a property are expensed as incurred.

        We allocate the purchase price of our real estate acquisitions to land, building, tenant improvements, origination asset of the in-place leases, intangibles for the value of any above or below market leases at fair value and to any other identified intangible assets or liabilities. We finalize our purchase price allocation on these assets within one year of the acquisition date. We amortize the value allocated to in-place leases over the remaining lease term, which is reported in depreciation and amortization expense on our consolidated statements of income. The value allocated to above or below market leases are amortized over the remaining lease term as an adjustment to rental income.

        Real estate assets are depreciated using the straight-line method over their estimated useful lives. Ordinary repairs and maintenance which are not reimbursed by the tenants are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their estimated useful life.

        Our properties are reviewed for impairment each quarter, if events or circumstances change indicating that the carrying amount of an asset may not be recoverable. We recognize impairment if the undiscounted estimated cash flows to be generated by an asset is less than the carrying amount of such asset. Measurement of impairment is based on the asset's estimated fair value. In the evaluation of a property for impairment, many factors are considered, including estimated current and expected operating cash flows from the property during the projected holding period, costs necessary to extend the life or improve the asset, expected capitalization rates, projected stabilized net operating income, selling costs, and the ability to hold and dispose of the asset in the ordinary course of business. Impairment charges may be necessary in the event discount rates, capitalization rates, lease-up periods, future economic conditions, and other relevant factors vary significantly from those assumed in valuing the property.

        Real estate is classified as held-for-sale when we commit to a plan of sale, the asset is available for immediate sale, there is an active program to locate a buyer, and it is probable the sale will be completed within one year. Real estate assets that are expected to be disposed of are valued at the lower of the asset's carrying amount or its fair value less costs to sell.

        We recognize sales of real estate properties upon closing. Payments received from purchasers prior to closing are recorded as deposits. Gain on real estate sold is recognized using the full accrual method when the collectability of the sale price is reasonably assured and we are not obligated to perform significant activities after the sale. A gain may be deferred in whole or in part until collectability of the sales price is reasonably assured and the earnings process is complete.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

        Investments in Equity Affiliates.    We invest in joint ventures that are formed to invest in real estate related assets or businesses. These joint ventures are not majority owned or controlled by us, or are VIEs for which we are the primary beneficiary, and are not consolidated in our financial statements. These investments are recorded under either the equity or cost method of accounting as deemed appropriate. We evaluate these investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. We recognize an impairment loss if the estimated fair value of the investment is less than its carrying amount and we determine that the impairment is other-than-temporary. We record our share of the net income and losses from the underlying properties of our equity method investments and any other-than-temporary impairment on these investments on a single line item in the consolidated statements of income as income or losses from equity affiliates.

        Goodwill and Other Intangible Assets.    Significant judgement is required to estimate the fair value of intangible assets and in assigning their estimated useful lives. Accordingly, we typically seek the assistance of independent third party valuation specialists for significant intangible assets. The fair value estimates are based on available historical information and on future expectations and assumptions we deem reasonable.

        We generally use an income based valuation method to estimate the fair value of intangible assets, which discounts expected future cash flows to present value using estimates and assumptions we deem reasonable. For intangible assets related to acquired technology, we use the replacement cost method to determine fair value.

        Determining the estimated useful lives of intangible assets also requires judgment. Certain intangible assets, such as GSE licenses, have been deemed to have indefinite lives while other intangible assets, such as broker and borrower relationships, above/below market rent and acquired technology have been deemed to have finite lives. Our assessment as to which intangible assets are deemed to have finite or indefinite lives is based on several factors including economic barriers of entry for the acquired product lines, scarcity of available GSE licenses, technology life cycles, retention trends and our operating plans, among other factors.

        Goodwill and indefinite-lived intangible assets are not amortized, while finite-lived intangible assets are amortized over the estimated useful lives of the assets on a straight-line basis. Indefinite-lived intangible assets, including goodwill, are tested for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. In addition, with respect to goodwill, an impairment analysis is performed at least annually. We have elected to make the first day of our fiscal fourth quarter the annual impairment assessment date for goodwill. We first assess qualitative factors to determine whether it is more likely than not that the fair value is less than the carrying value. If, based on that assessment, we believe it is more likely than not that the fair value is less than the carrying value, then a two-step goodwill impairment test is performed. Based on the impairment analysis performed as of October 1, 2017, there was no indication that the indefinite-lived intangible assets, including goodwill, were impaired and there were no events or changes in circumstances indicating impairment at December 31, 2017.

        Business Combinations.    Business combinations are accounted for under the acquisition method of accounting, under which the purchase price is allocated to the fair value of the assets acquired and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

liabilities assumed at the acquisition date. The excess of the purchase price over the amount allocated to the assets acquired and liabilities assumed is recorded as goodwill. Adjustments to the assets acquired and liabilities assumed made during the measurement period are recorded in the period in which the adjustment is identified, with a corresponding adjustment to goodwill. If any adjustments are made subsequent to the measurement period, which could be up to one year after the acquisition date, these adjustments are recorded to the consolidated statements of income. Acquisition related costs are expensed as incurred.

        Hedging Activities and Derivatives.    We measure derivative instruments at fair value and record them as assets or liabilities. Fair value adjustments will affect either accumulated other comprehensive income until the hedged item is recognized in earnings, or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. We use derivatives for hedging purposes rather than trading or speculation. Fair values are estimated based on current market data from financial sources that trade such instruments and are based on prevailing market data and derived from third party proprietary models based on well recognized financial principles and reasonable estimates about relevant future market conditions.

        The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. These derivative instruments must be effective in reducing risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in earnings. In cases where a derivative instrument is terminated early, any gain or loss is generally amortized over the remaining life of the hedged item. We may also enter into derivative contracts that are intended to economically hedge certain risks, even though hedge accounting does not apply or we elect not to apply hedge accounting. The ineffective portion of a derivative's change in fair value is recognized immediately in earnings.

        In connection with our interest rate risk management, we may hedge a portion of our interest rate risk by entering into derivative instrument contracts to manage differences in the amount, timing, and duration of our expected cash receipts and our expected cash payments principally related to our investments and borrowings. Our objectives in using interest rate derivatives are to add stability to interest income and to manage our exposure to interest rate movements. To accomplish this objective, we have used, and may again in the future, use interest rate swaps as part of our interest rate risk

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

        Our rate lock and forward sales commitments associated with the Agency Business meet the definition of a derivative and are recorded at fair value. The estimated fair value of rate lock commitments includes the effects of interest rate movements as well as the fair value of the expected net cash flows associated with the servicing of the loan which is recorded as income from MSRs in the consolidated statements of income. The estimated fair value of forward sale commitments includes the effects of interest rate movements between the trade date and balance sheet date. Adjustments to the fair value are reflected as a component of other income, net in the consolidated statements of income.

        Revenue Recognition.    Interest income is recognized on the accrual basis as it is earned. In certain instances, the borrower pays an additional amount of interest at the time the loan is closed, an origination fee, a prepayment fee and/or deferred interest upon maturity. In some cases, interest income may also include the amortization or accretion of premiums and discounts arising from the purchase or origination of the loan or security. This additional income, net of any direct loan origination costs incurred, is deferred and accreted into interest income on an effective yield or "interest" method adjusted for actual prepayment activity over the life of the related loan or security as a yield adjustment. Income recognition is suspended for loans when, in our opinion, a full recovery of all contractual principal is not probable. Income recognition is resumed when the loan becomes contractually current and performance is resumed. We record interest income on certain impaired loans to the extent cash is received, as the borrower continues to make interest payments. We record loan loss reserves related to these loans when it is deemed that full recovery of principal and accrued interest is not probable.

        Several of our loans provide for accrual of interest at specified rates, which differ from current payment terms. Interest is recognized on such loans at the accrual rate subject to our determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations of the asset. If we cannot make this determination, interest income above the current pay rate is recognized only upon actual receipt.

        Given the transitional nature of some of our real estate loans, we may require funds to be placed into an interest reserve, based on contractual requirements, to cover debt service costs. We will analyze these interest reserves on a periodic basis and determine if any additional interest reserves are needed. Recognition of income on loans with funded interest reserves are accounted for in the same manner as loans without funded interest reserves. We do not recognize interest income on loans in which the borrower has failed to make the contractual interest payment due or has not replenished the interest reserve account. Income from non-performing loans is generally recognized on a cash basis only to the extent it is received. Full income recognition will resume when the loan becomes contractually current and performance has recommenced.

        Additionally, interest income is recorded when earned from equity participation interests, referred to as equity kickers. These equity kickers have the potential to generate additional revenues to us as a result of excess cash flow distributions and/or as appreciated properties are sold or refinanced.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

        Gain on sales, including fee-based services, net—Gain on sales, including fee-based services, net includes commitment fees, broker fees, loan assumption fees, loan origination fees and gains on sale of loans of our Agency Business. In some instances, the borrower pays an additional amount of interest at the time the loan is closed, an origination fee, net of any direct loan origination costs incurred, which is recognized upon the sale of the loan. Revenue recognition occurs when the related services are performed, unless significant contingencies exist, and for the sale of loans, when all the incidence of ownership passes to the buyer. Interest income is recognized on the accrual basis as it is earned from loans held-for-sale.

        Property operating income—Property operating income represents income associated with the operations of commercial real estate properties classified as real estate owned. We recognize revenue for these activities when the fees are fixed or determinable, or are evidenced by an arrangement, collection is reasonably assured and the services under the arrangement have been provided.

        Other income, net—Other income, net represents loan structuring, modification, defeasance, and miscellaneous asset management fees associated with our loan and investment portfolio, as well as changes in the fair value of certain derivatives. We recognize these forms of income when the fees are fixed or determinable, are evidenced by an arrangement, collection is reasonably assured and the services under the arrangement have been provided.

        Stock-Based Compensation.    We have granted stock awards to certain of our employees and directors, as well as non-employees, consisting of shares of our common stock that vest immediately or annually over a multi-year period, subject to the recipient's continued service to us. We record stock-based compensation expense at the grant date fair value of the related stock-based award at the grant date (for the portion that vests immediately) or ratably over the respective vesting periods. Dividends are paid on restricted stock as dividends are paid on shares of our common stock whether or not they are vested. Stock-based compensation is disclosed in our consolidated statements of income under "employee compensation and benefits" for employees and under "selling and administrative" expense for non-employees.

        Income Taxes.    We organize and conduct our operations to qualify as a REIT and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on its REIT-taxable income that it distributes to its stockholders, provided that it distributes at least 90% of its REIT-taxable income and meets certain other requirements. Certain REIT income may be subject to state and local income taxes.

        The Agency Business mainly operates through a TRS, which is a part of our TRS Consolidated Group and is subject to U.S. federal, state and local income taxes. In general, our TRS entities may hold assets that the REIT cannot hold directly and may engage in real estate or non-real estate-related business. Current and deferred taxes are recorded on the portion of earnings (losses) recognized by us with respect to our interest in TRSs. Deferred income tax assets and liabilities are calculated based on temporary differences between our GAAP consolidated financial statements and the federal, state, local tax basis of assets and liabilities as of the consolidated balance sheets. We evaluate the realizability of our deferred tax assets (e.g., net operating loss and capital loss carryforwards) and recognize a valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available and the general and industry specific economic outlook.

        We periodically evaluate tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. We report interest and penalties related to tax uncertainties as a component of the income tax provision.

        Earnings Per Share.    We present both basic and diluted earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower EPS amount.

Recently Adopted Accounting Pronouncements

Description	Effective Date	Effect on Financial Statements
In October 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-17, Consolidation: Interests Held through Related Parties That Are under Common Control. This ASU alters how a decision maker needs to consider indirect interests in a VIE held through an entity under common control and requires consideration of only an entity's proportionate indirect interest in a VIE held through a common control party.	First quarter of 2017.	The adoption of this guidance did not have a material impact on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This ASU is intended to simplify several aspects of the accounting for share-based payment award transactions, including income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows.	First quarter of 2017.	The adoption of this guidance did not have a material impact on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting. This ASU, among other things, eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods the investment was held.	First quarter of 2017.	The adoption of this guidance did not have a material impact on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

Recently Issued Accounting Pronouncements

Description	Effective Date	Effect on Financial Statements
In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment. This ASU eliminates step two from the goodwill impairment test, which measures a goodwill impairment loss by comparing the implied fair value with the carrying amount of goodwill.	First quarter of 2020 with early adoption permitted beginning in the first quarter of 2017.	We are evaluating the timing of our adoption and the impact this guidance may have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business. This ASU provides a more robust framework to use in determining when a set of assets and activities constitutes a business. It also provides more consistency in applying the guidance, reduces the costs of application and makes the definition of a business more operable.	First quarter of 2018.	We have evaluated ASU 2017-01 and determined that adoption of this standard will not have a material impact on our consolidated financial statements in the period of adoption. The potential impact of ASU 2017-01 will be assessed for future acquisitions.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash. This ASU requires restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.	First quarter of 2018 with early adoption permitted.	These financial statements reflect the adoption of ASU 2016-18 as if it was adopted by the Company as of December 31, 2017.

In October 2016, the FASB issued ASU 2016-16, Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory. This ASU was issued to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory.	First quarter of 2018 with early adoption permitted and should be applied on a modified retrospective basis.	We have evaluated ASU 2016-16 and determined that adoption of this standard will not have a significant impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This ASU provides eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows.	First quarter of 2018 and requires adoption on a retrospective basis.	We have evaluated ASU 2016-15 and determined that adoption of this standard will not have a significant impact on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

Description	Effective Date	Effect on Financial Statements
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments. This ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Entities will be required to use forward-looking information to better form their credit loss estimates. This ASU also requires enhanced disclosures to help financial statement users better understand significant estimates and judgments used in estimating credit losses.	First quarter of 2020 with early adoption permitted beginning in the first quarter of 2019.	We are evaluating the timing of our adoption and the impact this guidance may have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases: Presentation of Comprehensive Income. This ASU requires recognition of balance sheet assets and liabilities for leases with terms of more than 12 months and disclosure of key information about an entity's leasing arrangements.	First quarter of 2019 with early adoption permitted and a modified retrospective approach is required.	We are evaluating the timing of our adoption and the impact this guidance may have on our consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. This ASU requires equity investments (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. This ASU also eliminates the requirement to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost.	First quarter of 2018.	We have evaluated ASU 2016-01 and do not expect the adoption of this standard to have a significant impact on our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 2—Basis of Presentation and Significant Accounting Policies (Continued)

Description	Effective Date	Effect on Financial Statements
Since 2014, the FASB has issued several amendments to its guidance on revenue recognition. The amended guidance, among other things, introduces a new framework for a single comprehensive model that can be used when accounting for revenue and supersedes most current revenue recognition guidance, including that which pertains to specific industries. The core principle states that an entity should recognize revenue to depict the transfer of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for such goods and services. It also requires expanded quantitative and qualitative disclosures that will enable financial statement users to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Most revenue associated with financial instruments, including interest and loan origination fees, along with gains and losses on investment securities, derivatives and sales of financial instruments are excluded from the scope of the guidance.	First quarter of 2018 and permits the use of either the full retrospective or modified retrospective method.	We have evaluated the new standard and determined that substantially all of our revenue, including interest income, loan origination fees, servicing income and gains on sales of loans and investment securities, are not impacted. This standard will not materially impact the timing of gains on certain sales of real estate and will not materially impact our total revenues or footnote disclosures. We will adopt this standard in the first quarter of 2018 using the modified retrospective method.

Note 3—Acquisition of Our Former Manager's Agency Platform

        On July 14, 2016, we completed the Acquisition of the agency platform of our Former Manager pursuant to an asset purchase agreement dated February 25, 2016. The aggregate purchase price was $275.8 million, which was paid with $138.0 million in stock, $87.8 million in cash and with the issuance of a $50.0 million seller financing instrument. The equity component of the purchase price was paid with 21,230,769 operating partnership units ("OP Units"), which was based on a stock price of $6.50 per share. The closing price of our common stock on the Acquisition date was $7.29 per share; therefore, the estimated fair value of the total consideration was $292.5 million. See Note 12—Debt Obligations for details about the seller financing and Note 18—Equity for details about the OP Units.

        We finalized the purchase price allocation during the first quarter of 2017 based on the estimated fair values of the assets acquired and liabilities assumed as of the Acquisition date. See Note 2—Basis of Presentation and Significant Accounting Policies for details of an adjustment made to the purchase price allocation in the third quarter of 2017.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 3—Acquisition of Our Former Manager's Agency Platform (Continued)

Internalization of Management Team

        In connection with the Acquisition, we had the option to fully internalize our management team and terminate the existing management agreement with our Former Manager for $25.0 million. On May 31, 2017, we exercised that option and fully internalized our management team, which included approximately 100 employees. We incurred expenses of less than $0.1 million in connection with this transaction. We accounted for this transaction as a business combination with the settlement of a preexisting relationship. The total purchase price of $25.0 million was assigned to goodwill since the asset transferred represented an assembled workforce. Goodwill was allocated $12.5 million each to our two reporting segments and is expected to be deductible for tax purposes.

        Accounting guidance requires the settlement of preexisting relationships to be accounted for separately from the business combination, with the recognition of any corresponding gain or loss through the statement of income upon settlement. Any potential gain or loss is measured based on the favorable or unfavorable terms of the management agreement from the prospective of the acquirer, when compared to current market rates for similar services. Based on this guidance, with the assistance of a specialist, we performed an analysis and determined that the terminated management agreement contained terms similar to those of arrangements with comparable companies, and therefore no such gain or loss was recorded.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 4—Loans and Investments

        The following tables set forth the composition of our Structured Business loan and investment portfolio ($ in thousands):

	December 31, 2017	Percent of Total	Loan Count	Wtd. Avg. Pay Rate(1)	Wtd. Avg. Remaining Months to Maturity	Wtd. Avg. First Dollar LTV Ratio(2)	Wtd. Avg. Last Dollar LTV Ratio(3)
Bridge loans	$2,422,105	91%	150	6.10%	20.9	0%	72%
Preferred equity investments	142,892	6%	12	6.47%	68.7	64%	90%
Mezzanine loans	87,541	3%	8	10.78%	24.8	20%	63%

	2,652,538	100%	170	6.28%	23.6	4%	73%

Unearned revenue	(10,628)
Allowance for loan losses	(62,783)

Loans and investments, net	$2,579,127

	December 31, 2016
Bridge loans	$1,602,658	90%	120	5.59%	16.4	0%	73%
Preferred equity investments	68,121	4%	10	6.83%	23.8	42%	91%
Mezzanine loans	57,124	3%	12	9.09%	17.9	36%	75%
Junior participation loans	62,257	3%	2	4.50%	4.0	83%	84%

	1,790,160	100%	144	5.71%	16.3	6%	75%

Unearned revenue	(10,716)
Allowance for loan losses	(83,712)

Loans and investments, net	$1,695,732

(1)
"Weighted Average Pay Rate" is a weighted average, based on the UPB of each loan in our portfolio, of the interest rate required to be paid monthly as stated in the individual loan agreements. Certain loans and investments that require an additional rate of interest "Accrual Rate" to be paid at maturity are not included in the weighted average pay rate as shown in the table.

(2)
The "First Dollar LTV Ratio" is calculated by comparing the total of our senior most dollar and all senior lien positions within the capital stack to the fair value of the underlying collateral to determine the point at which we will absorb a total loss of our position.

(3)
The "Last Dollar LTV Ratio" is calculated by comparing the total of the carrying value of our loan and all senior lien positions within the capital stack to the fair value of the underlying collateral to determine the point at which we will initially absorb a loss.

        During 2015, we acquired a $116.0 million defaulted first mortgage note, at par, that paid off resulting in the recognition of income totaling $6.7 million, net of fees and expenses. The $6.7 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 4—Loans and Investments (Continued)

of income consisted of other interest income totaling $7.9 million, partially offset by $1.2 million of expenses that were recorded in employee compensation and benefits. In 2016, additional funds held in escrow from the note payoff were released following an arbitration proceeding and we recognized income totaling $1.9 million, net of fees and expenses. The $1.9 million of income consisted of other interest income totaling $2.5 million, partially offset by $0.6 million of expenses that were recorded in employee compensation and benefits.

Concentration of Credit Risk

        We are subject to concentration of credit risk in that, at December 31, 2017, the UPB related to 42 loans with five different borrowers represented 24% of total assets. At December 31, 2016, the UPB related to 35 loans with five different borrowers represented 16% of total assets. During both 2017 and 2016, no single loan or investment represented 10% of our total assets and no single investor group generated 10% of our revenue.

        Effective January 1, 2017, we revised our methodology used to assign a credit risk rating to each loan and investment to be consistent with the method used by our Agency Business. We now assign ratings of pass, pass/watch, special mention, substandard or doubtful to each loan and investment, instead of a one to five rating. Similar to our previous methodology, there are five ratings, each generally consistent with our prior ratings (i.e., pass is equivalent to a one rating, pass/watch is equivalent to a two rating, etc.), with a pass rating being the lowest risk and a doubtful rating being the highest.

        The benchmark guidelines and other factors used in our revised methodology are substantially the same as our previous methodology. Each credit risk rating has benchmark guidelines that pertain to debt-service coverage ratios, LTV ratios, borrower strength, asset quality, and funded cash reserves. Other factors such as guarantees, market strength, and remaining loan term and borrower equity are also reviewed and factored into determining the credit risk rating assigned to each loan. This metric provides a helpful snapshot of portfolio quality and credit risk. Given our asset management approach, however, the risk rating process does not result in differing levels of diligence contingent upon credit rating. That is because all portfolio assets are subject to the level of scrutiny and ongoing analysis consistent with that of a "high-risk" loan. Assets are subject to, at minimum, a thorough quarterly financial evaluation in which historical operating performance and forward-looking projections are reviewed.

        Generally speaking, given our typical loan profile, risk ratings of pass, pass/watch and special mention suggest that we expect the loan to make both principal and interest payments according to the contractual terms of the loan agreement, and is not considered impaired. A risk rating of substandard indicates we anticipate the loan may require a modification of some kind. A risk rating of doubtful indicates we expect the loan to underperform over its term, and there could be loss of interest and/or principal. Further, while the above are the primary guidelines used in determining a certain risk rating, subjective items such as borrower strength, market strength or asset quality may result in a rating that is higher or lower than might be indicated by any risk rating matrix.

        As a result of the loan review process, at December 31, 2017 and 2016, we identified eight loans and investments that we consider higher-risk loans that had a carrying value, before loan loss reserves,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 4—Loans and Investments (Continued)

of $126.5 million and $152.9 million, respectively, and a weighted average last dollar LTV ratio of 93% and 94%, respectively.

        A summary of the loan portfolio's weighted average internal risk ratings and LTV ratios by asset class is as follows ($ in thousands):

	December 31, 2017
Asset Class	UPB	Percentage of Portfolio	Wtd. Avg. Internal Risk Rating	Wtd. Avg. First Dollar LTV Ratio	Wtd. Avg. Last Dollar LTV Ratio
Multifamily	$1,925,529	73%	pass/watch	4%	72%
Self Storage	301,830	11%	pass	0%	71%
Land	132,828	5%	substandard	0%	90%
Office	107,853	4%	pass/watch	1%	64%
Hotel	90,725	3%	special mention	37%	81%
Healthcare	55,615	2%	pass/watch	0%	74%
Retail	36,458	1%	pass/watch	8%	66%
Commercial	1,700	<1%	doubtful	63%	63%

Total	$2,652,538	100%	pass/watch	4%	73%

	December 31, 2016
Multifamily	$1,421,731	79%	special mention	1%	73%
Self Storage	7,505	<1%	special mention	0%	70%
Land	137,255	8%	substandard	2%	92%
Office	141,711	8%	pass/watch	43%	73%
Hotel	70,750	4%	special mention	30%	74%
Healthcare	5,550	<1%	special mention	0%	63%
Retail	3,958	<1%	special mention	81%	91%
Commercial	1,700	<1%	doubtful	63%	63%

Total	$1,790,160	100%	special mention	6%	75%

Geographic Concentration Risk

        As of December 31, 2017, 23%, 21% and 11% of the outstanding balance of our loan and investment portfolio had underlying properties in Texas, New York and California, respectively. As of December 31, 2016, 25%, 15%, 14% and 13% of the outstanding balance of our loan and investment portfolio had underlying properties in New York, California, Florida and Texas, respectively.

Impaired Loans and Allowance for Loan Losses

        We evaluate each loan in our portfolio quarterly to assess the performance of our loans and whether a reserve for impairment should be recorded. We measure our relative loss position for our mezzanine loans, junior participation loans and preferred equity investments by determining the point where we will be exposed to losses based on our position in the capital stack as compared to the fair

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 4—Loans and Investments (Continued)

value of the underlying collateral. We determine our loss position on both a first dollar LTV and a last dollar LTV basis, as defined above.

        A summary of the changes in the allowance for loan losses is as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Allowance at beginning of period	$83,712	$86,762	$115,487
Provision for loan losses	2,000	59	6,509
Charge-offs	(20,473)	(2,959)	(32,000)
Charge-off on loan reclassification to real estate owned, net	—	—	(2,500)
Recoveries of reserves	(2,456)	(150)	(734)

Allowance at end of period	$62,783	$83,712	$86,762

        At December 31, 2017, 2016 and 2015, we had a total of five, eight and nine loans, respectively, with an aggregate carrying value, before loan loss reserves, of $163.5 million, $187.4 million and $189.2 million, respectively, for which impairment reserves have been recorded.

        A summary of charge-offs and recoveries by asset class is as follows ($ in thousands):

	Year Ended December 31,
	2017	2016	2015
Charge-offs:
Multifamily	$—	$(2,959)	$—
Office	(20,473)	—	(2,500)
Hotel	—	—	(32,000)

Total	$(20,473)	$(2,959)	$(34,500)

Recoveries:
Multifamily	$2,456	$193	$754
Land	—	—	1,288

Total	$2,456	$193	$2,042

Net Charge-offs	$(18,017)	$(2,766)	$(32,458)

Ratio of net charge-offs during the period to average loans and investments outstanding during the period	(0.8)%	(0.2)%	(2.1)%

        There were no loans for which the collateral securing the loan was less than the carrying value of the loan for which we had not recorded a provision for loan loss as of December 31, 2017, 2016 and 2015.

        During 2017, we incurred a $20.5 million charge-off due to the write-off of a fully reserved junior participation loan and we determined that the fair value of the underlying collateral securing a preferred equity investment with an aggregate carrying value of $34.8 million was less than the net carrying value of the investment, which resulted in a $2.0 million provision for loan losses. In addition,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 4—Loans and Investments (Continued)

a fully reserved mezzanine loan with a UPB of $1.8 million paid off in full, which resulted in a $1.8 million reserve recovery, and we recorded a reserve recovery of $0.7 million on a multifamily bridge loan.

        During 2016, we received a $1.8 million discounted payoff on an impaired bridge loan with a carrying value before reserves of $4.8 million, resulting in the recognition of an additional provision for loan losses of $0.1 million and a charge-off of $3.0 million.

        During 2015, we incurred a $32.0 million charge-off of previously recorded reserves due to the write-off of a fully reserved junior participation loan and we charged-off $2.5 million in connection with the transfer of an office building by deed in lieu of foreclosure to real estate owned, net. We also determined that the fair value of the underlying collateral securing five impaired loans with an aggregate carrying value of $125.3 million was less than the net carrying value of the loans, resulting in a $6.5 million provision for loan losses, and we recorded $2.0 million of net recoveries of previously recorded loan loss reserves which resulted in a $4.5 million net provision. These recoveries were recorded in provision for loan losses in the consolidated statements of income. Of the $6.5 million of loan loss reserves recorded during 2015, $4.0 million was attributable to loans on which we had previously recorded reserves, while $2.5 million of reserves related to other loans in our portfolio.

        We have six loans with a carrying value totaling $120.0 million at December 31, 2017 that are collateralized by a land development project. These loans were scheduled to mature in September 2017 and were extended to September 2018. The loans do not carry a current pay rate of interest, but five of the loans with a carrying value totaling $110.7 million entitle us to a weighted average accrual rate of interest of 8.66%. In 2008, we suspended the recording of the accrual rate of interest on these loans, as they were impaired and we deemed the collection of this interest to be doubtful. At both December 31, 2017 and 2016, we have cumulative allowances for loan losses of $49.1 million related to these loans. The loans are subject to certain risks associated with a development project including, but not limited to, availability of construction financing, increases in projected construction costs, demand for the development's outputs upon completion of the project, and litigation risk. Additionally, these loans were not classified as non-performing as the borrower is in compliance with all of the terms and conditions of the loans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 4—Loans and Investments (Continued)

        A summary of our impaired loans by asset class is as follows (in thousands):

	December 31, 2017			Year Ended December 31, 2017
Asset Class	UPB	Carrying Value(1)	Allowance for Loan Losses	Average Recorded Investment(2)	Interest Income Recognized
Land	$131,086	$124,812	$53,883	$131,086	$—
Hotel	34,750	34,750	5,700	34,750	371
Office	2,288	2,288	1,500	14,926	107
Commercial	1,700	1,700	1,700	1,700	—
Multifamily	—	—	—	1,271	22

Total	$169,824	$163,550	$62,783	$183,733	$500

	December 31, 2016			Year Ended December 31, 2016
Land	$131,086	$125,926	$53,883	$129,277	$—
Hotel	34,750	34,496	3,700	34,750	1,155
Office	27,563	22,778	21,973	27,572	94
Commercial	1,700	1,700	1,700	1,700	—
Multifamily	2,542	2,451	2,456	4,952	157

Total	$197,641	$187,351	$83,712	$198,251	$1,406

(1)
Represents the UPB of five and eight impaired loans (less unearned revenue and other holdbacks and adjustments) by asset class at December 31, 2017 and 2016, respectively.

(2)
Represents an average of the beginning and ending UPB of each asset class.

        At December 31, 2017, two loans with an aggregate net carrying value of $29.1 million, net of related loan loss reserves of $7.4 million, were classified as non-performing. As of December 31, 2016, three fully reserved loans with an aggregate carrying value of $22.9 million were classified as non-performing. Income from non-performing loans is generally recognized on a cash basis when it is received. Full income recognition will resume when the loan becomes contractually current and performance has recommenced.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 4—Loans and Investments (Continued)

        A summary of our non-performing loans by asset class is as follows (in thousands):

	December 31, 2017			December 31, 2016
Asset Class	Carrying Value	Less Than 90 Days Past Due	Greater Than 90 Days Past Due	Carrying Value	Less Than 90 Days Past Due	Greater Than 90 Days Past Due
Hotel	$34,750	$—	$34,750	$—	$—	$—
Office	—	—	—	20,472	—	20,472
Multifamily	—	—	—	681	—	681
Commercial	1,700	—	1,700	1,700	—	1,700

Total	$36,450	$—	$36,450	$22,853	$—	$22,853

        At December 31, 2017 and 2016, we had no loans contractually past due 90 days or more that are still accruing interest.

        A summary of loan modifications, refinancings and/or extensions by asset class that we considered to be troubled debt restructurings were as follows ($ in thousands):

	Year Ended December 31, 2017
Asset Class	Number of Loans	Original UPB	Original Wtd. Avg. Rate of Interest	Extended UPB	Extended Wtd. Avg. Rate of Interest
Hotel	1	$34,750	4.01%	$34,750	4.01%

	Year Ended December 31, 2016
Multifamily	1	$14,646	5.57%	$14,646	5.57%
Office	1	2,315	4.03%	2,315	4.03%

Total	2	$16,961	5.36%	$16,961	5.36%

        The loan modified during 2017 was considered a troubled debt restructuring as a result of a forbearance agreement entered into with the borrower in 2017 and was classified as non-performing as of December 31, 2017. There were no other loans in which we considered the modifications to be troubled debt restructurings that were subsequently considered non-performing as of December 31, 2017 and 2016 and no additional loans were considered to be impaired due to our troubled debt restructuring analysis for the years ended December 31, 2017 and 2016. These loans were modified to increase the likelihood of a total recovery of the combined principal and interest from the loan.

        Given the transitional nature of some of our real estate loans, we may require funds to be placed into an interest reserve, based on contractual requirements, to cover debt service costs. As of December 31, 2017, we had total interest reserves of $52.5 million on 81 loans with an aggregate UPB of $1.57 billion. As of December 31, 2016, we had total interest reserves of $20.4 million on 75 loans with an aggregate UPB of $1.01 billion.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 5—Loans Held-for-Sale, Net

        Loans held-for-sale, net consists of the following (in thousands):

	December 31, 2017	December 31, 2016
Fannie Mae	$243,717	$538,189
Freddie Mac	47,545	124,102
FHA	987	56

	292,249	662,347
Fair value of future MSR	5,806	13,146
Unearned discount	(612)	(2,126)

Loans held-for-sale, net	$297,443	$673,367

        Our loans held-for-sale, net are typically sold within 60 days of loan origination and the gain on sales are included in gain on sales, including fee-based services, net in the consolidated statements of income. During 2017, we sold $4.81 billion of loans held-for-sale and recorded gain on sales of $68.3 million. During 2016, we sold $1.49 billion of loans held-for-sale, excluding $418.2 million of sales related to loans that were acquired as part of the Acquisition, and recorded gain on sales of $22.8 million. At December 31, 2017 and 2016, there were no loans held-for-sale that were 90 days or more past due, and there were no loans held-for-sale that were placed on a non-accrual status.

Note 6—Capitalized Mortgage Servicing Rights

        Our capitalized MSRs reflect commercial real estate MSRs derived from loans sold in our Agency Business, or MSRs acquired as part of the Acquisition or in the open market from third parties. The weighted average estimated life remaining of our MSRs held at December 31, 2017 and 2016 was 7.2 years and 6.9 years, respectively.

        A summary of our capitalized MSR activity is as follows (in thousands):

	Year Ended December 31, 2017			Year Ended December 31, 2016
	Acquired	Originated	Total	Acquired	Originated	Total
Balance at beginning of period	$194,800	$32,943	$227,743	$—	$—	$—
Additions	1,199	86,700	87,899	221,647	33,597	255,244
Amortization	(37,470)	(9,732)	(47,202)	(21,052)	(653)	(21,705)
Write-downs and payoffs	(15,259)	(573)	(15,832)	(5,795)	(1)	(5,796)

Balance at end of period	$143,270	$109,338	$252,608	$194,800	$32,943	$227,743

        We recorded write-offs relating to specific MSRs of $15.8 million and $5.8 million during 2017 and 2016, respectively, primarily due to prepayments of loans. We collected prepayment fees of $12.7 million and $5.6 million during 2017 and 2016, respectively, which are included as a component of servicing revenue, net on the consolidated statements of income. As of December 31, 2017 and 2016, we had no valuation allowance recorded on any of our MSRs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 6—Capitalized Mortgage Servicing Rights (Continued)

        The expected amortization of the capitalized MSRs recorded as of December 31, 2017 are shown in the table below. Actual amortization may vary from these estimates (in thousands).

Year	Amortization
2018	$46,814
2019	43,191
2020	37,462
2021	30,037
2022	23,944
Thereafter	71,160

Total	$252,608

Note 7—Mortgage Servicing

        An analysis of the product and geographic concentrations that impact our servicing revenue is as follows ($ in thousands):

December 31, 2017
Product Concentrations			Geographic Concentrations
Product	UPB	Percent of Total	State	UPB Percent of Total
Fannie Mae	$12,502,699	77%	Texas	22%
Freddie Mac	3,166,134	20%	North Carolina	10%
FHA	537,482	3%	California	8%

Total	$16,206,315	100%	New York	8%

			Georgia	6%
			Florida	6%
			Other(1)	40%

			Total	100%

December 31, 2016
Product Concentrations			Geographic Concentrations
Product	UPB	Percent of Total	State	UPB Percent of Total
Fannie Mae	$11,181,152	83%	Texas	24%
Freddie Mac	1,953,245	14%	North Carolina	9%
FHA	420,689	3%	California	8%

Total	$13,555,086	100%	New York	8%

			Georgia	5%
			Florida	4%
			Other(1)	42%

			Total	100%

(1)
No other individual state represented more than 4% of the total.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 7—Mortgage Servicing (Continued)

        At December 31, 2017 and 2016, our weighted average servicing fee was 47.7 basis points and 47.8 basis points, respectively. We held cash in escrow for these loans totaling $477.9 million and $401.7 million at December 31, 2017 and 2016, respectively, which is not reflected in our consolidated balance sheets. These escrows are maintained in separate accounts at several federally insured depository institutions, which may exceed FDIC insured limits. We earn interest income on these escrow deposits, generally based on a market rate of interest negotiated with the financial institutions that hold the escrow deposits. Escrow earnings reflect interest income net of interest paid to the borrower, if required, and is a component of servicing revenue, net in the consolidated statements of income.

Note 8—Securities Held-to-Maturity

        Freddie Mac may choose to hold, sell or securitize loans we sell to them under the Freddie Mac SBL program. As part of the securitizations under the SBL program, we are required to purchase the bottom tranche bond, generally referred to as the "B Piece," that represents the bottom 10%, or highest risk of the securitization. During 2017, we retained 49%, or $41.0 million initial face value of three B Piece bonds, at a discount, for $27.2 million and sold the remaining 51% to the third party at par. Prior to 2017, a third party investor agreed to purchase the entire B Piece of each SBL program securitization at par. These held-to-maturity securities are carried at cost, net of unamortized discounts and are collateralized by a pool of multifamily mortgage loans, bear interest at an initial weighted average variable rate of 3.65% and have an estimated weighted average maturity of 5.9 years. The weighted average effective interest rate was 12.97% at December 31, 2017, including the accretion of discount. Approximately $5.4 million is estimated to mature within one year, $17.9 million is estimated to mature after one year through five years, $10.8 million is estimated to mature after five years through ten years and $6.5 million is estimated to mature after ten years.

        The following is a summary of the held-to-maturity securities we held at December 31, 2017 (in thousands):

	Face Value	Carrying Value	Unrealized Gain	Estimated Fair Value
B Piece bonds	$40,566	$27,837	$602	$28,439

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 9—Investments in Equity Affiliates

        We account for all investments in equity affiliates under the equity method. The following is a summary of our investments in equity affiliates (in thousands):

	Investments in Equity Affiliates at
Equity Affiliates	December 31, 2017	December 31, 2016	UPB of Loans to Equity Affiliates at December 31, 2017
Arbor Residential Investor LLC	$19,193	$28,917	$—
West Shore Café	2,140	2,051	1,688
Lightstone Value Plus REIT L.P	1,895	1,895	—
JT Prime	425	425	—
East River Portfolio	—	83	—
Lexford Portfolio	—	—	—
Issuers of Junior Subordinated Notes	—	578	—

Total	$23,653	$33,949	$1,688

        Arbor Residential Investor LLC ("ARI").    In 2015, we invested $9.6 million for 50% of our Former Manager's indirect interest in a joint venture with a third party that was formed to invest in a residential mortgage banking business. As a result of this transaction, we had an initial indirect interest of 22.5% in the mortgage banking business, which was subject to dilution upon attaining certain profit hurdles of the business, and at December 31, 2017, our indirect interest was 16.3%. In 2017, we recorded a $5.5 million charge for our proportionate share of a litigation settlement that will be paid over a two-year period and a loss of $1.8 million to (loss) income from equity affiliates in the consolidated statements of income related to this investment. During 2016 and 2015, we recorded income of $9.5 million and $6.6 million, respectively.

        In 2015, we invested $1.7 million through ARI for a 50% non-controlling interest in a joint venture that invests in non-qualified residential mortgages purchased from the mortgage banking business's origination platform. We also funded $0.6 million, $5.9 million and $7.9 million of additional mortgage purchases during 2017, 2016 and 2015, respectively. During 2017 and 2016, we received cash distributions totaling $3.2 million and $13.0 million as a result of the joint venture selling most of its mortgage assets, which were classified as returns of capital. During 2017, 2016 and 2015, we recorded income of $0.1 million, $0.5 million and less than $0.1 million, respectively, to (loss) income from equity affiliates in our consolidated statements of income related to this investment.

        West Shore Café.    We own a 50% noncontrolling interest in the West Shore Lake Café, a restaurant/inn lakefront property in Lake Tahoe, California. We provided a $1.7 million first mortgage loan to an affiliated entity to acquire property adjacent to the original property, which matures in May 2018, with a one-year extension option, and bears interest at LIBOR plus 4.0%. In 2017, 2016 and 2015, we recorded income of $0.1 million in each year to (loss) income from equity affiliates in our consolidated statements of income related to this investment.

        Lightstone Value Plus REIT L.P. / JT Prime.    We own a $1.9 million interest in an unconsolidated joint venture that holds common operating partnership units of Lightstone Value Plus REIT L.P. ("Lightstone"). We also own a 50% non-controlling interest in an unconsolidated joint venture,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 9—Investments in Equity Affiliates (Continued)

JT Prime, which holds common operating partnership units of Lightstone at a carrying value of $0.4 million. In 2017, 2016 and 2015, we recorded income of $0.2 million in each year to (loss) income from equity affiliates in our consolidated statements of income related to these investments.

        East River Portfolio.    We invested $0.1 million for a 5% interest in a joint venture that owns two multifamily properties. The joint venture is comprised of a consortium of investors consisting of certain of our officers, including our chief executive officer, and other related parties, who together own an interest of 95%. We originated a $1.7 million bridge loan to the joint venture with an interest rate of 5.5% over LIBOR that was repaid in full during 2017. In connection with the debt repayment, we received a $0.1 million distribution bringing our basis in this investment to zero. See Note 20—Agreements and Transactions with Related Parties for details.

        Lexford Portfolio.    We own a $44,000 noncontrolling equity interest in Lexford, a portfolio of multifamily assets. In 2017, 2016 and 2015, we received distributions from this equity investment and recognized income totaling $2.5 million, $2.8 million and $4.5 million, net of expenses, respectively. The $4.5 million of income received in 2015 was comprised of income of $5.5 million, partially offset by $1.0 million of expenses related to these distributions that were recorded in employee compensation and benefits. See Note 20—Agreements and Transactions with Related Parties for details.

        Issuers of Junior Subordinated Notes.    We invested $0.6 million for 100% of the common shares of two affiliated entities of ours. These entities pay dividends on both the common and preferred securities on a quarterly basis at variable rates based on LIBOR. During 2017, we purchased, at a discount, a portion of our junior subordinated notes. In connection with this extinguishment of debt, we settled our investment in these affiliated entities. See Note 12—Debt Obligations for details.

        Equity Participation Interest.    During 2017, we received $1.5 million from the redemption of a 25% equity participation interest we held in a multifamily property, which is included in (loss) income from equity affiliates in our consolidated statements of income. Prior to this transaction, our basis in this investment was zero.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 9—Investments in Equity Affiliates (Continued)

Summarized Financial Information

        The condensed combined balance sheets for our unconsolidated investments in equity affiliates are as follows (in thousands):

	December 31,
	2017			2016
Condensed Combined Balance Sheets	ARI	Other	Total	ARI	Other	Total
Assets:
Cash and cash equivalents	$26,419	$36,304	$62,723	$21,257	$33,342	$54,599
Real estate assets	303,098	584,580	887,678	360,412	601,713	962,125
Other assets	137,782	54,537	192,319	125,941	45,022	170,963

Total assets	467,299	675,421	1,142,720	507,610	680,077	1,187,687

Liabilities:
Notes payable	357,410	702,495	1,059,905	380,468	703,752	1,084,220
Other liabilities	34,964	15,885	50,849	13,329	16,390	29,719

Total liabilities	392,374	718,380	1,110,754	393,797	720,142	1,113,939

Stockholders' equity Arbor(1)	19,193	4,460	23,653	28,917	4,454	33,371
Stockholders' equity	55,732	(47,419)	8,313	84,896	(44,519)	40,377

Total stockholders' equity	74,925	(42,959)	31,966	113,813	(40,065)	73,748

Total liabilities and equity	$467,299	$675,421	$1,142,720	$507,610	$680,077	$1,187,687

(1)
Amount at December 31, 2016, when combined with $0.6 million of equity relating to the issuance of junior subordinated notes, equals $33.9 million of investments in equity affiliates.

        The condensed combined statements of operations for our unconsolidated investments in equity affiliates are as follows (in thousands):

	Year Ended December 31,
	2017			2016			2015
Statements of Operations:	ARI	Other	Total	ARI	Other	Total	ARI	Other	Total
Revenue:
Rental income	$—	$103,873	$103,873	$—	$99,417	$99,417	$—	$95,938	$95,938
Interest income	9,248	259	9,507	11,726	259	11,985	9,957	259	10,216
Operating income	143,743	—	143,743	195,905	—	195,905	129,567	1,364	130,931
Reimbursement income	—	7,378	7,378	—	7,085	7,085	—	6,801	6,801
Other income	2,909	8,420	11,329	213	8,060	8,273	196	15,124	15,320

Total revenues	155,900	119,930	275,830	207,844	114,821	322,665	139,720	119,486	259,206

Expenses:
Operating expenses	154,837	58,289	213,126	142,297	56,679	198,976	101,165	56,608	157,773
Interest expense	11,436	32,918	44,354	13,331	32,687	46,018	9,824	33,943	43,767
Depreciation and amortization	1,384	29,155	30,539	1,127	29,249	30,376	752	21,011	21,763
Other expenses	22,000	471	22,471	—	91	91	—	1,628	1,628

Total expenses	189,657	120,833	310,490	156,755	118,706	275,461	111,741	113,190	224,931

Net (loss) income	$(33,757)	$(903)	$(34,660)	$51,089	$(3,885)	$47,204	$27,979	$6,296	$34,275

Arbor's share of (loss) income(1)	$(7,247)	$2,796	$(4,451)	$9,950	$3,045	$12,995	$6,600	$5,701	$12,301

(1)
Amount for the year ended December 31, 2017, when combined with the $1.5 million equity participation interest received, equals a loss of $3.0 million.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 10—Real Estate Owned and Held-For-Sale

        Our real estate assets at both December 31, 2017 and 2016 were comprised of a hotel property and an office building.

Real Estate Owned

	December 31, 2017			December 31, 2016
(in thousands)	Hotel Property	Office Building	Total	Hotel Property	Office Building	Total
Land	$3,294	$4,509	$7,803	$3,294	$4,509	$7,803
Building and intangible assets	30,699	2,010	32,709	30,474	1,563	32,037
Less: Impairment loss	(13,307)	(500)	(13,807)	(11,200)	—	(11,200)
Less: Accumulated depreciation and amortization	(9,228)	(690)	(9,918)	(8,659)	(489)	(9,148)

Real estate owned, net	$11,458	$5,329	$16,787	$13,909	$5,583	$19,492

        For the years ended December 31, 2017, 2016 and 2015, our hotel property had a weighted average occupancy rate of approximately 52%, 54% and 53%, respectively, a weighted average daily rate of approximately $108, $100 and $90, respectively, and a weighted average revenue per available room of approximately $56, $54 and $48, respectively. The operation of a hotel property is seasonal with the majority of revenues earned in the first two quarters of the calendar year. During 2016, through site visits and discussion with market participants, we determined that the hotel property exhibited indicators of impairment and performed an impairment analysis. As a result of this impairment analysis, we recorded an impairment loss of $11.2 million. During 2017, we had additional discussions with market participants and received additional market analyses related to this property, which resulted in a further impairment totaling $2.7 million. In addition, during 2017, through site visits and discussion with market participants, we determined that the office building exhibited indicators of impairment and performed an impairment analysis. As a result of this impairment analysis, we recorded an impairment loss of $0.5 million.

        Our office building was fully occupied by a single tenant until April 2017 when the lease expired. The building is currently vacant.

        Our real estate assets had restricted cash balances totaling $0.7 million at both December 31, 2017 and 2016, due to escrow requirements.

Real Estate Held-For-Sale

        In 2016, we sold our three remaining multifamily properties and a hotel property for a total of $50.7 million and recognized a gain of $11.6 million. A portion of the sales proceeds were used to payoff the outstanding debt on the multifamily properties of $27.1 million.

        In 2015, we sold three hotel properties and a multifamily property classified as held-for-sale for a total of $41.1 million and recognized a gain of $7.8 million.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 10—Real Estate Owned and Held-For-Sale (Continued)

        The results of operations for properties classified as held-for-sale are summarized as follows (in thousands):

	Year Ended December
	2016	2015
Revenue:
Property operating income	$2,845	$10,972
Expenses:
Property operating expenses	1,994	8,224
Depreciation	335	1,563

Net income	$516	$1,185

Note 11—Goodwill and Other Intangible Assets

        Goodwill.    The following table sets forth the goodwill activity (in thousands):

	Year Ended December 31, 2017	Year Ended December 31, 2016
Beginning balance	$26,747	$—
Additions from the Acquisition	—	26,747
Additions from internalization of management team(1)	25,000	—
Purchase price allocation adjustment(2)	4,879	—

Ending balance	$56,626	$26,747

(1)
Goodwill additions from the internalization of our management team was allocated $12.5 million each to our two reporting segments.

(2)
See Note 2—Basis of Presentation and Significant Accounting Policies for details.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 11—Goodwill and Other Intangible Assets (Continued)

        Other Intangible Assets.    The following table sets forth the other intangible assets activity (in thousands):

	December 31, 2017			December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Total	Gross Carrying Value	Accumulated Amortization	Total
Finite-lived intangible assets:
Broker relationships	$25,000	$(4,558)	$20,442	$25,000	$(1,432)	$23,568
Borrower relationships	14,400	(2,100)	12,300	14,400	(660)	13,740
Below market leases	4,010	(1,075)	2,935	4,010	(337)	3,673
Acquired technology	900	(437)	463	900	(138)	762
Infinite-lived intangible assets:
Fannie Mae DUS license	17,100	—	17,100	17,100	—	17,100
Freddie Mac Program Plus license	8,700	—	8,700	8,700	—	8,700
FHA license	3,200	—	3,200	3,200	—	3,200

	$73,310	$(8,170)	$65,140	$73,310	$(2,567)	$70,743

        The amortization expense recorded for these intangible assets were $5.6 million and $2.6 million during the years ended December 31, 2017 and 2016, respectively.

        At December 31, 2017, the weighted average remaining lives of our amortizable finite-lived intangible assets and the estimated amortization expense for each of the succeeding five years are as follows ($ in thousands):

		Estimated Amortization Expense for the Years Ending December 31,
	Wtd. Avg. Remaining Life (in years)
		2018	2019	2020	2021	2022
Finite-lived intangible assets:
Broker relationships	6.5	$3,125	$3,125	$3,125	$3,125	$3,125
Borrower relationships	8.5	1,440	1,440	1,440	1,440	1,440
Below market leases	5.4	737	737	684	126	126
Acquired technology	1.5	300	163	—	—	—

	7.1	$5,602	$5,465	$5,249	$4,691	$4,691

Note 12—Debt Obligations

        We utilize various forms of short-term and long-term financing agreements to finance certain of our loans and investments, as well as other general business needs. Borrowings underlying these arrangements are primarily secured by a significant amount of our loans and investments and substantially all of our loans held-for-sale.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

Credit Facilities and Repurchase Agreements

        The following table outlines borrowings under our credit facilities and repurchase agreements ($ in thousands):

	December 31, 2017				December 31, 2016
	UPB(1)	Debt Carrying Value(1)	Collateral Carrying Value	Wtd. Avg. Note Rate	UPB(1)	Debt Carrying Value(1)	Collateral Carrying Value	Wtd. Avg. Note Rate
Structured Business
$225 million repurchase facility	$103,818	$102,350	$145,850	3.90%	$107,303	$106,051	$183,828	3.12%
$100 million repurchase facility	2,835	2,445	6,600	3.61%	21,897	21,598	34,850	2.96%
$75 million credit facility	—	—	—	—	38,990	38,704	63,158	2.94%
$75 million credit facility	9,000	8,999	16,000	3.61%	23,286	23,277	31,725	2.81%
$50 million credit facility	32,560	32,538	40,700	3.61%	46,400	46,374	58,000	2.81%
$50 million credit facility	3,700	3,581	4,625	4.88%	7,956	7,956	9,885	4.08%
$25.5 million credit facility	14,065	13,920	18,753	4.12%	—	—	—	—
$10 million working capital line of credit	10,000	10,000	—	4.12%	—	—	—	—
$7.5 million credit facility	7,472	7,432	9,340	4.37%	—	—	—	—
Repurchase facility—securities(2)	53,938	53,938	—	4.45%	—	—	—	—
$3 million master security agreement	1,834	1,834	—	3.21%	2,533	2,533	—	3.21%

Structured Business Total	$239,222	$237,037	$241,868	4.02%	$248,365	$246,493	$381,446	3.02%

Agency Business
$500 million multifamily ASAP agreement	$121,880	$121,880	$121,880	2.61%	$142,557	$142,557	$142,557	1.65%
$150 million credit facility	21,821	21,802	21,821	2.96%	268,572	268,530	268,572	2.05%
$150 million credit facility	99,357	99,242	99,357	2.91%	210,139	210,009	210,139	2.05%
$100 million credit facility	23,785	23,785	23,785	2.86%	39,047	39,048	39,047	1.95%
$100 million repurchase facility	24,873	24,827	24,873	2.91%	—	—	—	—

Agency Business Total	$291,716	$291,536	$291,716	2.78%	$660,315	$660,144	$660,315	1.96%

Consolidated total	$530,938	$528,573	$533,584	3.34%	$908,680	$906,637	$1,041,761	2.25%

(1)
The difference between the UPB and carrying value represents unamortized deferred finance costs.

(2)
The facility is collateralized by $61.0 million of notes retained by us from our last two CLO issuances and the fair value of our B Piece bonds from SBL program securitizations of $28.4 million.

        Structured Business.    We utilize credit facilities and repurchase agreements with various financial institutions to finance our Structured Business loans and investments as described below.

        Including certain fees and costs, such as structuring, commitment, non-use and warehousing fees, the weighted average interest rate for the credit facilities and repurchase agreements of our Structured

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

Business was 4.51% and 3.42% at December 31, 2017 and 2016, respectively. The leverage on our loans and investment portfolio, excluding the securities repurchase facility, $10.0 million working capital line of credit and the $3.0 million master security agreement used to finance leasehold improvements to our corporate office, was 72% and 64% at December 31, 2017 and 2016, respectively.

        In the fourth quarter of 2017, we amended our $150.0 million repurchase facility increasing the commitment by $75.0 million to $225.0 million. This facility bears interest at a rate of 225 basis points over LIBOR on senior mortgage loans, 350 basis points over LIBOR on junior mortgage loans and matures in October 2018, with a one-year extension option. If the estimated market value of the loans financed in this facility decrease, we may be required to pay down borrowings under this facility.

        We have a $100.0 million repurchase facility to finance multifamily bridge loans that bears interest at a rate of 200 basis points over LIBOR, matures in June 2019 and has a maximum advance rate of 75%.

        We have a $75.0 million credit facility to finance multifamily bridge loans which matures in December 2018 and bears interest at a rate ranging from 200 basis points to 212.5 basis points over LIBOR, depending on the advance rate. This facility includes a $25.0 million sublimit to finance healthcare related loans at an interest rate ranging from 212.5 basis points to 250 basis points over LIBOR depending on the type of healthcare facility financed and the advance rate. In the fourth quarter of 2017, we extended the maturity date of this facility to December 2018. The facility has a maximum advance rate of 75% on multifamily bridge loans and 65% on healthcare related loans.

        We have another $75.0 million credit facility to finance bridge loans that bears interest at a rate of 200 basis points over LIBOR and matures in June 2018. The facility has a maximum advance rate of 70% to 75%, depending on the property type.

        We have a $50.0 million credit facility to finance multifamily loans that bears interest at a rate of 200 basis points over LIBOR and is scheduled to mature in February 2018. This facility includes a one year automatic extension option, subject to certain conditions, and has a maximum advance rate of 80%.

        We have another $50.0 million credit facility that bears an interest rate ranging from 250 basis points to 325 basis points over LIBOR, depending on the type of healthcare facility financed, and matures in September 2019. The facility includes two one-year extension options and has a maximum advance rate of 80%.

        In 2017, we entered into a $25.5 million credit facility to finance a multifamily bridge loan. The facility bears interest at a rate of 250 basis points over LIBOR and matures in October 2019.

        In 2017, we entered into a $10.0 million unsecured working capital line of credit that bears interest at a rate of 250 basis points over LIBOR. This line is scheduled to mature in March 2018 and is renewable annually.

        In the fourth quarter of 2017, we entered into a $7.5 million credit facility to finance a healthcare related bridge loan. The facility bears interest at a rate of 275 basis points over LIBOR and matures in August 2018.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

        In the fourth quarter of 2017, we entered into an uncommitted repurchase facility that is used to finance securities we retained in connection with our two latest CLOs and our purchases of the B Piece bonds from SBL program securitizations. The facility bears interest at a rate ranging from 250 basis points to 350 basis points over LIBOR and has no stated maturity date.

        We have two notes payable under a master security agreement that was used to finance leasehold improvements to our corporate office, which were assumed as part of the Acquisition. The two notes bear interest at a weighted average fixed rate of 3.21%, require monthly amortization payments and mature in 2020.

        Agency Business.    We utilize credit facilities with various financial institutions to finance the loans held-for-sale on our Agency Business.

        We have a $500.0 million Multifamily As Soon as Pooled ® Plus ("ASAP") agreement with Fannie Mae providing us with a warehousing credit facility for mortgage loans that are to be sold to Fannie Mae and serviced under the Fannie Mae DUS program. The ASAP agreement is not a committed line, has no expiration date and bears interest at a rate of 105 basis points over LIBOR (with a LIBOR Floor of 0.35%).

        We have a $150.0 million credit facility that bears interest at a rate of 140 basis points over LIBOR and a scheduled maturity date in January 2018. In 2018, we amended the facility reducing the interest rate 10 basis points to 130 basis points over LIBOR and extending the maturity date one year. The financial institution that provided this credit facility has a security interest in the underlying mortgage notes that serve as collateral for this facility.

        We have another $150.0 million credit facility that bears interest at a rate of 135 basis points over LIBOR and matures in July 2018. The financial institution that provided this credit facility has a security interest in the underlying mortgage notes that serve as collateral for this facility.

        We have a $100.0 million credit facility that bears interest at a rate of 130 basis points over LIBOR and matures in June 2018. The committed amount under this facility was temporarily increased to $250.0 million through January 2018. The financial institution that provided this credit facility has a security interest in the underlying mortgage notes that serve as collateral for this facility.

        In 2017, we entered into a $100.0 million repurchase facility that bears interest at a rate of 135 basis points over LIBOR and matures in August 2018. The financial institution that provided this credit facility has a security interest in the underlying mortgage notes that serve as collateral for this facility.

        In 2017, we simultaneously terminated our then existing $30.0 million letter of credit facility and entered into a new $50.0 million letter of credit facility with a different financial institution. We issued letters of credit to secure obligations under the Fannie Mae DUS program and the Freddie Mac SBL program. The letter of credit facility bears interest at a fixed rate of 2.875%, matures in September 2020 and is primarily collateralized by our servicing revenue as approved by Fannie Mae and Freddie Mac. The letter of credit facility includes a $5.0 million sublimit for an obligation under the Freddie Mac SBL program. At December 31, 2017, the letters of credit outstanding include $42.0 million for the Fannie Mae DUS program and $5.0 million for the Freddie Mac SBL program.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

CLOs

        We account for our CLO transactions on our consolidated balance sheet as financing facilities. Our CLOs are VIEs for which we are the primary beneficiary and are consolidated in our financial statements. The investment grade tranches are treated as secured financings, and are non-recourse to us.

        The following table outlines borrowings and the corresponding collateral under our CLOs ($ in thousands):

				Collateral(3)
	Debt			Loans		Cash
	Face Value	Carrying Value(1)	Wtd. Avg. Rate(2)	UPB	Carrying Value	Restricted Cash(4)
December 31, 2017
CLO IX	$356,400	$351,042	2.97%	$372,350	$371,236	$88,650
CLO VIII	282,874	278,606	2.92%	364,838	363,339	162
CLO VII	279,000	275,331	3.61%	346,524	345,220	13,476
CLO VI	250,250	247,470	4.10%	314,382	313,582	10,618
CLO V	267,750	265,973	4.06%	347,797	346,803	2,203

Total CLOs	$1,436,274	$1,418,422	3.48%	$1,745,891	$1,740,180	$115,109

December 31, 2016
CLO VI	$250,250	$246,443	3.30%	$324,569	$323,351	$431
CLO V	267,750	264,864	3.26%	344,680	343,748	5,320
CLO IV	219,000	217,134	3.06%	291,319	290,429	8,681

Total CLOs	$737,000	$728,441	3.21%	$960,568	$957,528	$14,432

(1)
Debt carrying value is net of $17.9 million and $8.6 million of deferred financing fees at December 31, 2017 and 2016, respectively.

(2)
At December 31, 2017 and 2016, the aggregate weighted average note rate for our CLOs, including certain fees and costs, was 4.08% and 3.71%, respectively.

(3)
At December 31, 2017 and 2016, there was no collateral at risk of default or deemed to be a "credit risk" as defined by the CLO indenture.

(4)
Represents restricted cash held for principal repayments as well as for reinvestment in the CLOs. Does not include restricted cash related to interest payments, delayed fundings and expenses.

        In December 2017, we completed CLO IX, issuing five tranches of CLO notes through two newly-formed wholly-owned subsidiaries totaling $388.2 million. Of the total CLO notes issued, $356.4 million were investment grade notes issued to third party investors and $31.8 million were below investment grade notes retained by us. As of the CLO closing date, the notes were secured by a portfolio of loan obligations with a face value of $387.3 million, consisting primarily of bridge loans that were contributed from our existing loan portfolio. The financing has a stated maturity date in December

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

2027 and a three-year replacement period that allows the principal proceeds and sale proceeds (if any) of the loan obligations to be reinvested in qualifying replacement loan obligations, subject to the satisfaction of certain conditions set forth in the indenture. Thereafter, the outstanding debt balance will be reduced as loans are repaid. Initially, the proceeds of the issuance of the securities also included $92.7 million for the purpose of acquiring additional loan obligations for a period of up to 120 days from the CLO closing date. Subsequently, the issuer will own loan obligations with a face value of $480.0 million. We retained a residual interest in the portfolio with a notional amount of $123.6 million, including the $31.8 million below investment grade notes. The notes had an initial weighted average interest rate of 1.36% plus LIBOR and interest payments on the notes are payable monthly.

        In September 2017, we completed the unwind of CLO IV, redeeming $219.0 million of our outstanding notes which were repaid primarily from the refinancing of the remaining assets within our existing financing facilities (including CLO VIII), as well as with cash held by CLO IV, and expensed $1.1 million of deferred financing fees into interest expense on the consolidated statements of income.

        In August 2017, we completed CLO VIII, issuing six tranches of CLO notes through two newly-formed wholly-owned subsidiaries totaling $312.1 million. Of the total CLO notes issued, $282.9 million were investment grade notes issued to third party investors and $29.2 million were below investment grade notes retained by us. As of the CLO closing date, the notes were secured by a portfolio of loan obligations with a face value of $293.7 million, consisting primarily of bridge loans that were contributed from our existing loan portfolio. The financing has a stated maturity date in August 2027 and a three-year replacement period that allows the principal proceeds and sale proceeds (if any) of the loan obligations to be reinvested in qualifying replacement loan obligations, subject to the satisfaction of certain conditions set forth in the indenture. Thereafter, the outstanding debt balance will be reduced as loans are repaid. Initially, the proceeds of the issuance of the securities also included $71.3 million for the purpose of acquiring additional loan obligations for a period of up to 120 days from the CLO closing date, which we subsequently utilized resulting in the issuer owning loan obligations with a face value of $365.0 million. We retained a residual interest in the portfolio with a notional amount of $82.1 million, including the $29.2 million below investment grade notes. The notes had an initial weighted average interest rate of 1.31% plus LIBOR and interest payments on the notes are payable monthly.

        In April 2017, we completed CLO VII, issuing to third party investors three tranches of investment grade CLOs through two newly-formed wholly-owned subsidiaries totaling $279.0 million. As of the CLO closing date, the notes were secured by a portfolio of loan obligations with a face value of $296.2 million, consisting primarily of bridge loans that were contributed from our existing loan portfolio. The financing has a stated maturity date in April 2027 and a three-year replacement period that allows the principal proceeds and sale proceeds (if any) of the loan obligations to be reinvested in qualifying replacement loan obligations, subject to the satisfaction of certain conditions set forth in the indenture. Thereafter, the outstanding debt balance will be reduced as loans are repaid. Initially, the proceeds of the issuance of the securities also included $63.8 million for the purpose of acquiring additional loan obligations for a period of up to 120 days from the CLO closing date, which were subsequently utilized resulting in the issuer owning loan obligations with a face value of $360.0 million. We retained a residual interest in the portfolio with a notional amount of $81.0 million. The notes had

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

an initial weighted average interest rate of 1.99% plus LIBOR and interest payments on the notes are payable monthly.

        In December 2016, we completed the unwind of CLO III, redeeming $281.3 million of our outstanding notes which were repaid primarily from the refinancing of the remaining assets within our financing facilities, as well as with cash held by the CLO, and expensed $1.0 million of deferred fees into interest expense in the consolidated statements of income.

        In August 2016, we completed CLO VI, issuing to third party investors three tranches of investment grade CLOs through two newly-formed wholly-owned subsidiaries totaling $250.3 million. As of the CLO closing date, the notes were secured by a portfolio of loan obligations with a face value of $275.4 million, consisting primarily of bridge loans that were contributed from our existing loan portfolio. The financing has a stated maturity date in September 2026 and a three year replacement period that allows the principal proceeds and sale proceeds (if any) of the loan obligations to be reinvested in qualifying replacement loan obligations, subject to the satisfaction of certain conditions set forth in the indenture. Thereafter, the outstanding debt balance will be reduced as loans are repaid. Initially, the proceeds of the issuance of the securities also included $49.6 million for the purpose of acquiring additional loan obligations for a period of up to 120 days from the closing date of the CLO, which were subsequently utilized resulting in the issuer owning loan obligations with a face value of $325.0 million. We retained a residual interest in the portfolio with a notional amount of $74.8 million. The notes had an initial weighted average interest rate of 2.48% plus LIBOR and interest payments on the notes are payable monthly.

        In August 2015, we completed CLO V, issuing to third party investors three tranches of investment grade CLOs through two newly-formed wholly-owned subsidiaries totaling $267.8 million, of which we purchased $12.5 million of Class C notes that we subsequently sold at par for $12.5 million. As of the CLO closing date, the notes were secured by a portfolio of loan obligations with a face value of $302.6 million, consisting primarily of bridge loans that were contributed from our existing loan portfolio. The financing has a stated maturity date in September 2025 and a three year replacement period that allows the principal proceeds and sale proceeds (if any) of the loan obligations to be reinvested in qualifying replacement loan obligations, subject to the satisfaction of certain conditions set forth in the indenture. Thereafter, the outstanding debt balance will be reduced as loans are repaid. Initially, the proceeds of the issuance of the securities also included $47.4 million for the purpose of acquiring additional loan obligations for a period of up to 120 days from the closing date of the CLO, which were subsequently utilized resulting in the issuer owning loan obligations with a face value of $350.0 million. We retained a residual interest in the portfolio with a notional amount of $82.3 million. The notes had an initial weighted average interest rate of 2.44% plus LIBOR and interest payments on the notes are payable monthly.

Luxembourg Debt Fund

        In November 2017, we formed a $100.0 million Luxembourg commercial real estate debt fund and issued to third party investors $70.0 million of floating rate notes which bear an initial interest rate of 4.15% over LIBOR. The notes mature in 2025 and we retained a $30.0 million equity interest in the Debt Fund. The Debt Fund is secured by a portfolio of loan obligations with a face value of $100.0 million, which includes first mortgage bridge loans, senior participations interests in first

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

mortgage bridge loans, subordinate participation interest in first mortgage bridge loans and participation interests in mezzanine loans. The Debt Fund allows, for a period of three years, principal proceeds from portfolio assets to be reinvested in qualifying replacement assets, subject to certain conditions.

        Borrowings and the corresponding collateral under our Debt Fund as of December 31, 2017 are as follows ($ in thousands):

Debt			Collateral(3)
			Loans		Cash
Face Value	Carrying Value(1)	Wtd. Avg. Rate(2)	UPB	Carrying Value	Restricted Cash(4)
$70,000	$68,084	5.79%	$96,995	$96,564	$3,005

(1)
Debt carrying value is net of $1.9 million of deferred financing fees at December 31, 2017.

(2)
At December 31, 2017 the aggregate weighted average note rate, including certain fees and costs, was 6.05%.

(3)
At December 31, 2017, there was no collateral at risk of default or deemed to be a "credit risk."

(4)
Represents restricted cash held for reinvestment. Does not include restricted cash related to interest payments, delayed fundings and expenses.

Senior Unsecured Notes

        The debt carrying value of our senior unsecured notes at December 31, 2017 and 2016 were $95.3 million and $94.5 million, respectively, which were net of $2.6 million and $3.3 million, respectively, of deferred financing fees. The notes are due in 2021; however, they became eligible for redemption by us on May 16, 2017. Including certain fees and costs, the weighted average note rate was 8.16% and 8.15% at December 31, 2017 and 2016, respectively.

Convertible Senior Unsecured Notes

        In November 2017, we issued $143.8 million aggregate principal amount of 5.375% convertible senior unsecured notes, which included the underwriter's exercise of the over-allotment option of $18.8 million. The notes pay interest semiannually in arrears. We received total proceeds of $139.2 million from the offering, net of deferred financing fees, which is being amortized through interest expense over the life of the notes. The notes mature in November 2020, unless earlier converted or repurchased by the holders pursuant to their terms. The initial conversion rate was 107.7122 shares of common stock per $1,000 principal amount of notes and represents a conversion price of $9.28 per share of common stock.

        In October 2016, we issued $86.3 million aggregate principal amount of 6.50% convertible senior unsecured notes, including the underwriter's over-allotment option of $11.3 million, and, in January

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

2017, we issued an additional $13.8 million, which brought the aggregate outstanding principal amount of the notes to $100.0 million. The additional issuance in January 2017 is fully fungible with, and ranks equally in right of payment with, the initial issuance. The notes pay interest semiannually in arrears. We received total proceeds of $95.8 million from the offerings, net of deferred financing fees, which are being amortized through interest expense over the life of the notes. The notes mature in October 2019, unless earlier converted or repurchased by the holders pursuant to their terms. The initial conversion rate was 119.3033 shares of common stock per $1,000 principal amount of notes and represented a conversion price of $8.38 per share of common stock. At December 31, 2017, the notes had a conversion rate of 120.465 shares of common stock per $1,000 principal amount of notes, which represented a conversion price of $8.30 per share of common stock.

        Our convertible senior unsecured notes are not redeemable by us prior to their maturities and are convertible into, at our election, cash, shares of our common stock or a combination of both, subject to the satisfaction of certain conditions and during specified periods. The conversion rates are subject to adjustment upon the occurrence of certain specified events and the holders may require us to repurchase all or any portion of their notes for cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if we undergo a fundamental change as specified in the agreements.

        Accounting guidance requires that convertible debt instruments with cash settlement features, including partial cash settlement, account for the liability component and equity component (conversion feature) of the instrument separately. The initial value of the liability component reflects the present value of the discounted cash flows using the nonconvertible debt borrowing rate at the time of the issuance. The debt discount represents the difference between the proceeds received from the issuance and the initial carrying value of the liability component, which is being accreted back to the notes principal amount through interest expense over the term of the notes, which was 2.41 years and 2.75 years at December 31, 2017 and 2016, respectively, on a weighted average basis.

        The UPB, unamortized discount and net carrying amount of the liability and equity components of the notes were as follows (in thousands):

	Liability Component				Equity Component
Period	UPB	Unamortized Debt Discount	Unamortized Deferred Financing Fees	Net Carrying Value	Net Carrying Value
December 31, 2017	$243,750	$5,742	$6,721	$231,287	$6,733

December 31, 2016	$86,250	$2,119	$3,471	$80,660	$2,179

        During 2017, we incurred total interest expense on the notes of $10.1 million, of which $7.4 million, $1.6 million and $1.1 million related to the cash coupons, accretion of the deferred financing fees and of the debt discount, respectively. During 2016, we incurred total interest expense on the notes of $1.9 million, of which $1.4 million, $0.3 million and $0.2 million related to the cash coupon, accretion of the deferred financing fees and of the debt discount, respectively. Including the amortization of the deferred financing fees and debt discount, our weighted average total cost of the notes is 7.96% per annum.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

Junior Subordinated Notes

        In 2017, we purchased, at a discount, $20.9 million of our junior subordinated notes with a carrying value of $19.8 million and recorded a gain on extinguishment of debt of $7.1 million. As a result, we settled our related equity investment and extinguished $21.5 million of notes. The carrying value of borrowings under our junior subordinated notes was $139.6 million and $157.9 million at December 31, 2017 and 2016, respectively, which is net of a deferred amount of $12.5 million and $14.9 million, respectively, (which is being amortized into interest expense over the life of the notes) and $2.2 million and $3.1 million, respectively, of deferred financing fees. These notes have maturities ranging from March 2034 through April 2037 and pay interest quarterly at a fixed or floating rate of interest based on LIBOR. The current weighted average note rate was 4.53% and 3.82% at December 31, 2017 and 2016, respectively. Including certain fees and costs, the weighted average note rate was 4.63% and 3.94% at December 31, 2017 and 2016, respectively.

Related Party Financing

        In connection with the Acquisition, we entered into a $50.0 million preferred equity interest financing agreement with our Former Manager to finance a portion of the aggregate purchase price. The debt has a five year term with a preferred return of 7% through December 31, 2016, increasing by 1% per annum thereafter, with a maximum rate of 12%. In addition, after eighteen months, the principal balance due is scheduled to increase over time with $62.5 million due if the debt remained outstanding until the end of the five-year term. Interest expense associated with this financing is recorded using the effective yield method. At both December 31, 2017 and 2016, the outstanding principal balance was $50.0 million and, during 2017 and 2016, we recorded interest expense of $3.8 million and $1.8 million, respectively. In January 2018, we paid $50.0 million in full satisfaction of this debt.

Collateralized Debt Obligations (CDOs)

        In 2015, we completed the unwind of our remaining CDO vehicles and terminated the related basis and interest rate swaps, which resulted in a loss of $4.6 million.

Debt Covenants

        Credit Facilities and Repurchase Agreements.    The credit facilities and repurchase agreements contain various financial covenants, including, but not limited to, minimum liquidity requirements, minimum net worth requirements, as well as certain other debt service coverage ratios, debt to equity ratios and minimum servicing portfolio tests. We were in compliance with all financial covenants and restrictions at December 31, 2017.

        CLOs.    Our CLO vehicles contain interest coverage and asset overcollateralization covenants that must be met as of the waterfall distribution date in order for us to receive such payments. If we fail these covenants in any of our CLOs, all cash flows from the applicable CLO would be diverted to repay principal and interest on the outstanding CLO bonds and we would not receive any residual payments until that CLO regained compliance with such tests. Our CLOs were in compliance with all such covenants as of December 31, 2017, as well as on the most recent determination dates in February

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

2018. In the event of a breach of the CLO covenants that could not be cured in the near-term, we would be required to fund our non-CLO expenses, including employee costs, distributions required to maintain our REIT status, debt costs, and other expenses with (i) cash on hand, (ii) income from any CLO not in breach of a covenant test, (iii) income from real property and loan assets, (iv) sale of assets, or (v) accessing the equity or debt capital markets, if available. We have the right to cure covenant breaches which would resume normal residual payments to us by purchasing non-performing loans out of the CLOs. However, we may not have sufficient liquidity available to do so at such time.

        A summary of our CLO compliance tests as of the most recent determination dates in February 2018 is as follows:

Cash Flow Triggers	CLO V	CLO VI	CLO VII	CLO VIII	CLO IX
Overcollateralization(1)
Current	130.72%	129.87%	129.03%	129.03%	134.68%
Limit	129.72%	128.87%	128.03%	128.03%	133.68%
Pass / Fail	Pass	Pass	Pass	Pass	Pass
Interest Coverage(2)
Current	214.53%	249.66%	245.32%	322.10%	264.20%
Limit	120.00%	120.00%	120.00%	120.00%	120.00%
Pass / Fail	Pass	Pass	Pass	Pass	Pass

(1)
The overcollateralization ratio divides the total principal balance of all collateral in the CLO by the total principal balance of the bonds associated with the applicable ratio. To the extent an asset is considered a defaulted security, the asset's principal balance for purposes of the overcollateralization test is the lesser of the asset's market value or the principal balance of the defaulted asset multiplied by the asset's recovery rate which is determined by the rating agencies. Rating downgrades of CLO collateral will generally not have a direct impact on the principal balance of a CLO asset for purposes of calculating the CLO overcollateralization test unless the rating downgrade is below a significantly low threshold (e.g. CCC-) as defined in each CLO vehicle.

(2)
The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by us.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 12—Debt Obligations (Continued)

        A summary of our CLO overcollateralization ratios as of the determination dates subsequent to each quarter is as follows:

Determination(1)	CLO V	CLO VI	CLO VII	CLO VIII	CLO IX
January 2018	130.72%	129.87%	129.03%	129.03%	134.68%
October 2017	130.72%	129.87%	129.03%	129.03%	—
July 2017	130.72%	129.87%	129.03%	—	—
April 2017	130.72%	129.87%	—	—	—
January 2017	130.72%	129.87%	—	—	—

(1)
The table above represents the quarterly trend of our overcollateralization ratio, however, the CLO determination dates are monthly and we were in compliance with this test for all periods presented.

        The ratio will fluctuate based on the performance of the underlying assets, transfers of assets into the CLOs prior to the expiration of their respective replenishment dates, purchase or disposal of other investments, and loan payoffs. No payment due under the junior subordinated indentures may be paid if there is a default under any senior debt and the senior lender has sent notice to the trustee. The junior subordinated indentures are also cross-defaulted with each other.

Note 13—Allowance for Loss-Sharing Obligations

        A summary of our allowance for loss-sharing obligations related to the Fannie Mae DUS program is as follows (in thousands):

	Year Ended December 31,
	2017	2016
Beginning balance	$32,408	$—
Allowance for loss-sharing obligations assumed in the Acquisition	—	32,617
Provision for loss sharing	6,358	3,218
Provision reversal for loan repayments	(6,617)	(983)
Charge-offs, net	(1,638)	(2,444)

Ending balance	$30,511	$32,408

        When we settle a loss under the DUS loss-sharing model, the net loss is charged-off against the previously recorded loss-sharing obligation. The settled loss is often net of any previously advanced principal and interest payments in accordance with the DUS program, which are reflected as reductions to the proceeds needed to settle losses. At December 31, 2017 and 2016, we had outstanding advances of $0.1 million and $0.3 million, respectively, which were netted against the allowance for loss-sharing obligations.

        At December 31, 2017 and 2016, the maximum quantifiable liability associated with our guarantees under the Fannie Mae DUS agreement were $2.24 billion and $2.04 billion, respectively. The maximum quantifiable liability is not representative of the actual loss we would incur. We would be liable for this

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 13—Allowance for Loss-Sharing Obligations (Continued)

amount only if all of the loans we service for Fannie Mae, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement.

Note 14—Derivative Financial Instruments

        Structured Business.    During 2017, our remaining two qualifying LIBOR cap hedges, with a notional value of $55.6 million, and our remaining two qualifying interest rate swap cash flow hedges, with a notional value of $41.5 million, matured. We entered into the LIBOR cap hedges due to certain CLO agreement requirments and we entered into the interest rate swaps to hedge the variable cash flows associated with existing variable-rate debt. As of December 31, 2017, the Structured Business did not have any derivative financial instruments. At December 31, 2016, the fair value of our LIBOR cap hedges and interest rate swaps was less than $0.1 million and $(0.2) million, respectively.

        The following table presents the effect of our qualifying derivative financial instruments on the statements of income (in thousands):

	Loss Recognized in Other Comprehensive Income (Effective Portion)			Loss Reclassified from Accumulated Other Comprehensive Income into Interest Expense (Effective Portion)			Loss Reclassified from Accumulated Other Comprehensive Income into Loss on Termination of Swaps (Ineffective Portion)
	Year Ended December 31,
Derivative	2017	2016	2015	2017	2016	2015	2017	2016	2015
Interest Rate Swaps/Cap	$—	$193	$1,019	$(237)	$(5,208)	$(6,149)	$—	$—	$(4,626)

        At December 31, 2016, the cumulative amount of other comprehensive income related to net unrealized losses on derivatives designated as qualifying hedges were de minimis.

        Agency Business.    The following is a summary of our non-qualifying derivative financial instruments ($ in thousands):

December 31, 2017
	Notional Value			Fair Value
Derivative	Count	Notional Value	Balance Sheet Location	Derivative Assets	Derivative Liabilities
Rate Lock Commitments	3	$38,578	Other Assets/ Other Liabilities	$276	$(278)
Forward Sale Commitments	75	330,827	Other Assets/ Other Liabilities	408	(1,028)

		$369,405		$684	$(1,306)

December 31, 2016

Rate Lock Commitments	12	$156,685	Other Assets/ Other Liabilities	$2,816	$(764)
Forward Sale Commitments	105	819,033	Other Assets/ Other Liabilities	2,799	(1,535)

		$975,718		$5,615	$(2,299)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 14—Derivative Financial Instruments (Continued)

        We enter into contractual commitments to originate and sell mortgage loans at fixed prices with fixed expiration dates. The commitments become effective when the borrower "rate locks" a specified interest rate within time frames established by us. All potential borrowers are evaluated for creditworthiness prior to the extension of the commitment. Market risk arises if interest rates move adversely between the time of the rate lock by the borrower and the sale date of the loan to an investor. To mitigate the effect of the interest rate risk inherent in providing rate lock commitments to borrowers, we enter into a forward sale commitment with the investor simultaneous with the rate lock commitment with the borrower. The forward sale contract locks in an interest rate and price for the sale of the loan. The terms of the contract with the investor and the rate lock with the borrower are matched in substantially all respects, with the objective of eliminating interest rate risk to the extent practical. Sale commitments with the investors have an expiration date that is longer than our related commitments to the borrower to allow, among other things, for the closing of the loan and processing of paperwork to deliver the loan into the sale commitment.

        These commitments meet the definition of a derivative and are recorded at fair value, including the effects of interest rate movements which are reflected as a component of other income, net in the consolidated statements of income. The estimated fair value of rate lock commitments also includes the fair value of the expected net cash flows associated with the servicing of the loan which is recorded as income from MSRs in the consolidated statements of income. During 2017 and 2016, we recorded net losses of $1.4 million and net gains of $0.5 million, respectively, from changes in the fair value of these derivatives in other income, net and $76.8 million and $44.9 million, respectively, of income from MSRs. See Note 15—Fair Value for details.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 15—Fair Value

        Fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in variability in estimates with changes in assumptions. The following table summarizes the principal amounts, carrying values and the estimated fair values of our financial instruments (in thousands):

	December 31, 2017			December 31, 2016
	Principal / Notional Amount	Carrying Value	Estimated Fair Value	Principal / Notional Amount	Carrying Value	Estimated Fair Value
Financial assets:
Loans and investments, net	$2,652,538	$2,579,127	$2,652,520	$1,790,160	$1,695,732	$1,749,130
Loans held-for-sale, net	292,249	297,443	302,883	675,494	673,367	683,833
Capitalized mortgage servicing rights, net	n/a	252,608	286,073	n/a	227,743	245,456
Securities held-to-maturity, net	40,566	27,837	28,439	—	—	—
Derivative financial instuments	77,984	684	684	550,118	5,615	5,615
Financial liabilities:
Credit and repurchase facilities	$530,938	$528,573	$529,992	$908,680	$906,637	$907,883
Collateralized loan obligations	1,436,274	1,418,422	1,436,871	737,000	728,441	728,643
Debt Fund	70,000	68,084	70,000	—	—	—
Senior unsecured notes	97,860	95,280	99,582	97,860	94,522	99,034
Convertible senior unsecured notes, net	243,750	231,287	254,335	86,250	80,660	86,586
Junior subordinated notes	154,336	139,590	94,215	175,858	157,859	105,650
Related party financing	50,000	50,000	49,682	50,000	50,000	55,120
Derivative financial instruments	291,421	1,306	1,306	522,651	2,451	2,451

        Assets and liabilities disclosed at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities are as follows:

          Level 1—Inputs are unadjusted and quoted prices exist in active markets for identical assets or liabilities, such as government, agency and equity securities.

          Level 2—Inputs (other than quoted prices included in Level 1) are observable for the asset or liability through correlation with market data. Level 2 inputs may include quoted market prices for a similar asset or liability, interest rates and credit risk. Examples include non-government securities, certain mortgage and asset-backed securities, certain corporate debt and certain derivative instruments.

          Level 3—Inputs reflect our best estimate of what market participants would use in pricing the asset or liability and are based on significant unobservable inputs that require a considerable amount of judgment and assumptions. Examples include certain mortgage and asset-backed securities, certain corporate debt and certain derivative instruments.

        Determining which category an asset or liability falls within the hierarchy requires significant judgment and we evaluate our hierarchy disclosures each quarter.

        The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 15—Fair Value (Continued)

        Loans and investments, net.    Fair values of loans and investments that are not impaired are estimated using Level 3 inputs based on direct capitalization rate and discounted cash flow methodologies using discount rates, which, in our opinion, best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. Fair values of impaired loans and investments are estimated using Level 3 inputs that require significant judgments, which include assumptions regarding discount rates, capitalization rates, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan and other factors.

        Loans held-for-sale, net.    Consists of originated loans that are generally transferred or sold within 60 days of loan funding, and are valued using pricing models that incorporate observable inputs from current market assumptions or a hypothetical securitization model utilizing observable market data from recent securitization spreads and observable pricing of loans with similar characteristics (Level 2). Fair value includes the fair value allocated to the associated future MSRs and is calculated pursuant to the valuation techniques described below for capitalized mortgage servicing rights, net (Level 3).

        Capitalized mortgage servicing rights, net.    Fair values are estimated using Level 3 inputs based on discounted future net cash flow methodology. The fair value of MSRs carried at amortized cost are estimated using a process that involves the use of independent third-party valuation experts, supported by commercially available discounted cash flow models and analysis of current market data. The key inputs used in estimating fair value include the contractually specified servicing fees, prepayment speed of the underlying loans, discount rate, annual per loan cost to service loans, delinquency rates, late charges and other economic factors.

        Securities held-to-maturity, net.    Fair values are approximated using Level 3 inputs based on current market quotes received from financial sources that trade such securities and are based on prevailing market data and, in some cases, are derived from third party proprietary models based on well recognized financial principles and reasonable estimates about relevant future market conditions.

        Derivative financial instruments.    The fair values of rate lock and forward sale commitments are estimated using valuation techniques, which include internally-developed models developed based on changes in the U.S. Treasury rate and other observable market data (Level 2). The fair value of rate lock commitments includes the fair value of the expected net cash flows associated with the servicing of the loans, see capitalized mortgage servicing rights, net above for details on the applicable valuation technique (Level 3). We also consider the impact of counterparty non-performance risk when measuring the fair value of these derivatives. Given the credit quality of our counterparties, the short duration of interest rate lock commitments and forward sale contracts, and our historical experience, the risk of nonperformance by our counterparties is not significant.

        Credit facilities and repurchase agreements.    Fair values for credit facilities and repurchase agreements of the Structured Business are estimated at Level 3 using discounted cash flow methodology, using discount rates, which, in our opinion, best reflect current market interest rates for financing with similar characteristics and credit quality. The majority of our credit facilities and repurchase agreement for the Agency Business bear interest at rates that are similar to those available in the market currently and the fair values are estimated using Level 2 inputs. For these facilities, the fair values approximate their carrying values.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 15—Fair Value (Continued)

        Collateralized loan obligations, Debt Fund, junior subordinated notes and related party financing.    Fair values are estimated at Level 3 based on broker quotations, representing the discounted expected future cash flows at a yield that reflects current market interest rates and credit spreads.

        Senior unsecured notes.    Fair values are estimated at Level 1 based on current market quotes received from active markets.

        Convertible senior unsecured notes, net.    Fair values are estimated at Level 2 based on current market quotes received from inactive markets.

        We measure certain financial assets and financial liabilities at fair value on a recurring basis. The fair values of these financial assets and liabilities were determined using the following input levels as of December 31, 2017 (in thousands):

			Fair Value Measurements Using Fair Value Hierarchy
	Carrying Value
		Fair Value	Level 1	Level 2	Level 3
Financial assets:
Derivative financial instruments	$684	$684	$—	$408	$276
Financial liabilities:
Derivative financial instruments	$1,306	$1,306	$—	$1,306	$—

        We measure certain financial and non-financial assets at fair value on a nonrecurring basis. The fair values of these financial and non-financial assets were determined using the following input levels as of December 31, 2017 (in thousands):

			Fair Value Measurements Using Fair Value Hierarchy
	Net Carrying Value
		Fair Value	Level 1	Level 2	Level 3
Financial assets:
Impaired loans, net(1)	$100,766	$100,766	$—	$—	$100,766
Non-financial assets:
Long-lived assets(2)	$16,787	$16,787	$—	$—	$16,787

(1)
We had an allowance for loan losses of $62.8 million relating to five loans with an aggregate carrying value, before loan loss reserves, of $163.6 million at December 31, 2017.

(2)
During 2017 and 2016, we determined that our real estate owned properties exhibited indicators of impairment and impairment analyses were performed, resulting in impairment losses of $3.2 million and $11.2 million, respectively. See Note 10—Real Estate Owned and Held-For-Sale for details.

        Loan impairment assessments.    Loans held for investment are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, loan purchase discounts, and net of the allowance for loan losses, when such loan or investment is deemed to be impaired. We consider a loan impaired when, based upon current information, it is probable that we will be unable to collect all amounts due for both principal and interest according to the contractual

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 15—Fair Value (Continued)

terms of the loan agreement. We evaluate our loans to determine if the value of the underlying collateral securing the impaired loan is less than the net carrying value of the loan, which may result in an allowance and corresponding charge to the provision for loan losses. These valuations require significant judgments, which include assumptions regarding capitalization and discount rates, revenue growth rates, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan and other factors. The table above and below includes all impaired loans, regardless of the period in which the impairment was recognized.

        Long-lived assets:    We review our real estate owned assets when events or circumstances change, indicating that the carrying amount of an asset may not be recoverable. In the evaluation of a real estate owned asset for impairment, many factors are considered, including estimated current and expected operating cash flows from the asset during the projected holding period, costs necessary to extend the life or improve the asset, expected capitalization rates, projected stabilized net operating income, selling costs, and the ability to hold and dispose of the asset in the ordinary course of business. We first compare the undiscounted cash flows to be generated by the asset to the carrying value of such asset. If the undiscounted cash flows are less than the carrying value, we recognize impairment based on discounted cash flows.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 15—Fair Value (Continued)

        Quantitative information about Level 3 fair value measurements at December 31, 2017 were as follows ($ in thousands):

	Fair Value	Valuation Techniques	Significant Unobservable Inputs
Financial assets:
Impaired loans(1):
Land	$70,928	Discounted cash flows	Discount rate	15.00%
			Capitalization rate	7.25%
			Revenue growth rate	3.00%
Hotel	29,050	Discounted cash flows	Discount rate	9.00%
			Capitalization rate	7.00%
			Revenue growth rate	3.30%
Office	788	Discounted cash flows	Discount rate	11.00%
			Capitalization rate	9.00%
			Revenue growth rate	2.50%
Derivative financial instruments:
Rate lock commitments	276	Discounted cash flows	W/A discount rate	8.25%
Financial assets:
Long-lived assets:
Hotel	11,458	Discounted cash flows	Discount rate	11.75%
			Capitalization rate	9.75%
			Revenue growth rate	3.50%
			Hold period	3 years

(1)
Includes all impaired loans regardless of the period in which a loan loss provision was recorded.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 15—Fair Value (Continued)

        The derivative financial instruments using Level 3 inputs are outstanding for short periods of time (generally less than 60 days). A roll-forward of Level 3 derivative instruments were as follows (in thousands):

	Fair Value Measurements Using Significant Unobservable Inputs for the Year Ended December 31,
	2017	2016
Derivative assets
Balance at beginning of period	$2,816	$—
Additions from the Acquisition	—	4,529
Settlements	(79,360)	(26,157)
Realized gains recorded in earnings	76,544	21,628
Unrealized gains recorded in earnings	276	2,816

Balance at end of period	$276	$2,816

        The following table presents the components of fair value and other relevant information associated with our rate lock commitments, forward sales commitments and the estimated fair value of cash flows from servicing on loans held-for-sale (in thousands):

	Notional/ Principal Amount	Fair Value of Servicing Rights	Interest Rate Movement Effect	Total Fair Value Adjustment
December 31, 2017
Rate lock commitments	$38,578	$276	$(278)	$(2)
Forward sale commitments	330,827	—	278	278
Loans held-for-sale, net (1)	292,249	5,806	—	5,806

Total		$6,082	$—	$6,082

(1)
Loans held-for-sale, net are recorded at the lower of cost or market on an aggregate basis and includes fair value adjustments related to estimated cash flows from MSRs.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 15—Fair Value (Continued)

        We measure certain assets and liabilities for which fair value is only disclosed. The fair value of these assets and liabilities was determined using the following input levels as of December 31, 2017 (in thousands):

			Fair Value Measurements Using Fair Value Hierarchy
	Carrying Value
		Fair Value	Level 1	Level 2	Level 3
Financial assets:
Loans and investments, net	$2,579,127	$2,652,520	$—	$—	$2,652,520
Loans held-for-sale, net	297,443	302,883	—	297,077	5,806
Capitalized mortgage servicing rights, net	252,608	286,073	—	—	286,073
Securities held-to-maturity, net	27,837	28,439	—	—	28,439
Financial liabilities:
Credit and repurchase facilities	$528,573	$529,992	$—	$291,536	$238,456
Collateralized loan obligations	1,418,422	1,436,871	—	—	1,436,871
Debt Fund	68,084	70,000	—	—	70,000
Senior unsecured notes	95,280	99,582	99,582	—	—
Convertible senior unsecured notes, net	231,287	254,335	—	254,335	—
Junior subordinated notes	139,590	94,215	—	—	94,215
Related party financing	50,000	49,682	—	—	49,682

Note 16—Commitments and Contingencies

        Agency Business Commitments.    The Agency Business is subject to supervision by certain regulatory agencies. Among other things, these agencies require us to meet certain minimum net worth, operational liquidity and restricted liquidity collateral requirements, and compliance with reporting requirements. Our adjusted net worth and liquidity required by the agencies for all periods presented exceeded these requirements.

        As of December 31, 2017, we were required to maintain at least $12.3 million of liquid assets in one of our subsidiaries to meet our operational liquidity requirements for Fannie Mae and we had operational liquidity in excess of this requirement.

        We are generally required to share the risk of any losses associated with loans sold under the Fannie Mae DUS program and are required to secure this obligation by assigning restricted cash balances and/or a letter of credit to Fannie Mae. The amount of collateral required by Fannie Mae is a formulaic calculation at the loan level by a Fannie Mae assigned tier which considers the loan balance, risk level of the loan, age of the loan and level of risk-sharing. Fannie Mae requires restricted liquidity for Tier 2 loans of 75 basis points, 15 basis points for Tier 3 loans and 5 basis points for Tier 4 loans, which is funded over a 48-month period that begins upon delivery of the loan to Fannie Mae. A significant portion of our Fannie Mae DUS serviced loans for which we have risk sharing are Tier 2 loans. As of December 31, 2017, we met the restricted liquidity requirement with a $42.0 million letter of credit.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 16—Commitments and Contingencies (Continued)

        As of December 31, 2017, reserve requirements for the Fannie Mae DUS loan portfolio will require us to fund $27.7 million in additional restricted liquidity over the next 48 months, assuming no further principal paydowns, prepayments, or defaults within our at-risk portfolio. Fannie Mae periodically reassesses these collateral requirements and may make changes to these requirements in the future. We generate sufficient cash flow from our operations to meet these capital standards and do not expect any changes to have a material impact on our future operations; however, future changes to collateral requirements may adversely impact our available cash.

        We are subject to various capital requirements in connection with seller/servicer agreements that we have entered into with secondary market investors. Failure to maintain minimum capital requirements could result in our inability to originate and service loans for the respective investor and, therefore, could have a direct material effect on our consolidated financial statements. As of December 31, 2017, we met all of Fannie Mae's quarterly capital requirements and our Fannie Mae adjusted net worth was in excess of the required net worth. We are also subject to capital requirements on an annual basis for Ginnie Mae or FHA and we believe we have met all requirements as of December 31, 2017.

        As an approved designated seller/servicer under Freddie Mac's SBL program, we are required to post collateral to ensure that we are able to meet certain purchase and loss obligations required by this program. Under the SBL program, we are required to post collateral equal to $5.0 million, which we utilize letters of credit to fund. At December 31, 2017, we had an outstanding letter of credit of $5.0 million in satisfaction of our requirements under this program.

        We enter into contractual commitments with borrowers providing rate lock commitments while simultaneously entering into forward sale commitments with investors. These commitments are outstanding for short periods of time (generally less than 60 days) and are described in Note 14—Derivative Financial Instruments and Note 15—Fair Value.

        Debt Obligations and Operating Leases.    As of December 31, 2017, the maturities of our debt obligations and the minimum annual operating lease payments under leases with a term in excess of one year, were as follows (in thousands):

Year	Debt Obligations	Minimum Annual Operating Lease Payments	Total
2018	$664,158	$4,361	$668,519
2019	507,933	3,719	511,652
2020	734,059	3,143	737,202
2021	431,715	1,725	433,440
2022	49,519	1,597	51,116
Thereafter	208,274	5,329	213,603

Total	$2,595,658	$19,874	$2,615,532

        Unfunded Commitments.    In accordance with certain structured loans and investments, we have outstanding unfunded commitments of $68.6 million as of December 31, 2017 that we are obligated to fund as borrowers meet certain requirements. Specific requirements include, but are not limited to,

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 16—Commitments and Contingencies (Continued)

property renovations, building construction and conversions based on criteria met by the borrower in accordance with the loan agreements.

        Litigation.    We are currently neither subject to any material litigation nor, to the best of our knowledge, threatened by any material litigation other than the following:

        In June 2011, three related lawsuits were filed by the Extended Stay Litigation Trust (the "Trust"), a post-bankruptcy litigation trust alleged to have standing to pursue claims that previously had been held by Extended Stay, Inc. and the Homestead Village L.L.C. family of companies (together "ESI") (formerly Chapter 11 debtors, together the "Debtors") that have emerged from bankruptcy. Two of the lawsuits were filed in the U.S. Bankruptcy Court for the Southern District of New York, and the third in the Supreme Court of the State of New York, New York County. There were 73 defendants in the three lawsuits, including 55 corporate and partnership entities and 18 individuals. A subsidiary of ours and certain other entities that are affiliates of ours are included as defendants. The New York State Court action has been removed to the Bankruptcy Court. Our affiliates filed a motion to dismiss the three lawsuits.

        The lawsuits all allege, as a factual basis and background certain facts surrounding the June 2007 leveraged buyout of ESI from affiliates of Blackstone Capital. Our subsidiary, Arbor ESH II, LLC, had a $115.0 million investment in the Series A1 Preferred Units of a holding company of Extended Stay, Inc. The New York State Court action and one of the two federal court actions name as defendants, Arbor ESH II, LLC, ACM and ABT-ESI LLC, an entity in which we have a membership interest, among the broad group of defendants. These two actions were commenced by substantially identical complaints. The defendants are alleged in these complaints, among other things, to have breached fiduciary and contractual duties by causing or allowing the Debtors to pay illegal dividends or other improper distributions of value at a time when the Debtors were insolvent. These two complaints also allege that the defendants aided and abetted, induced, or participated in breaches of fiduciary duty, waste, and unjust enrichment ("Fiduciary Duty Claims") and name a director of ours, and a former general counsel of ACM, each of whom had served on the Board of Directors of ESI for a period of time. We are defending these two defendants and paying the costs of such defense. On the basis of the foregoing allegations, the Trust has asserted claims under a number of common law theories, seeking the return of assets transferred by the Debtors prior to the Debtors' bankruptcy filing.

        In the third action, filed in Bankruptcy Court, the same plaintiff, the Trust, has named ACM and ABT-ESI LLC, together with a number of other defendants and asserts claims, including constructive and fraudulent conveyance claims under state and federal statutes, as well as a claim under the Federal Debt Collection Procedure Act.

        In June 2013, the Trust filed a motion to amend the lawsuits, to, among other things, (i) consolidate the lawsuits into one lawsuit, (ii) remove 47 defendants, none of whom are related to us, from the lawsuits so that there are 26 remaining defendants, including 16 corporate and partnership entities and 10 individuals, and (iii) reduce the counts within the lawsuits from over 100 down to 17. The remaining counts in the amended complaint against our affiliates are principally state law claims for breach of fiduciary duties, waste, unlawful dividends and unjust enrichment, and claims under the Bankruptcy Code for avoidance and recovery actions, among others. The bankruptcy court granted the motion and the amended complaint has been filed. The amended complaint seeks approximately

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 16—Commitments and Contingencies (Continued)

$139.0 million in the aggregate, plus interest from the date of the alleged unlawful transfers, from director designees, portions of which are also sought from our affiliates as well as from unaffiliated defendants. We have moved to dismiss the referenced actions and intend to vigorously defend against the claims asserted therein. During a status conference held in March 2014, the Court heard oral argument on the motion to dismiss and adjourned the case pending a ruling. Subsequent to that hearing, a new judge was assigned to the case and, in November 2016, the new judge entered an order directing the parties to file supplemental briefs addressing new cases decided since the last round of briefing. Oral arguments regarding the motion to dismiss were heard at a hearing held in January 2017. The Court reserved decision at that hearing.

        We have not made a loss accrual for this litigation because we believe that it is not probable that a loss has been incurred and an amount cannot be reasonably estimated.

        Due to Borrowers.    Due to borrowers represents borrowers' funds held by us to fund certain expenditures or to be released at our discretion upon the occurrence of certain pre-specified events, and to serve as additional collateral for borrowers' loans. While retained, these balances earn interest in accordance with the specific loan terms they are associated with.

Note 17—Variable Interest Entities

        Our involvement with VIEs primarily affects our financial performance and cash flows through amounts recorded in interest income, interest expense, provision for loan losses and through activity associated with our derivative instruments.

        Consolidated VIEs.    We have determined that our operating partnership, ARLP, and our CLO and Debt Fund subsidiaries, which are owned by ARLP, are VIEs. ARLP is already consolidated in our financial statements, therefore, the identification of this entity as a VIE had no impact on our consolidated financial statements.

        Our CLO and Debt Fund consolidated subsidiaries invest in real estate and real estate-related securities and are financed by the issuance of debt securities. We, or one of our affiliates, are named collateral manager, servicer, and special servicer for all collateral assets held in CLOs, which we believe gives us the power to direct the most significant economic activities of those entities. We also have exposure to losses to the extent of our equity interests and also have rights to waterfall payments in excess of required payments to bond investors. As a result of consolidation, equity interests have been eliminated, and the consolidated balance sheets reflect both the assets held and debt issued by the CLOs and Debt Fund to third parties. Our operating results and cash flows include the gross amounts related to CLO and Debt Fund assets and liabilities as opposed to our net economic interests in those entities.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 17—Variable Interest Entities (Continued)

        The assets and liabilities related to these consolidated CLOs and Debt Fund are as follows (in thousands):

	December 31, 2017	December 31, 2016
Assets:
Restricted cash	$138,736	$15,542
Loans and investments, net	1,836,744	957,528
Due from related party	24	—
Other assets	13,987	6,982

Total assets	$1,989,491	$980,052

Liabilities:
Collateralized loan obligations	$1,418,422	$728,441
Debt fund	68,084	—
Other liabilities	2,046	1,646

Total liabilities	$1,488,552	$730,087

        Assets held by the CLOs and Debt Fund are restricted and can only be used to settle obligations of the CLOs and Debt Fund, respectively. The liabilities of the CLOs and Debt Fund are non-recourse to us and can only be satisfied from each respective asset pool. See Note 12—Debt Obligations for details.

        We are not obligated to provide, have not provided, and do not intend to provide financial support to any of the consolidated CLOs or Debt Fund.

        Unconsolidated VIEs.    We determined that we are not the primary beneficiary of 21 VIEs in which we have a variable interest as of December 31, 2017 because we do not have the ability to direct the activities of the VIEs that most significantly impact each entity's economic performance.

        The following is a summary of our variable interests in identified VIEs, of which we are not the primary beneficiary, as of December 31, 2017 (in thousands):

Type	Carrying Amount(1)
Loans	$321,171
B Piece bonds	27,837
Agency IOs	4,051
Equity investments	2,141

Total	$355,200

(1)
Represents the carrying amount of loans and investments before reserves. At December 31, 2017, $161.8 million of loans to VIEs had corresponding loan loss reserves of $61.1 million. See Note 4—Loans and Investments for details. In addition, the maximum loss exposure at December 31, 2017 would not exceed the carrying amount of our investment for all VIEs presented above.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 17—Variable Interest Entities (Continued)

        These unconsolidated VIEs have exposure to real estate debt of approximately $2.19 billion at December 31, 2017.

Note 18—Equity

        Preferred Stock.    The Series A, B and C preferred stock may not be redeemed by us before February 2018, May 2018 and February 2019, respectively.

        Common Stock.    In May 2017, we completed a public offering in which we sold 9,500,000 shares of our common stock for $8.05 per share, and received net proceeds of $76.2 million after deducting the underwriting discount and other offering expenses. We used $25.0 million of the proceeds to exercise our option to fully internalize our management team and terminate the existing management agreement with our Former Manager and the remaining amount was used to make investments and for general corporate purposes.

        As of December 31, 2017, there were 7,500,000 common shares available under an "At-The-Market" equity offering with JMP Securities LLC.

        As of December 31, 2017, we had $179.8 million available under our $500.0 million shelf registration statement that was declared effective by the SEC in July 2016.

        Noncontrolling Interest.    Noncontrolling interest relates to the 21,230,769 OP Units issued to satisfy a portion of the Acquisition purchase price. The value of these OP units at the Acquisition date was $154.8 million. Each of these OP Units are paired with one share of our Special Voting Preferred Shares having a par value of $0.01 per share and is entitled to one vote each on any matter submitted for stockholder approval, which represents approximately 25.6% of the voting power of our outstanding stock at December 31, 2017. The OP Units are entitled to receive distributions if and when our Board of Directors authorizes and declares common stock distributions. The OP Units are also redeemable for cash, or at our option, for shares of our common stock on a one-for-one basis.

        Distributions.    The following table presents dividends declared (on a per share basis) for the year ended December 31, 2017:

Common Stock		Preferred Stock
			Dividend(1)
Declaration Date	Dividend	Declaration Date	Series A	Series B	Series C
November 1, 2017	$0.19	November 1, 2017	$0.515625	$0.484375	$0.53125
August 2, 2017	$0.18	August 2, 2017	$0.515625	$0.484375	$0.53125
May 3, 2017	$0.18	May 3, 2017	$0.515625	$0.484375	$0.53125
March 1, 2017	$0.17	February 3, 2017	$0.515625	$0.484375	$0.53125

(1)
The dividend declared on November 1, 2017 was for September 1, 2017 through November 30, 2017. The dividend declared on August 2, 2017 was for June 1, 2017 through August 31, 2017. The dividend declared on May 3, 2017 was for March 1, 2017 through May 31, 2017. The dividend declared on February 3, 2017 was for December 1, 2016 through February 28, 2017.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 18—Equity (Continued)

        Common Stock—On February 21, 2018, the Board of Directors declared a cash dividend of $0.21 per share of common stock. The dividend is payable on March 21, 2018 to common stockholders of record as of the close of business on March 8, 2018.

        Preferred Stock—On February 2, 2018, the Board of Directors declared a cash dividend of $0.515625 per share of 8.25% Series A preferred stock; a cash dividend of $0.484375 per share of 7.75% Series B preferred stock; and a cash dividend of $0.53125 per share of 8.50% Series C preferred stock. These amounts reflect dividends from December 1, 2017 through February 28, 2018 and are payable on February 28, 2018 to preferred stockholders of record on February 15, 2018.

        We have determined that 100% of the common stock and preferred stock dividends paid during 2017, 2016 and 2015 represented ordinary income to our stockholders for income tax purposes. In addition, pursuant to Internal Revenue Code Section 59(d), alternative minimum tax ("AMT") could be apportioned between a REIT and its stockholders to the extent the REIT distributes its regular taxable income. Since we have distributed our taxable income, the AMT adjustments are being apportioned to our stockholders. As such, we have determined that 9.92% of each distribution to our stockholders for the tax year ended December 31, 2017 consists of an AMT adjustment (i.e., for each $1 of dividend reportable by a stockholder, $0.0992 represents an AMT adjustment).

        Deferred Compensation.    We have a stock incentive plan under which the Board of Directors has the authority to issue shares of stock to certain employees, officers, directors and, prior to May 31, 2017, employees of our Former Manager.

        Vesting of restricted shares is dependent on a service requirement. Dividends paid on restricted shares are recorded as dividends on shares of our common stock whether or not they are vested. For accounting purposes, we measure the compensation costs for these shares as of the grant date, with subsequent remeasurement for any unvested shares granted to non-employees of ours with such amounts expensed against earnings, at the grant date (for the portion that vest immediately) or ratably over the respective vesting periods.

        In 2017, we issued 299,750 shares of restricted common stock under the 2014 Omnibus Stock Incentive Plan (the "2014 Plan") to certain employees of ours and our Former Manager with a total grant date fair value of $2.4 million. One third of the shares vested as of the grant date, one third will vest in March 2018, and the remaining third will vest in March 2019. On the grant date we recorded $0.3 million to employee compensation and benefits and $0.5 million to selling and administrative expense in our consolidated statements of income for the portion that vested immediately. In connection with the full integration of our management team and termination of the existing management contract, effective May 31, 2017, all stock compensation previously granted to employees that transferred from our Former Manager (non-employees prior to May 31, 2017) will be recorded to employee compensation and benefits based on the remeasured fair value on May 31, 2017 over the remaining requisite service period. We also issued 74,375 shares of fully vested common stock to the independent members of the Board of Directors under the 2014 Plan and recorded $0.6 million to selling and administrative expense.

        We entered into an amended and restated annual incentive agreement (the "2017 annual incentive agreement") with our chief executive officer, effective January 1, 2017. The chief executive officer's

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 18—Equity (Continued)

annual cash bonus and value of his annual long-term equity awards under the 2017 annual incentive agreement each increased 10% as a result of the Company meeting the equity capitalization growth goals in his previous incentive agreement. In addition, the chief executive officer is also eligible to receive a $3.0 million performance-based award of restricted stock annually for five years subject to meeting certain goals related to the integration of the Acquisition. Each $3.0 million award vests in full three years after the grant date and are subject to the chief executive officer's continued employment. In 2017, we granted our chief executive officer 357,569 shares of performance-based restricted stock with a grant date fair value of $2.7 million as a result of the Company meeting the goals related to the integration of the Acquisition. All other terms of the 2017 incentive agreement are consistent with the chief executive officer's previous incentive agreement.

        In 2017, we issued 74,830 shares of restricted common stock to our chief executive officer under his 2017 annual incentive agreement with a grant date fair value of $0.6 million. One quarter of the shares vested as of the grant date and one quarter will vest on each of the first, second and third anniversaries of the grant date. On the grant date we recorded $0.1 million to employee compensation and benefits in our consolidated statements of income for the portion that vested immediately. Our chief executive officer was also granted up to 448,980 performance-based restricted stock units with a grant date fair value of $1.0 million that vest at the end of a four-year performance period based on our achievement of certain total stockholder return objectives. To date, our chief executive officer was granted in the aggregate up to 1,316,093 performance-based restricted stock units. During 2017, 2016 and 2015, we recorded $0.8 million, $0.5 million and $0.3 million to employee compensation and benefits related to performance-based restricted stock units.

        As of December 31, 2017, unvested restricted stock consisted of 759,145 shares granted to our employees with a grant date fair value of $6.1 million and 15,827 shares granted to employees of our Former Manager with a grant date fair value of $0.1 million, which is subject to re-measurement each reporting period. Expense is recognized ratably over the vesting period in our consolidated statements of income in employee compensation and benefits expense and selling and administrative expense, respectively. During 2017, 2016 and 2015, we recorded the ratable portion of the unvested restricted stock to employees as employee compensation and benefits for $1.9 million, $0.7 million and $0.9 million, respectively, and for non-employees to selling and administrative expense for $0.6 million, $1.0 million and $0.8 million, respectively.

        In 2016, we issued 282,405 shares of restricted common stock under the 2014 Plan to certain employees of ours and our Former Manager with a total grant date fair value of $1.9 million. One third of the shares vested as of the grant date, one third vested in March 2017, and the remaining third will vest in March 2018. On the grant date we recorded $0.2 million to employee compensation and benefits and $0.5 million to selling and administrative expense in our consolidated statements of income for the portion that vested immediately. We also issued 67,260 shares of fully vested common stock to the independent members of the Board of Directors under the 2014 Plan and recorded $0.4 million to selling and administrative expense.

        In 2016, we issued 70,225 shares of restricted common stock to our chief executive officer under his annual incentive agreement with a grant date fair value of $0.5 million. One quarter of the shares vested as of the grant date and one quarter vests on each of the first, second and third anniversaries of the grant date. On the grant date we recorded $0.1 million to employee compensation and benefits in

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 18—Equity (Continued)

our consolidated statements of income for the portion that vested immediately. Our chief executive officer was also granted up to 421,348 performance-based restricted stock units that vest at the end of a four-year performance period based on our achievement of certain total stockholder return objectives. The restricted stock units had a grant date fair value of $0.9 million.

        As of December 31, 2016, unvested restricted stock consisted of 202,037 shares granted to our employees with a grant date fair value of $1.4 million and 195,139 shares granted to employees of our Former Manager with a grant date fair value of $1.3 million, which is subject to re-measurement each reporting period.

        In 2015, we issued 328,400 shares of restricted common stock under the 2014 Plan to certain employees of ours and our Former Manager, inclusive of 105,000 shares granted to our chief executive officer, with a total grant date fair value of $2.3 million. One third of the shares vested as of the grant date, one third vested in 2016, and the remaining third vested in 2017. On the grant date we recorded $0.4 million to employee compensation and benefits and $0.4 million to selling and administrative expense in our consolidated statements of income for the portion that vested immediately. In 2015, we also issued 83,430 shares of fully vested common stock to the independent members of the Board of Directors under the 2014 Plan and recorded $0.5 million to selling and administrative expense.

        In 2015, we issued 74,294 shares of restricted common stock to our chief executive officer under his annual incentive agreement with a grant date fair value of $0.5 million. One quarter of the shares vested as of the grant date and one quarter vest on each of the first, second and third anniversaries of the grant date. On the grant date we recorded $0.1 million to employee compensation and benefits in our consolidated statements of income for the portion that vested immediately. Our chief executive officer was also granted up to 445,765 performance-based restricted stock units that vest at the end of a four-year performance period based on our achievement of certain total stockholder return objectives. The restricted stock units had a grant date fair value of $1.2 million.

        As of December 31, 2015, unvested restricted stock consisted of 212,241 shares granted to our employees with a grant date fair value of $1.5 million and 154,169 shares granted to employees of our Former Manager with a grant date fair value of $1.1 million, which is subject to remeasurement each reporting period.

        Earnings Per Share.    Basic EPS is calculated by dividing net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during each period inclusive of unvested restricted stock with full dividend participation rights. Diluted EPS is calculated by dividing net income by the weighted average number of shares of common stock outstanding plus the additional dilutive effect of common stock equivalents during each period using the treasury stock method. Our common stock equivalents include the weighted average dilutive effect of performance-based restricted stock units granted to our chief executive officer, OP Units issued in connection with the Acquisition and convertible senior unsecured notes.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 18—Equity (Continued)

        The following tables reconcile the numerator and denominator of our basic and diluted EPS computations ($ in thousands, except share and per share data):

	Year Ended December 31,
	2017		2016		2015
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income attributable to common stockholders(1)	$65,835	$65,835	$42,796	$42,796	$45,875	$45,875
Net income attributable to noncontrolling interest(2)	—	24,120	—	—	—	—

Net income attributable to common stockholders and nocontrolling interest	$65,835	$89,955	$42,796	$42,796	$45,875	$45,875

Weighted average shares outstanding	57,890,574	57,890,574	51,305,095	51,305,095	50,857,750	50,857,750
Dilutive effect of OP Units(2)	—	21,230,769	—	—	—	—
Dilutive effect of restricted stock units(3)	—	1,092,072	—	425,458	—	149,578
Dilutive effect of convertible notes(4)	—	97,837	—	—	—	—

Weighted average shares outstanding	57,890,574	80,311,252	51,305,095	51,730,553	50,857,750	51,007,328

Net income per common share(1)	$1.14	$1.12	$0.83	$0.83	$0.90	$0.90

(1)
Net of preferred stock dividends.

(2)
We consider OP Units to be common stock equivalents as the holders have voting rights, the right to distributions and the right to redeem the OP Units for the cash value of a corresponding number of shares of common stock or a corresponding number of shares of common stock, at our election. For 2016, the OP Units were considered anti-dilutive and excluded from diluted EPS.

(3)
Our chief executive officer was granted restricted stock units in 2017, 2016 and 2015 which vest at the end of a four-year performance period based upon our achievement of total stockholder return objectives.

(4)
The convertible senior unsecured notes impact diluted earnings per share if the average price of our common stock exceeds the conversion price, as calculated in accordance with the terms of the indenture.

Note 19—Income Taxes

        We are organized and conduct our operations to qualify as a REIT and to comply with the provisions of the Internal Revenue Code. A REIT is generally not subject to federal income tax on taxable income which it distributes to its stockholders, provided that it distributes at least 90% of its REIT—taxable income and meets certain other requirements. Certain REIT income may be subject to state and local income taxes. We did not have any REIT—federal taxable income, net of dividends paid and net operating loss deductions, for 2017, 2016 and 2015, and therefore, have not provided for REIT federal income tax expense. The REIT incurred state tax expenses for 2017 and 2016, in the amount of $1.0 million and $0.5 million, respectively. In 2015, the REIT did not incur any state tax expense. For the 2009 and 2010 tax years, the income and the tax on certain debt extinguishment transactions was, at our election, deferred to be recognized ratably over five years from 2014 to 2018.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 19—Income Taxes (Continued)

        Certain of our assets and operations that would not otherwise comply with the REIT requirements, such as the Agency Business, are owned or conducted through our TRS Consolidated Group, the majority of the income of which is subject to U.S. federal, state and local income taxes. The TRS Consolidated Group has federal net operating losses from prior years, which will be used against the income from the Agency Business. For 2017 and 2016, we recorded a provision for income taxes related to the assets held in the TRS Consolidated Group and the REIT in the amount of $13.4 million and $0.8 million, respectively. In 2017 and 2016, a valuation allowance previously recorded at the TRS Consolidated Group was released in the amount of $3.5 million and $5.4 million, respectively. We did not record a provision for income taxes in 2015.

        The following table provides a summary of our pre-tax GAAP income (in thousands):

	Year Ended December 31,
	2017	2016	2015
Pre-tax GAAP income:
REIT	$66,988	$35,151	$44,449
TRS Consolidated Group	43,880	8,470	1,426

Total pre-tax GAAP income	$110,868	$43,621	$45,875

        Our provision for (benefit from) income taxes was comprised as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current tax provision
Federal	$17,201	$768	$298
State	3,557	1,589	118

Total	20,758	2,357	416

Deferred tax (benefit) provision
Federal	$(2,928)	$1,449	$(2,957)
State	(929)	2,380	(1,239)
Valuation allowance	(3,542)	(5,361)	3,780

Total	(7,399)	(1,532)	(416)

Total income tax expense	$13,359	$825	$—

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 19—Income Taxes (Continued)

        A reconciliation of our effective income tax rate as a percentage of pre-tax income to the U.S. federal statutory rate is as follows:

	Year Ended December 31,
	2017	2016	2015
U.S. federal statutory rate	35.0%	35.0%	35.0%
REIT non-taxable income	(21.2)	(28.2)	(38.7)
State and local income taxes, net of
federal tax benefit	1.6	6.9	(2.7)
Change in valuation allowance	(1.3)	(12.3)	6.4
Tax rate change	(4.8)	—	—
Other	2.7	0.5	—

Effective income tax rate	12.0%	1.9%	—%

        The significant components of our deferred tax assets and liabilities of our TRS Consolidated Group were as follows (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Expenses not currently deductible	$9,750	$2,428
Loan loss reserves	10,036	27,486
Net operating and capital loss carryforwards	137	219
Valuation allowance	(3,418)	(6,960)

Deferred tax assets, net	$16,505	$23,173

Deferred tax liabilities:
Interest in equity affiliates—net	$2,841	$7,179
Intangibles	15,673	24,860
Mortgage servicing rights	7,493	3,550
Other	1,252	858

Deferred tax liabilities, net	$27,259	$36,447

        Our 2017 results of operations included the impact of the Tax Reform, which was signed into law on December 22, 2017. Among numerous provisions included in the new tax law was the reduction of the corporate federal income tax rate from 35% to 21%. The provision for income taxes for 2017 included the newly enacted corporate federal income tax rate of 21%, which resulted in a deferred income tax benefit of approximately $5.3 million primarily from applying the new lower income tax rates to our net long term deferred tax assets and liabilities recorded on our consolidated balance sheets. The final impact of the Tax Reform may differ due to, and among other things, changes in interpretations, assumptions made by us, the issuance of additional guidance and actions we may take as a result of the Tax Reform.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 19—Income Taxes (Continued)

        At December 31, 2017, our TRS Consolidated Group had $16.5 million of deferred tax assets, net of a $3.4 million valuation allowance. The deferred tax assets consisted primarily of expenses not currently deductible and loan loss reserves. Our TRS Consolidated Group's deferred tax assets were offset by $27.3 million in deferred tax liabilities, which consisted primarily of timing differences from investments in equity affiliates, intangibles and mortgage servicing rights.

        At December 31, 2016, our TRS Consolidated Group had $23.2 million of deferred tax assets, net of a $7.0 million valuation allowance. The deferred tax assets consisted primarily of expenses not currently deductible and loan loss reserves. Our TRS Consolidated Group's deferred tax assets were offset by $36.4 million in deferred tax liabilities, which consisted primarily of timing differences from investments in equity affiliates, intangibles and mortgage servicing rights.

        As of December 31, 2017 and 2016, the REIT (excluding the TRS Consolidated Group) had $3.3 million and $79.7 million, respectively, of federal net operating loss carryforwards and no capital loss carryforwards. A substantial portion of the net operating losses will expire between 2030 and 2033.

        The TRS Consolidated Group had federal and state net operating loss carryforwards of $0.5 million at both December 31, 2017 and 2016, which expire through 2031. In 2016, the TRS Consolidated Group utilized net operating losses of $11.3 million.

        We have assessed our tax positions for all open years, which includes 2014-2017, and have concluded that there were no material uncertainties to be recognized. We have not recognized any interest and penalties related to tax uncertainties for the years ended 2014 through 2017.

Note 20—Agreements and Transactions with Related Parties

        Management Agreement.    Prior to May 31, 2017, we, ARLP and Arbor Realty SR, Inc. had a management agreement with ACM, pursuant to which ACM provided us with a variety of professional and advisory services vital to our operations, including underwriting, accounting and treasury, compliance, marketing, information technology and human resources. Pursuant to the terms of the management agreement, we reimbursed ACM for its actual costs incurred in connection with managing our business through a base management fee, and, under certain circumstances, an annual incentive fee. In May 2017, we exercised our option to fully internalize our management team and terminate the existing management agreement. See Note 3—Acquisition of Our Former Manager's Agency Platform for details.

        The following table sets forth our base management fees and incentive fees incurred prior to the full internalization of our management team and termination of the existing management agreement (in thousands):

	Year Ended December 31,
Management Fees:	2017	2016	2015
Base	$6,673	$12,600	$10,900
Incentive	—	—	—

Total management fee	$6,673	$12,600	$10,900

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 20—Agreements and Transactions with Related Parties (Continued)

        We have entered into a shared services agreement with our Former Manager and certain of its affiliates where we will provide limited support services to our Former Manager and our Former Manager will reimburse us for the costs of performing such services. During 2017, we incurred $0.7 million of costs for services provided to our Former Manager which are included in due from related party on the consolidated balance sheet.

        Other Related Party Transactions.    Due from related party was $0.7 million at December 31, 2017, which consisted primarily of amounts due from our Former Manager for costs incurred in connection with the shared services agreement described above. Due from related party was $1.5 million at December 31, 2016 and consisted primarily of paydowns to be remitted and escrows held by our affiliated servicing operations related to real estate transactions.

        Due to related party was $6.0 million at December 31, 2016 and consisted primarily of base management fees due to our Manager that we remitted in the following quarter.

        Related party financing was $50.0 million at both December 31, 2017 and 2016 and represents a $50.0 million preferred equity interest financing agreement we entered into with ACM to finance a portion of the aggregate purchase price of the Acquisition. We incurred interest expense of $3.8 million and $1.8 million in 2017 and 2016, respectively, from this debt. In January 2018, this debt was paid off in full. See Note 12—Debt Obligations for details.

        In December 2017, we acquired a $32.8 million bridge loan which was originated by our Former Manager. The loan was used to purchase several multifamily properties by a consortium of investors, which consisted of certain of our officers, including our chief executive officer, who together own 90% of the borrowing entity. The loan has an interest rate of LIBOR plus 5.0% with a LIBOR floor of 1.13% and matures in June 2020. Interest income recorded from this loan totaled $0.1 million for 2017.

        In the fourth quarter of 2017, we originated two bridge loans totaling $28.0 million on two multifamily properties owned by a consortium of investors, consisting of certain of our officers, including our chief executive officer, who together own 45% in the borrowing entity. The loans have an interest rate of LIBOR plus 5.25% with LIBOR floors ranging from 1.24% to 1.54% and mature in the fourth quarter of 2020. Interest income recorded from these loans totaled $0.2 million for 2017.

        In July 2017, we originated a $36.0 million bridge loan on a multifamily property owned by a consortium of investors. The consortium of investors includes certain of our officers, including our chief executive officer, who own an interest of approximately 95% in the borrowing entity. The loan has an interest rate of LIBOR plus 4.5% with a LIBOR floor of 1% and matures in July 2020. Interest income recorded from this loan totaled $0.9 million for 2017.

        In May 2017, we originated a $46.9 million Fannie Mae loan on a multifamily property owned by a consortium of investors, including certain of our officers, who together own an interest of approximately 21.4% in the borrowing entity. We carry a maximum loss-sharing obligation with Fannie Mae on this loan of up to 5% of the original UPB. Servicing revenue recorded from this loan was less than $0.1 million for 2017.

        In March 2017, a consortium of investors, including our chief executive officer and our Former Manager, invested $2.0 million for a 26.1% ownership interest in two portfolios of multifamily properties which has two bridge loans totaling $14.8 million originated by us in 2016. The loans have an

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 20—Agreements and Transactions with Related Parties (Continued)

interest rate of LIBOR plus 5.25% with a LIBOR floor of 0.5% and mature in November 2018. One of the loans was repaid in full in the fourth quarter of 2017 and we received proceeds of $6.5 million. Interest income recorded from these loans totaled $1.0 million for 2017.

        In January 2017, we modified a $5.0 million preferred equity investment, increasing our balance to $15.0 million, with a commitment to fund an additional $5.0 million. This investment had a fixed interest rate of 11% and was scheduled to mature in January 2020, however, it was repaid in full in the fourth quarter of 2017. We also entered into an agreement with a consortium of investors consisting of certain of our officers, including our chief executive officer, which admitted them as a member to fund the remaining $5.0 million preferred equity investment, which was generally subordinate to our investment. Interest income recorded from our investment totaled $1.1 million for 2017.

        In January 2017, Ginkgo Investment Company LLC ("Ginkgo"), of which one of our directors is a 33% managing member, purchased a multifamily apartment complex which assumed an existing $8.3 million Fannie Mae loan that we service. Ginkgo subsequently sold the majority of its interest in this property and owned a 3.6% interest at December 31, 2017. We carry a maximum loss-sharing obligation with Fannie Mae on this loan of up to 20% of the original UPB. Upon the sale, we received a 1% loan assumption fee which was governed by existing loan agreements that were in place when the loan was originated in 2015, prior to such purchase. Servicing revenue recorded from this loan was $0.1 million for 2017.

        In September 2016, we originated $48.0 million of bridge loans on six multifamily properties owned by a consortium of investors consisting of certain of our officers, including our chief executive officer, who together own interests ranging from approximately 10.5% to 12.0% in the borrowing entities. The loans have an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and mature in September 2019. In August 2017, a $6.8 million loan on one of the properties paid off in full. Interest income recorded from these loans totaled $2.7 million and $0.7 million for 2017 and 2016, respectively.

        In January 2016, we originated a $12.7 million bridge loan and a $5.2 million preferred equity investment on two multifamily properties owned by a consortium of investors consisting of certain of our officers, including our chief executive officer, who together own an interest of approximately 50% in the borrowing entity. The loan has an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and matures in January 2019. The preferred equity investment has a fixed interest rate of 10% and a maturity date extended to May 2018. Interest income recorded from these loans totaled $1.3 million and $1.2 million for 2017 and 2016, respectively.

        In January 2016, we originated a $19.0 million bridge loan on a multifamily property owned by a consortium of investors consisting of certain of our officers, including our chief executive officer, who together own an interest of approximately 7.5% in the borrowing entity. The loan had an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and was scheduled to mature in January 2019. In January 2018, this loan paid off in full. Interest income recorded from this loan totaled $1.1 million and $1.0 million for 2017 and 2016, respectively.

        In November 2015, we originated a $7.1 million bridge loan on a multifamily property owned by a consortium of investors consisting of certain of our officers, including our chief executive officer, who together own an interest of approximately 7.5% in the borrowing entity. In August 2017, this loan paid off in full. The loan had an interest rate of LIBOR plus 4.5%, with a LIBOR floor of 0.25%. Interest

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 20—Agreements and Transactions with Related Parties (Continued)

income recorded from this loan totaled $0.3 million, $0.4 million and $0.1 million for 2017, 2016 and 2015, respectively.

        In October 2015, we originated two bridge loans totaling $16.7 million secured by multifamily properties acquired by a third party investor. The properties had been owned and were sold by a consortium of investors, consisting of certain of our officers, including our chief executive officer, certain other related parties and certain unaffiliated persons. The loans have an interest rate of LIBOR plus 5% with a LIBOR floor of 0.25% and were extended as of right to October 2018. Interest income recorded from these loans totaled $1.1 million, $1.0 million and $0.2 million for 2017, 2016 and 2015, respectively.

        In April 2015, we originated a $3.0 million mezzanine loan on a multifamily property that has a $47.0 million first mortgage initially originated by our Former Manager. The loan bore interest at a fixed rate of 12.5% and was scheduled to mature in April 2025. In January 2018, this loan paid off in full. Interest income recorded from this loan totaled $0.3 million, $0.4 million and $0.3 million for 2017, 2016 and 2015, respectively.

        In April 2015, we originated a $6.3 million bridge loan on a multifamily property owned by a consortium of investors consisting of certain of our officers, including our chief executive officer and our Former Manager, who together own an interest of approximately 90% in the borrowing entity. The loan had an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and was scheduled to mature in April 2018. The loan was repaid in full in 2016 and we received proceeds of $6.3 million. Interest income recorded from this loan totaled $0.4 million and $0.2 million for 2016 and 2015, respectively.

        In February 2015, we modified an $18.0 million preferred equity investment, increasing our balance to $23.0 million with a fixed interest rate of 10% and was scheduled to mature in February 2018. To accomplish the modification, we formed a joint venture with a consortium of investors consisting of certain of our officers, including our chief executive officer, and other related parties, to invest an additional $2.0 million preferred equity investment that is generally subordinate to ours. During 2016, the preferred equity investment was repaid in full and we received proceeds of $1.0 million. Interest income recorded from this loan was $1.0 million and $2.3 million for 2016 and 2015, respectively.

        In 2015, we invested $9.6 million for 50% of our Former Manager's indirect interest in a joint venture with a third party that was formed to invest in a residential mortgage banking business. As a result of this transaction, we had an initial indirect interest of 22.5% in this entity. Since the initial investment, we invested an additional $16.1 million through this joint venture in non-qualified residential mortgages purchased from the mortgage banking business's origination platform (which $0.6 million was funded in 2017) and we received cash distributions totaling $16.2 million (that were classified as returns of capital) as a result of the joint venture selling most of its mortgage assets (which $3.2 million was received in 2017). We recorded a loss from these investments of $7.2 million in 2017 and income of $10.0 million and $6.0 million during 2016 and 2015, respectively. In connection with a litigation settlement related to this investment, we provided a guaranty of up to 50% of any amounts payable in connection with the settlement. Our Former Manager has also provided us with a guaranty to pay up to 50% of any amounts we may pay under this guaranty. Our maximum exposure under this guaranty totals $3.1 million. We have not accrued this amount as we currently believe that we will not

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 20—Agreements and Transactions with Related Parties (Continued)

be required to make any payments under this guaranty. See Note 9—Investments in Equity Affiliates for details.

        In 2014, we invested $0.1 million for a 5% interest in a joint venture that owns two multifamily properties. The joint venture is comprised of a consortium of investors consisting of certain of our officers, including our chief executive officer, and other related parties, who together own an interest of 95%. In 2014, we originated two bridge loans totaling $5.0 million to the joint venture with an interest rate of 5.5% over LIBOR. During 2016, one of the loans was repaid in full and we received proceeds of $3.3 million. The maturity date of the remaining loan was extended to December 2017. During the fourth quarter of 2017, this loan was repaid in full and we received proceeds of $1.7 million. Interest income recorded from these loans totaled $0.1 million, $0.2 million and $0.3 million for 2017, 2016 and 2015, respectively.

        In 2014, we originated a $30.4 million bridge loan for an office property owned by a consortium of investors, including our chief executive officer and his affiliates, who together owned an interest of approximately 24% in the borrowing entity. The loan matured in August 2017 and was refinanced with a $43.2 million bridge loan that has an interest rate of 4% over LIBOR with a LIBOR floor of 1.23% and an August 2020 maturity date. We also originated a $4.6 million mezzanine loan in 2016 to this entity that had a fixed interest rate of 12%, which was repaid in full at maturity in August 2017. In the fourth quarter of 2017, the consortium of investors sold their ownership interest in the borrowing entity. Interest income recorded from these loans totaled $3.1 million, $3.5 million and $2.8 million for 2017, 2016 and 2015, respectively.

        In 2014, our Former Manager purchased a property subject to two loans originated by us, a first mortgage of $14.6 million and a second mortgage of $5.1 million, both with maturity dates of April 2016 and an interest rate of 4.8% over LIBOR. In 2016, the $5.1 million second mortgage was repaid in full by our Former Manager and the $14.6 million first mortgage was extended to March 2018. Interest income recorded from these loans totaled $0.9 million, $0.9 million and $1.1 million for 2017, 2016 and 2015, respectively.

        In 2011, we restructured a preferred equity investment in the Lexford Portfolio ("Lexford"), which is a portfolio of multifamily assets. In connection with this restructuring, we, along with an executive officer of ours and a consortium of independent outside investors, made an additional preferred and direct equity investment. Both of our preferred equity investments and our direct equity investment were repaid in full in 2015. As a result of the direct equity investment, we received distributions totaling $2.5 million, $2.8 million and $5.5 million during 2017, 2016 and 2015, respectively, which were recorded in (loss) income from equity affiliates. In addition, under the terms of the restructuring, Lexford's first mortgage lender required a change of property manager for the underlying assets. The new management company is owned primarily by a consortium of affiliated investors including our chief executive officer and an executive officer of ours, and has a contract with the new entity for 7.5 years and is entitled to 4.75% of gross revenues of the underlying properties, along with the potential to share in the proceeds of a sale or refinancing of the debt should the management company remain engaged by the new entity at the time of such capital event. We have provided limited ("bad boy") guarantees for certain debt controlled by Lexford. The bad boy guarantees may become a liability for us upon standard "bad" acts such as fraud or a material misrepresentation by Lexford or us. At

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 20—Agreements and Transactions with Related Parties (Continued)

December 31, 2017, this debt had an aggregate outstanding balance of $844.7 million and is scheduled to mature between 2018 and 2025.

        Interest income recorded from loans originated in 2013 or prior years with our affiliates totaled $0.3 million for 2015. There was no interest income recorded in 2017 and 2016 from these transactions.

        Several of our executives, including our chief financial officer, general counsel and our chairman, chief executive officer and president, hold similar positions for our Former Manager. Our chief executive officer and his affiliated entities ("the Kaufman Entities") together beneficially own approximately 70% of the outstanding membership interests of our Former Manager and certain of our employees and directors also hold an ownership interest in our Former Manager. Furthermore, one of our directors serves as the trustee and co-trustee of two of the Kaufman Entities that hold membership interests in our Former Manager. Upon the closing of the Acquisition in 2016, our Former Manager was issued 21,230,769 OP Units, each paired with one share of our Special Voting Preferred Shares. In December 2017, our Former Manager distributed 5,780,348 OP units to its members, which includes the Kaufman Entities and certain of our officers and employees. At December 31, 2017, our Former Manager holds 5,349,053 shares of our common stock and 15,450,421 OP Units, which represents approximately 25% of the voting power of our outstanding stock. Our Board of Directors approved a resolution under our charter allowing our chief executive officer and our Former Manager, (which our chief executive officer has a controlling equity interest in), to own more than the 5% ownership interest limit of our common stock as stated in our amended charter.

Note 21—Employee Benefits

        We assumed a 401(k) defined contribution plan (the "401(k) Plan") and a non-qualified deferred compensation plan (the "Deferred Comp Plan") in connection with the Acquisition.

        The 401(k) Plan is available to all employees who have completed six months of continuous service. The 401(k) Plan matches 25% of the first 6% of each employee's contribution. We have the option to increase the employer match based on our operating results. In 2017 and 2016, we recorded $0.6 million and $0.3 million, respectively, of expenses associated with the 401(k) Plan, which is included in employee compensation and benefits in our consolidated statements of income.

        The Deferred Comp Plan is offered to certain full-time employees and is subject to the rules of section 409(a) of the Internal Revenue Code. Under the Deferred Comp Plan, which can be modified or discontinued at any time, participating employees may defer a portion of their compensation and we are contractually obligated to match the contribution, as specified in the Deferred Comp Plan, and fund such amounts upon vesting and an election by participants to redeem their interests. All employee deferrals vest immediately and matching contributions vest over a nine year period beginning after year five. For 2017 and 2016, there were $2.4 million and $0.7 million, respectively, of employee deferrals. As of December 31, 2017 and 2016, we had recorded liabilities totaling $5.9 million and $3.5 million, respectively, and assets of $4.5 million and $2.8 million, respectively, related to the Deferred Comp Plan, which is included in other liabilities and other assets, respectively, in our consolidated balance sheets.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 22—Segment Information

        As a result of the Acquisition, we evaluate our results from operations from two business segments—our Structured Business and our Agency Business. See Note 1—Description of Business for a description of each segment.

        The summarized statements of income and balance sheet data, as well as certain other data, by segment are included in the following tables ($ in thousands). Specifically identifiable costs are recorded directly to each business segment. For items not specifically identifiable, costs have been allocated between the business segments using the most meaningful allocation methodologies, which was predominately direct labor costs (i.e., time spent working on each business segment). Such costs include, but are not limited to, compensation and employee related costs, selling and administrative expenses, management fees (through May 31, 2017—effective date of the full internalization of our management team and termination of the existing management agreement with our Former Manager) and stock-based compensation.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 22—Segment Information (Continued)

        The comparable summarized statements of income for 2015 is not provided since we operated as a single business segment in that period.

	Year Ended December 31, 2017
	Structured Business	Agency Business	Other / Eliminations(1)	Consolidated
Interest income	$136,526	$19,651	$—	$156,177
Interest expense	74,136	12,089	3,847	90,072

Net interest income	62,390	7,562	(3,847)	66,105

Other revenue:
Gain on sales, including fee-based services, net	—	72,799	—	72,799
Mortgage servicing rights	—	76,820	—	76,820
Servicing revenue	—	76,412	—	76,412
Amortization of MSRs	—	(47,202)	—	(47,202)
Property operating income	10,973	—	—	10,973
Other income, net	2,083	(1,398)	—	685

Total other revenue	13,056	177,431	—	190,487

Other expenses:
Employee compensation and benefits	19,555	72,571	—	92,126
Selling and administrative	11,765	18,973	—	30,738
Property operating expenses	10,482	—	—	10,482
Depreciation and amortization	1,784	5,601	—	7,385
Impairment loss on real estate owned	3,200	—	—	3,200
Provision for loss sharing (net of recoveries)	—	(259)	—	(259)
Provision for loan losses (net of recoveries)	(456)	—	—	(456)
Management fee—related party	3,259	3,414	—	6,673

Total other expenses	49,589	100,300	—	149,889

Income before gain on extinguishment of debt, loss from equity affiliates and provision for income taxes	25,857	84,693	(3,847)	106,703
Gain on extinguishment of debt	7,116	—	—	7,116
Loss from equity affiliates	(2,951)	—	—	(2,951)
Provision for income taxes	(957)	(12,402)	—	(13,359)

Net income	29,065	72,291	(3,847)	97,509

Preferred stock dividends	7,554	—	—	7,554
Net income attributable to noncontrolling interest	—	—	24,120	24,120

Net income attributable to common stockholders	$21,511	$72,291	$(27,967)	$65,835

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 22—Segment Information (Continued)

        The Agency Business information for 2016 in the following table includes only the operating results of the Acquisition from July 14, 2016 (Acquisition closing date) to December 31, 2016.

	Year Ended December 31, 2016
	Structured Business	Agency Business	Other / Eliminations(1)	Consolidated
Interest income	$109,622	$6,551	$—	$116,173
Other interest income, net	2,539	—	—	2,539
Interest expense	57,943	3,887	1,793	63,623

Net interest income	54,218	2,664	(1,793)	55,089

Other revenue:
Gain on sales, including fee-based services, net	—	24,594	—	24,594
Mortgage servicing rights	—	44,941	—	44,941
Servicing revenue	—	30,759	—	30,759
Amortization of MSRs	—	(21,705)	—	(21,705)
Property operating income	14,881	—	—	14,881
Other income, net	542	499	—	1,041

Total other revenue	15,423	79,088	—	94,511

Other expenses:
Employee compensation and benefits	14,884	23,763	—	38,647
Selling and administrative	9,714	7,873	—	17,587
Acquisition costs	—	—	10,262	10,262
Property operating expenses	13,501	—	—	13,501
Depreciation and amortization	2,454	2,568	—	5,022
Impairment loss on real estate owned	11,200	—	—	11,200
Provision for loss sharing	—	2,235	—	2,235
Provision for loan losses (net of recoveries)	(134)	—	—	(134)
Management fee—related party	9,044	3,556	—	12,600

Total other expenses	60,663	39,995	10,262	110,920

Income before gain on sale of real estate, income from equity affiliates and provision for income taxes	8,978	41,757	(12,055)	38,680
Gain on sale of real estate	11,631	—	—	11,631
Income from equity affiliates	12,995	—	—	12,995
Provision for income taxes	—	(825)	—	(825)

Net income	33,604	40,932	(12,055)	62,481

Preferred stock dividends	7,554	—	—	7,554
Net income attributable to noncontrolling interest	—	—	12,131	12,131

Net income attributable to common stockholders	$26,050	$40,932	$(24,186)	$42,796

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 22—Segment Information (Continued)

	December 31, 2017
	Structured Business	Agency Business	Other / Eliminations	Consolidated
Assets:
Cash and cash equivalents	$37,056	$67,318	$—	$104,374
Restricted cash	139,398	—	—	139,398
Loans and investments, net	2,579,127	—	—	2,579,127
Loans held-for-sale, net	—	297,443	—	297,443
Capitalized mortgage servicing rights, net	—	252,608	—	252,608
Securities held-to-maturity, net	—	27,837	—	27,837
Investments in equity affiliates	23,653	—	—	23,653
Goodwill and other intangible assets	12,500	109,266	—	121,766
Other assets	66,227	13,512	—	79,739

Total assets	$2,857,961	$767,984	$—	$3,625,945

Liabilities:
Debt obligations	$2,189,700	$291,536	$50,000	$2,531,236
Allowance for loss-sharing obligations	—	30,511	—	30,511
Other liabilities	155,814	42,819	1,009	199,642

Total liabilities	$2,345,514	$364,866	$51,009	$2,761,389

	December 31, 2016
	Structured Business	Agency Business	Other / Eliminations	Consolidated
Assets:
Cash and cash equivalents	$103,156	$35,489	$—	$138,645
Restricted cash	16,230	13,085	—	29,315
Loans and investments, net	1,695,732	—	—	1,695,732
Loans held-for-sale, net	—	673,367	—	673,367
Capitalized mortgage servicing rights, net	—	227,743	—	227,743
Investments in equity affiliates	33,949	—	—	33,949
Goodwill and other intangible assets	—	97,490	—	97,490
Other assets	63,351	11,194	—	74,545

Total assets	$1,912,418	$1,058,368	$—	$2,970,786

Liabilities:
Debt obligations	$1,307,974	$660,144	$50,000	$2,018,118
Allowance for loss-sharing obligations	—	32,408	—	32,408
Other liabilities	133,788	38,216	1,218	173,222

Total liabilities	$1,441,762	$730,768	$51,218	$2,223,748

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 22—Segment Information (Continued)

	Year Ended December 31,
	2017	2016	2015
Origination Data:
Structured Business
New loan originations	$1,842,974	$847,683	$828,218
Loan payoffs / paydowns	924,120	553,409	828,670
Agency Business
Origination Volumes by Investor:
Fannie Mae	$2,929,481	$1,668,581
Freddie Mac	1,322,498	456,422
FHA	189,087	24,630
CMBS/Conduit	21,370	—

Total	$4,462,436	$2,149,633

Total loan commitment volume	$4,344,328	$2,129,720

Loan Sales Data:
Agency Business
Fannie Mae	$3,223,953	$1,130,392
Freddie Mac	1,399,029	332,319
FHA	170,554	29,673
CMBS/Conduit	21,370	—

Total	$4,814,906	$1,492,384 (1)

Sales margin (fee-based services as a % of loan sales)	1.51%	1.65%

MSR rate (MSR income as a % of loan commitments)	1.77%	2.11%

(1)
Loan sales were $1.91 billion for 2016, including loans that were acquired as part of the Acquisition.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 22—Segment Information (Continued)

	December 31, 2017
Key Servicing Metrics for Agency Business:	UPB of Servicing Portfolio	Wtd. Avg. Servicing Fee Rate (basis points)	Wtd. Avg. Life of Servicing Portfolio (in years)
Fannie Mae	$12,502,699	53.6	6.9
Freddie Mac	3,166,134	29.5	10.5
FHA	537,482	16.5	19.6

Total	$16,206,315	47.7	8.1

	December 31, 2016
Fannie Mae	$11,181,152	53.4	6.6
Freddie Mac	1,953,245	22.3	10.5
FHA	420,689	14.4	19.2

Total	$13,555,086	47.8	7.6

Note 23—Selected Quarterly Financial Data—Unaudited

        The following tables represent summarized quarterly financial data for 2017 and 2016 ($ in thousands, except per share data):

	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net interest income	$19,671	$18,290	$14,057	$14,088
Total other revenue	51,431	47,989	44,735	46,332
Total other expenses	37,999	36,596	37,043	38,254

Income before gain on extinguishment of debt, (loss) income from equity affiliates and benefit from (provision for) income taxes	33,103	29,683	21,749	22,166
Gain on extinguishment of debt	—	—	—	7,116
(Loss) income from equity affiliates	(4,706)	995	(3)	763
Benefit from (provision for) income taxes	2,885	(6,708)	(3,435)	(6,101)

Net income	31,282	23,970	18,311	23,944
Preferred stock dividends	1,888	1,888	1,888	1,888
Net income attributable to noncontrolling interest	7,524	5,661	4,494	6,442

Net income attributable to common stockholders	$21,870	$16,421	$11,929	$15,614

Basic earnings per common share(1)	$0.35	$0.27	$0.21	$0.30

Diluted earnings per common share(1)	$0.35	$0.26	$0.21	$0.30

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2017

Note 23—Selected Quarterly Financial Data—Unaudited (Continued)

	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net interest income	$12,084	$12,670	$17,265	$13,070
Total other revenue	49,581	34,868	4,641	5,421
Total other expenses	32,036	35,742	25,170	17,973

Income (loss) before gain on sale of real estate, income from equity affiliates and provision for income taxes	29,629	11,796	(3,264)	518
Gain on sale of real estate	—	—	11,023	608
Income from equity affiliates	1,801	4,929	4,367	1,897
Provision for income taxes	(525)	(300)	—	—

Net income	30,905	16,425	12,126	3,023
Preferred stock dividends	1,888	1,888	1,888	1,888
Net income attributable to noncontrolling interest	8,482	3,649	—	—

Net income attributable to common stockholders	$20,535	$10,888	$10,238	$1,135

Basic earnings per common share(1)	$0.40	$0.21	$0.20	$0.02

Diluted earnings per common share(1)	$0.40	$0.21	$0.20	$0.02

(1)
The sum of the quarterly amounts may not equal amounts reported for year-to-date periods, due to the effects of rounding for each period.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

SCHEDULE IV—LOANS AND OTHER LENDING INVESTMENTS

DECEMBER 31, 2017

($ in thousands)

Type	Location	Periodic Payment Terms(1)	Maturity Date(2)	Interest Pay Rate Index(3)	Prior Liens	Face Amount(4)	Carrying Amount(5)	Carrying Amount Subject to Delinquent Interest
Bridge Loans:
Bridge loans in excess of 3% of carrying amount of total loans:
Multifamily	TX	IO	2020	LIBOR + 3.60% Floor 1.36%	$—	$151,500	$151,680	$—
Bridge loans less than 3% of carrying amount of total loans (6):
Multifamily	Various	IO / PI	2018 - 2022	LIBOR + 3.00% - 12.975% Floor 0.17% - 1.57% Fixed 3.00% - 12.00%	—	1,620,123	1,613,790	—
Self Storage	Various	IO	2018 - 2022	LIBOR + 3.90% - 6.00% Floor 0.25% - 1.53%	—	301,830	299,803	—
Land	CA	IO	2018	LIBOR + 4.00% Floor 0.15% Fixed 0.00% - 11.64%	—	117,494	63,612	—
Office	Various	IO / PI	2018 - 2020	LIBOR + 3.10% - 6.25% Floor 0.50% - 1.23%	—	106,943	104,747	—
Healthcare	Various	IO	2018 - 2020	LIBOR + 5.50% - 6.75% Floor 1.12% - 1.49%	—	55,615	55,205	—
Hotel	NY	IO	2019	LIBOR + 5.30% - 8.28% Floor 0.45%	—	36,000	35,827	—
Retail	CT	IO	2020	LIBOR + 8.95% Floor 1.00%	—	32,600	32,402	—

					—	2,270,605	2,205,386	—

Total Bridge Loans					—	2,422,105	2,357,066	—

Preferred Equity Loans:
Preferred equity loans less than 3% of carrying amount of total loans (6):
Multifamily	Various	IO / PI	2018 - 2029	Fixed 6.00% - 14.00%	515,195	105,532	105,135	—
Hotel	IL	IO	2019	LIBOR + 2.79%	46,500	34,750	29,050	—
Commercial	NY	IO	2018	Fixed 6.00%	29,792	1,700	—	—
Office	SC	IO	2024	Fixed 15.00%	10,123	910	897	—

Total Preferred Equity Loans					601,610	142,892	135,082	—

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

SCHEDULE IV—LOANS AND OTHER LENDING INVESTMENTS (Continued)

DECEMBER 31, 2017

($ in thousands)

Type	Location	Periodic Payment Terms(1)	Maturity Date(2)	Interest Pay Rate Index(3)	Prior Liens	Face Amount(4)	Carrying Amount(5)	Carrying Amount Subject to Delinquent Interest
Mezzanine Loans:
Mezzanine loans less than 3% of carrying amount of total loans (6):
Multifamily	Various	IO / PI	2018 - 2025	Fixed 10.50% - 12.50%	45,243	48,374	48,061	—
Hotel	NY	IO	2020	LIBOR + 13.00% Floor 1.23%	59,821	19,975	19,770	—
Land	Various	IO	2018 - 2019	Fixed 0.00% - 12.00%	—	15,333	15,290
Retail	FL	PI	2024	Fixed 12.00%	31,750	3,859	3,858	—

Total Mezzanine Loans					136,814	87,541	86,979	—

Total Loans					$738,424	$2,652,538	$2,579,127	$—

(1)
IO = Interest Only, PI = Principal and Interest.

(2)
Maturity date does not include possible extensions.

(3)
References to LIBOR are to one-month LIBOR unless specifically stated otherwise.

(4)
During 2017, $426.2 million of loans were extended.

(5)
The federal income tax basis is approximately $2.65 billion.

(6)
Individual loans each have a carrying value less than 3% of total loans.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

SCHEDULE IV—LOANS AND OTHER LENDING INVESTMENTS (Continued)

DECEMBER 31, 2017

        The following table reconciles our loans and investments carrying amounts for the periods indicated (in thousands):

	Year Ended December 31,
	2017	2016	2015
Balance at beginning of year	$1,695,732	$1,450,334	$1,459,476
Additions during period:
New loan originations	1,842,974	847,683	944,251
Loan charge-offs	20,473	2,959	32,000
Funding of unfunded loan commitments(1)	51,689	7,851	6,929
Accretion of unearned revenue	6,519	4,297	5,556
Charge-off on loan converted to real estate owned	—	—	2,500
Recoveries of reserves	2,456	193	2,042
Deductions during period:
Loan payoffs and paydowns	(929,796)	(556,893)	(946,078)
Unfunded loan commitments(1)	(77,233)	(50,691)	(4,225)
Use of loan charge-offs	(20,473)	(2,959)	(32,000)
Loan converted to real estate owned	—	—	(8,400)
Provision for loan losses	(2,000)	(59)	(6,509)
Unearned revenue and costs	(11,214)	(6,983)	(3,908)
Satisfaction of participation loan	—	—	(1,300)

Balance at end of year	$2,579,127	$1,695,732	$1,450,334

(1)
In accordance with certain loans and investments, we have outstanding unfunded commitments that we are obligated to fund as the borrowers meet certain requirements. Specific requirements include, but are not limited to, property renovations, building construction and conversions based on criteria met by the borrower in accordance with the loan agreements.